Exhibit 2.2

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
In re XO COMMUNICATIONS, INC., Debtor.	) ) ) ) ) )	Chapter 11 Case No. 02-12947 (AJG)

PLAN SUPPLEMENT FOR XO
COMMUNICATIONS, INC.’S THIRD
AMENDED PLAN OF REORGANIZATION,
DATED JULY 22, 2002 (THE “PLAN”), AS IT
RELATES TO THE STAND-ALONE PLAN AS
THAT TERM IS DEFINED IN THE PLAN

	ATTORNEYS FOR	WILLKIE FARR & GALLAGHER
	XO Communications, Inc.	787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000
Dated:	New York, New York
October 23, 2002

INDEX

I.	AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

II.	RIGHTS CERTIFICATES

(A)	Transferable

(B)	Non-Transferable

III.	WARRANT AGREEMENT

IV.	AMENDED AND RESTATED BYLAWS

V.	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

VI.	SUMMARY OF RETENTION BONUS PLAN

VII.	RETENTION BONUS PLAN

VIII.	SUMMARY OF MANAGEMENT INCENTIVE PROGRAM

IX.	MANAGEMENT INCENTIVE PROGRAM

X.	SCHEDULE 8.1

I. AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

[THIS PRELIMINARY DRAFT IS FOR DISCUSSION PURPOSES ONLY AND SHALL
NOT BE DEEMED TO CONSTITUTE A LEGALLY BINDING OFFER OR
AGREEMENT. LEGAL OBLIGATIONS WILL ARISE ONLY UPON, AMONG OTHER
THINGS, EXECUTION AND DELIVERY OF THE DEFINITIVE DOCUMENTATION
AND AFTER ALL CREDIT AND OTHER APPROVALS ARE OBTAINED BY THE
LENDERS AND THE ADMINISTRATIVE AGENT.]

AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

dated as of                   , 2002

among

XO COMMUNICATIONS, INC.,

CERTAIN SUBSIDIARIES OF
XO COMMUNICATIONS, INC.,

as Guarantors,

VARIOUS LENDERS,

and

MIZUHO CORPORATE BANK, LTD.,
as Administrative Agent,

$500,000,000 SENIOR SECURED TERM LOAN

i

4.15	No Defaults	55
4.16	Material Contracts	55
4.17	Governmental Regulation	55
4.18	Margin Stock	55
4.19	Employee Matters	55
4.20	Employee Benefit Plans	56
4.21	Certain Fees	56
4.22	Intentionally omitted	56
4.23	Compliance with Statutes, etc	56
4.24	Restructuring Transaction Documents	57
4.25	Disclosure	57
SECTION 5. AFFIRMATIVE COVENANTS		58
5.1	Financial Statements and Other Reports	58
5.2	Existence	62
5.3	Payment of Taxes and Claims	62
5.4	Maintenance of Properties	63
5.5	Insurance	63
5.6	Inspections; Lenders Meetings	63
5.7	Compliance with Laws	63
5.8	Environmental	64
5.9	Subsidiaries	65
5.10	Additional Material Real Estate Assets	66
5.11	Further Assurances	66
5.12	Maintenance of Corporate Separateness	66
5.13	Interest Rate Protection	66
SECTION 6. NEGATIVE COVENANTS		67
6.1	Indebtedness	67
6.2	Liens	69
6.3	Equitable Lien	71
6.4	Restricted Payments; Restrictions on Subsidiary Distributions	71
6.5	Investments	72
6.6	Financial Covenants	73
6.7	Fundamental Changes; Disposition of Assets; Acquisitions	75
6.8	Disposal of Subsidiary Interests	76
6.9	Sales and Lease-Backs	76
6.10	Conduct of Business; Holding Company Status	76
6.11	Amendments or Waivers of Indebtedness or Restructuring Transaction Documents	77
6.12	Fiscal Year	77
6.13	Significant Subsidiaries	77
6.14	Accounts	77
SECTION 7.GUARANTY		78
7.1	Guaranty of the Obligations	78
7.2	Contribution by Guarantors	78
7.3	Payment by Guarantors	79
7.4	Liability of Guarantors Absolute	79

7.5	Waivers by Guarantors	81
7.6	Guarantors’ Rights of Subrogation, Contribution, etc	82
7.7	Subordination of Other Obligations	82
7.8	Continuing Guaranty	83
7.9	Authority of Guarantors or Company	83
7.10	Financial Condition of Company	83
7.11	Bankruptcy, etc	83
7.12	Notice of Events	84
7.13	Discharge of Guaranty Upon Sale of Guarantor	84
SECTION 8. EVENTS OF DEFAULT		84
8.1	Events of Default	84
SECTION 9. AGENTS		87
9.1	Appointment of Agent	87
9.2	Powers and Duties	87
9.3	General Immunity	87
9.4	Agent Entitled to Act as Lender	88
9.5	Lenders’ Representations, Warranties and Acknowledgment	89
9.6	Right to Indemnity	89
9.7	Successor Administrative Agent	90
9.8	Collateral Documents and Guaranty	90
SECTION 10. MISCELLANEOUS		91
10.1	Notices	91
10.2	Expenses	92
10.3	Indemnity	93
10.4	Set-Off	93
10.5	Amendments and Waivers	93
10.6	Successors and Assigns; Participations	95
10.7	Independence of Covenants	98
10.8	Survival of Representations, Warranties and Agreements	98
10.9	No Waiver; Remedies Cumulative	98
10.10	Marshalling; Payments Set Aside	98
10.11	Severability	99
10.12	Obligations Several; Independent Nature of Lenders’ Rights	99
10.13	Headings	99
10.14	APPLICABLE LAW	99
10.15	CONSENT TO JURISDICTION	99
10.16	WAIVER OF JURY TRIAL	100
10.17	Confidentiality	100
10.18	Usury Savings Clause	101
10.19	Counterparts; Effectiveness	101
10.20	Limitation of Liability	102

APPENDICES:
A	Pro Rata Share of Term Loans
B	Notice Addresses

SCHEDULES:
1.1	Certain Subsidiaries
3.1(l)	Employment Agreements
3.1(m)	Intercompany Indebtedness
4.1	Organization, Etc.
4.2	Capital Stock
4.12	Real Estate Assets
4.16	Material Contracts
6.1(o)	Certain Indebtedness
6.2	Certain Liens
6.5(h)	Certain Investments

EXHIBITS:
A	Conversion/Continuation Notice
B	Term Loan Note
C	Compliance Certificate
D	Opinions of Counsel
E	Assignment Agreement
F	Certificate re Non-Bank Status
G	Closing Date Certificate
H	Counterpart Agreement
I	Pledge and Security Agreement
J	Landlord Waiver and Consent Agreement
K	Intercreditor Agreement

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

     This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of                      , 2002 is entered into by and among XO COMMUNICATIONS, INC., a Delaware corporation (“Company”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS:

     WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

     WHEREAS, pursuant to the terms and conditions of the Existing Credit Agreement (as defined herein), the Company borrowed loans in an aggregate principal amount outstanding as of the date hereof equal to $1,000,000,000;

     WHEREAS, on June 17, 2002 (the “Filing Date”), Company filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (such case commenced thereby, the “Chapter 11 Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

     WHEREAS, pursuant to the terms of the Final Order (as defined herein), holders of Senior Secured Lender Claims (as defined herein) shall (a) receive their pro rata share of (i) New XO Common Stock, (ii) Transferable Rights and (b) hold the Term Loans (as defined herein), on account of their Senior Secured Lender Claims, and the Loans (as defined under the Existing Credit Agreement), up to the amount of the Term Loans (as defined herein), shall after the Closing Date (as defined herein) constitute the Term Loans (as defined herein);

     WHEREAS, pursuant to this Agreement and the Final Order, Company agrees that all of its obligations hereunder shall continue to be secured by any and all Collateral that secures the obligations under the Existing Credit Agreement, and, in addition thereto, that the Company shall further secure all of its obligations hereunder by granting to Administrative Agent, for the benefit of Lenders, (i) a First Priority Lien on all the Capital Stock owned by the Company in each of its first tier (i.e., direct) Domestic Subsidiaries, (ii) a First Priority Lien on 65% of all of the Capital Stock owned by the Company in each of its first tier Foreign Subsidiaries, and (iii) a First Priority Lien on all of its personal property and Material Real Estate Assets;

     WHEREAS, pursuant to the terms and conditions of the Existing Credit Agreement (as defined herein), certain Guarantors (as defined hereunder) agreed, as Guarantors (as defined in the Existing Credit Agreement) to guarantee the obligations of the Company thereunder;

     WHEREAS, pursuant to the terms hereof, on the Closing Date, Company shall terminate, forgive, writedown, or cancel certain Indebtedness due to it from any of its Subsidiaries (including, without limitation, all Guarantors (as defined in the Existing Credit Agreement and as defined in herein) in the manner provided herein and certain of the Company’s Subsidiaries shall terminate, forgive, writedown, or cancel certain Indebtedness due to such Subsidiaries from certain of the Company’s other Subsidiaries (including, without limitation, all Guarantors (as defined in the Existing Credit Agreement and as defined in herein)) in the manner provided herein;

     WHEREAS, pursuant to this Agreement and the Final Order, Guarantors agree (a) (i) because the Loans (as defined under the Existing Credit Agreement), up to the amount of the Term Loans (as defined herein), shall after the Closing Date (as defined herein) constitute the Term Loans (as defined herein), therefore the guarantee of those Guarantors party to the Existing Credit Agreement continues in all respects with respect to the Term Loans (as defined hereunder), such that the guarantee of those Guarantors (as defined in the Existing Credit Agreement) of the obligations of the Company under the Existing Credit Agreement shall, after the Closing Date, be converted to a guarantee of the obligations of the Company hereunder, and in addition, pursuant to this Agreement and the Final Order; and (ii) in addition thereto (and without regard to whether such Guarantor is a Guarantor under the Existing Credit Agreement), to guarantee the obligations of Company hereunder and (b) (i) all of such Guarantors’ obligations hereunder shall continue to be secured by any and all Collateral that secures their obligations under the Existing Credit Agreement, and (ii) in addition thereto, to further secure Company’s and all of the Guarantors’ respective obligations in respect thereof by granting to Administrative Agent, for the benefit of Lenders, (i) a First Priority Lien on all of the Capital Stock of each of their respective first tier Domestic Subsidiaries, (ii) a First Priority Lien on 65% of all the Capital Stock of each of their respective first tier Foreign Subsidiaries, and (iii) a First Priority Lien on all of their respective real property and personal property, in each case to secure such obligations; and

     WHEREAS, pursuant to the Final Order and this Agreement, this Agreement shall supersede, amend and restate in its entirety the Existing Credit Agreement on the terms and pursuant to the conditions hereof;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Guarantors, Lenders and Agents agree that the Existing Credit Agreement shall be superseded hereby and amended and restated as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

        1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

        “Accrued Principal” means the accrued interest payable on the Term Loans on or prior to the Cash Pay Conversion Date which shall be added to the outstanding principal amount of the Term Loans in accordance with Section 2.6 and on the Cash Pay Conversion Date.

        “Acquired Debt” means Indebtedness existing on any property or assets prior to the acquisition thereof by Company or any of its Subsidiaries or Indebtedness of any Person that merges with or into or consolidates with Company or any such Subsidiary or becomes a Subsidiary of Company after the date hereof existing prior to such merger or consolidation or the time such Person becomes a Subsidiary of Company; provided that such Indebtedness is not incurred in contemplation of or in connection with such acquisition, merger or consolidation or with such Person becoming a Subsidiary, as the case may be. For the avoidance of doubt, Acquired Debt includes Indebtedness issuable upon the exchange of Acquired Preferred Stock or other Acquired Debt in accordance with the terms thereof.

        “Acquired Investment” means an Investment owned by a Person prior to the time such Person merges with or into or consolidates with Company or any of its Subsidiaries or becomes a Subsidiary of Company after the date hereof; provided that such Investment is not acquired in contemplation of or in connection with such merger or consolidation or with such Person becoming a Subsidiary, as the case may be.

        “Acquired Preferred Stock” means preferred stock of any Person that merges with or into or consolidates with Company or any of its Subsidiaries or becomes a Subsidiary of Company after the date hereof existing prior to such merger or consolidation or the time such Person becomes a Subsidiary; provided that such preferred stock is not issued in contemplation of or in connection with such merger or consolidation or with such Person becoming a Subsidiary, as the case may be.

        “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Citibank, N.A. (or such other Person (whether or not a Lender) designated by the Company that is reasonably acceptable to Requisite Lenders) for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Rate Loan of Citibank, N.A. (or such other Person designated as provided above), for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

        “Administrative Agent” as defined in the preamble hereto.

        “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries, other than, through the date hereof, the Chapter 11 Case.

        “Affected Lender” as defined in Section 2.16(b).

        “Affected Loans” as defined in Section 2.16(b).

        “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, provided, however, no Person shall be considered an Affiliate of the Company or its Subsidiaries if neither the Company nor one of its Subsidiaries owns any equity interest in such Person.

        “Agent” means [Mizuho Corporate Bank, Ltd.], as Administrative Agent.

        “Aggregate Amounts Due” as defined in Section 2.15.

        “Aggregate Payments” as defined in Section 7.2.

        “Agreement” means this Amended and Restated Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time.

        “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term

Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

        “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with (a “transfer”) any Person (other than Company or any Guarantor), in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, (i) any transfer or issuance of the Capital Stock of any of Company’s Subsidiaries, (ii) any sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition or exchange of property with respect to dark fiber, (iii) the entering into of any “Irrevocable Right of Use” agreement, capacity agreement, leases and similar agreements conveying to other Persons the right to use dark fiber owned by the Company or any of its Subsidiaries or (iv) any sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition or exchange of property with respect to all or substantially all of the network capacity in a Geographic Market, other than, in any of the situations described in clauses (i) through (iv) above, (1) the swap or exchange of any asset or property in the ordinary course of business within two hundred seventy (270) days for an asset or property of at least equal fair market value to be used in the Telecommunications Business, and (2) transfers of (a) inventory (including network capacity held for transfer) in the ordinary course of business, (b) obsolete, worn out or surplus property; (c) assets or property for aggregate consideration (net of reserves for any indemnities) of less than $5,000,000 with respect to any transaction or series of related transactions and less than $25,000,000 in the aggregate during any Fiscal Year; (d) Restricted Junior Payments to the extent otherwise permitted hereunder, and (e) Cash Equivalents.

        “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

        “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer or general counsel.

        “Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

        “Bankruptcy Court” as defined in the recitals hereto.

        “Base Rate” means, for any day, a rate per annum (rounded to the nearest 1/100 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the

Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        “Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

        “Beneficiary” means each Agent, Lender and Lender Counterparty.

        “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        “Capital Expenditures” means all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries, and including those Telecommunications Assets designated as Capital Expenditures as specified in clause (viii) of the definition of Permitted Acquisitions).

        “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person[, other than those transactions related to fiber swaps].

        “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated including, without limitation, phantom stock or stock appreciation rights) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

        “Cash” means money, currency or a credit balance in any demand or Deposit Account.

        “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) any securities, indebtedness, instruments or other investments approved by, or designated under or made pursuant to an investment policy established from time to time by, the Board of Directors of the Company.

        “Cash Pay Conversion Date” means: (i) the earliest to occur of (a) the day on which Company delivers a Cash Pay Notice to Administrative Agent and (b) the last day of the first Fiscal Quarter after the Closing Date in which the Interest Coverage Ratio as of the last day of such Fiscal Quarter exceeds 4.00:1.00, or (ii) if requested by the Company, such later date or dates as may be specified from time to time by the Requisite Lenders, in which event, anything in the Credit Documents notwithstanding, the “Cash Pay Conversion Date” shall be deemed to be the date so specified without the further consent or approval of any other Person.

        “Cash Pay Notice” means a notice delivered by Company to Administrative Agent pursuant to which Company makes a permanent election to pay cash interest on the Term Loans from the day after the date such notice is given to Administrative Agent through repayment (whether by acceleration or otherwise) thereof.

        “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

        “Change of Control” means, at any time, any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) under the Exchange Act, or any successor provision thereto (other than a Permitted Holder or Affiliates of a Permitted Holder or an underwriter engaged in a firm commitment underwriting on behalf of Company) shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 40% of the aggregate voting power of all classes of voting stock of Company unless at such time Permitted Holders continue to own more than such Person or Persons, provided, however, that a Change of Control shall not result from transfers to any Permitted Holder.

        “Chapter 11 Case” as defined in the recitals hereto.

        “Closing Date” means the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.5, which date shall in no event be earlier than the Effective Date.

        “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

        “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

        “Collateral Documents” means the Pledge and Security Agreement, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Administrative Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

        “Collateral Questionnaire” means a certificate in form satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

        “Company” as defined in the preamble hereto.

        “Company Employee Benefit Plan” means any Employee Benefit Plan maintained, contributed to, or required to be contributed to, by Company or any of its Subsidiaries.

        “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

        “Confirmation Orders” as defined in Section 3.1(j).

        “Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures for such period.

        “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

        “Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

        “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

        “Consolidated EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes, (d) total depreciation expense, (e) total amortization expense, (f) total restructuring-related fees and expenses and loss arising from fresh-start accounting, in each case determined in accordance with GAAP (an estimate of all of which is set forth in a Schedule attached hereto) and (g) other items, to the extent either set forth in the Schedules or agreed to from time to time by the Company and the Requisite Lenders, reducing Consolidated Net Income minus (ii) the sum of the amounts for such period of (a) gain arising from fresh-start accounting and the cancellation of indebtedness, in each case determined in accordance with GAAP (an estimate of which gain is set forth in a Schedule attached hereto) and (b) other items, if and to the extent agreed to from time to time by the Company and the Requisite Lenders, increasing Consolidated Net Income, provided that the items described in clauses (i)(b), (i)(c), (i)(d), (i)(e), (i)(f), (i)(g), (ii)(a) and (ii)(b) shall be added or subtracted, as the case may be, only to the extent included in computing Consolidated Net Income, provided further that anything in the Credit Documents notwithstanding, the computation of “Consolidated EBITDA” shall be deemed to include those components of clauses (i)(g) and (ii)(b) as scheduled or agreed to by Company and Requisite Lenders, without the further consent or approval of any other Person.

        “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (A) Consolidated EBITDA, and (B) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) repayments of Consolidated Total Debt (excluding repayments (I) in connection with refinancings and (II) from the proceeds of Asset Sales), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) all regularly scheduled cash dividend payments on Acquired Preferred Stock and (e) the provision for taxes of Company and its Subsidiaries and payable in cash with respect to such period and, to the extent Company failed in good faith to reserve funds for the same, with respect to prior periods; provided that, with the consent of the Requisite Lenders, if the Consolidated Excess Cash Flow for any quarter determined in accordance with the foregoing would be in excess of $25 million, then such amount shall be further reduced by the amount, if any, by which the total amount that the Company is entitled to spend during the calendar year in which such quarter occurs in respect of Capital Expenditures under Section 6.6(c) hereof exceeds the total amount actually expended during such calendar year prior to the last day of such quarter.

        “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest (including, without limitation, accrued interest whether or not paid in cash)) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

        “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

        “Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

        “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

        “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the end of such period exceeds (or is less than) Consolidated Working Capital as of the beginning of such period.

        “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        “Contributing Guarantors” as defined in Section 7.2.

        “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

        “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A.

        “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H.

        “Credit Date” means the date of a Credit Extension.

        “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Agents or any Lender in connection herewith.

        “Credit Extension” means the making of a Term Loan and the deemed extension of credit made on the Closing Date with respect to the Term Loans pursuant to Section 2.1.

        “Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

        “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations.

        “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        “Disclosure Statement” means the disclosure statement dated July 22, 2002, describing the Plan of Reorganization and the transactions and events contemplated thereby, as supplemented from time to time prior to confirmation of the Plan of Reorganization.

        “Dollars” and the sign “$” mean the lawful money of the United States of America.

        “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

        “Effective Date” means the date upon which the Plan of Reorganization shall have become effective in accordance with its terms.

        “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses and (iii) any other Person consented to by Company and Administrative Agent; provided, no entity which would be an Increased-Cost Lender shall be an Eligible Assignee.

        “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA.

        “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

        “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, land use or the protection of human health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA. Notwithstanding anything in the foregoing to the contrary, no Person shall be considered an ERISA Affiliate of the Company or its Subsidiaries if neither the Company nor one of its Subsidiaries owns any equity interest in such Person.

        “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA

in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Company Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Company Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        “Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

        “Event of Default” means each of the conditions or events set forth in Section 8.1.

        “Excess Common Equity Proceeds” means the net cash proceeds (net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses), other than any such net proceeds received in connection with any of the Rights, received by Company from the issuance of common equity of Company substantially contemporaneously with a Permitted Acquisition which are used to make such Permitted Acquisition.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        “Existing Credit Agreement” means that certain Credit and Guaranty Agreement dated as of February 3, 2000 among Company, the Guarantors party thereto, the Lenders party thereto, Toronto Dominion (Texas), Inc., as Administrative Agent, Barclays Bank PLC and JPMorgan Chase Bank, as Co-Documentation Agents, Goldman Sachs Credit Partners L.P., as Co-Lead Arranger and Syndication Agent, and TD Securities (USA) Inc., as Co-Lead Arranger, as amended, supplemented or otherwise modified through the Closing Date.

        “Existing Indentures” as defined in the Existing Credit Agreement.

        “Exit Revolver” means the credit facility, if any, to be entered into by Company pursuant to the Stand-Alone Plan, together with all notes, security agreements, mortgages, pledge agreements and guarantees delivered in connection therewith, as the same may be amended, restated, replaced, refinanced or extended from time to time; provided that the fees, pricing and documentation for the foregoing shall be in a form and on terms satisfactory to Administrative Agent and the Requisite Lenders. A credit facility shall be the Exit Revolver for purposes of this Agreement only if it contains a statement to the effect that it is the Exit Revolver for purposes of this Agreement.

        “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        “Fair Share” as defined in Section 7.2.

        “Fair Share Contribution Amount” as defined in Section 7.2.

        “Fair Share Shortfall” as defined in Section 7.2.

        “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, provided upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

        “Filing Date” as defined in the recitals hereto.

        “Final Order” means an order of the Bankruptcy Court entered in the Chapter 11 Case, granting, among other things, final approval of the Credit Documents and the Restructuring Transaction Documents, the transactions contemplated by the Restructuring Transaction Documents with respect to the Stand-Alone Plan, this Agreement and the other Credit Documents and the Liens described in the recitals hereto to Administrative Agent for the benefit of Lenders, in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders, and which is final and non-appealable and for which (i) the time to seek rehearing or file a notice of appeal has expired, (ii) no stay is in effect and (iii) no appeal or request for a stay or other review is pending.

        “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

        “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

        “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

        “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

        “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

        “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

        “Funding Guarantors” as defined in Section 7.2.

        “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

        “Geographic Market” means the operations of a particular line of business conducted in a particular geographic market by a Subsidiary of Company, including in the case of multistate lines of business all the states or portions thereof covered thereby.

        “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

        “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

        “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        “Grantor” as defined in the Pledge and Security Agreement.

        “Guaranteed Obligations” as defined in Section 7.1.

        “Guarantor” means each wholly-owned Domestic Subsidiary of Company.

        “Guaranty” means the guaranty of each Guarantor set forth in Section 7.

        “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

        “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

        “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Company’s or any of its Subsidiaries’ businesses.

        “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year 2001, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of Company and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer or treasurer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

     “Icahn Family” means and includes: (i) Carl C. Icahn, his spouse, and his children; (ii) the current and former spouses of any person described in clause (i) of this definition; and (iii) the ancestors, siblings and descendants, whether by blood, marriage or adoption, of any person described in clause (i) or (ii) of this definition.

        “Increased-Cost Lenders” as defined in Section 2.20.

        “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and ordinary course trade payables), which purchase price is (a) due more than six months from the later of the date of incurrence of the obligation in respect thereof or the delivery of property or services or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings and, without duplication, any unreimbursed drawings thereunder; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any Hedge Agreement or exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes; provided, in no event shall such Obligations in this clause (x) be deemed “Indebtedness” for any purpose under Section 6.6.

        “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the Existing Credit Agreement, this Agreement, the other Credit Documents or any Restructuring Transaction Document or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries or predecessors, but excluding Taxes, liabilities in connection with net or gross revenues, receipts or profits, and excluding liabilities arising solely from transactions among Lenders.

        “Indemnitee” as defined in Section 10.3.

        “Installment” as defined in Section 2.10.

        “Installment Date” as defined in Section 2.10.

        “Intellectual Property” means “Intellectual Property” as such term is defined in the Pledge and Security Agreement.

        “Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit K, executed by the administrative agent under the Exit Revolver and Administrative Agent on behalf of the Lenders.

        “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date to (b) Consolidated Interest Expense for such four consecutive Fiscal Quarters.

        “Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Base Rate Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided, in the case of each Interest Period longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

        “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months , (i) initially, commencing on the Conversion/Continuation Date thereof; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Term Loans shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of any Term Loans shall extend beyond a date on a which Company is required to make a scheduled payment of principal of such Term Loans, unless the sum of (1) the aggregate principal amount of such Term Loans that are Base Rate Loans, and (2) the aggregate principal amount of such Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Term Loans on such date.

        “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations.

        “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

        “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

        “Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than, in the case of any such acquisition or purchase by Company and the Guarantors, any Guarantor or any person who becomes a Guarantor in connection with such Investment) (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than, in the case of any such action by Company and the Guarantors, any Guarantor or any person who becomes a Guarantor in connection with such Investment), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than Company or, in the case of any such loan, advance or capital contribution by Company and the Guarantors, any Guarantor or any person who becomes a Guarantor in connection with such Investment), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        “Investment Property” as defined in the Pledge and Security Agreement.

        “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Administrative Agent in its reasonable discretion, but in any event sufficient for the Administrative Agent to obtain a Title Policy with respect to such Mortgage.

        “Landlord Waiver and Consent Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by Administrative Agent.

        “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

        “Lender” means each Person listed on Appendix A hereto as a Lender, together with each such institution’s successors and permitted assigns.

        “Lender Counterparty” means each Lender or any Affiliate thereof counterparty to a Hedge Agreement entered into to satisfy the requirements of this Agreement.

        “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

        “LMDS License” means a local multipoint distribution service license granted by the Federal Communications Commission in the 27.5-31 GHz range, as defined in 47 C.F.R.- Part 101, et. seq.

        “Management Incentive Plan” means the stock option plan pursuant to the Stand-Alone Plan providing for the grant to officers, employees and directors of Company and its Subsidiaries of options to acquire shares common stock of Company.

        “Management Options” means the stock options issued or reserved for issuance to officers, employees and directors of Company and its Subsidiaries under the Management Incentive Plan.

        “Management Retention Bonus Plan” means the employee retention plan pursuant to the Stand-Alone Plan providing for the payment of retention bonuses in an amount not to exceed $25,000,000 in aggregate.

        “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        “Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform the Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender under any Credit Document; or (v) the Collateral or the Administrative Agent’s Liens, on behalf of Administrative Agent and Lenders on the Collateral or the priority of such Liens.

        “Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

        “Material Real Estate Asset’’ means (i) a fee-owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof, (ii) all Leasehold Properties other than those (a) with respect to which the aggregate payments under the term of the lease are less than $5,000,000 per annum, or (b) that relate to a site the loss of which would not otherwise have a Material Adverse Effect, or (iii) any other Real Estate Asset that the Requisite Lenders have designated as such.

        “Material Subsidiaries” means those Subsidiaries constituting [                    ].

        “Maximum Consolidated Capital Expenditures Amount” as defined in Section 6.6(c).

        “Maximum Exit Revolver Amount” means, as at any date of determination, an amount determined for Company and its Subsidiaries on a consolidated basis equal to the positive difference, if any, between (i) $200,000,000 and (ii) the sum of (x) the aggregate amount of Cash proceeds received by Company with respect to the Rights and (y) the aggregate amount of any permanent reductions in the Exit Revolver commitments which are required to be made to the Exit Revolver under the terms of the Exit Revolver as contemplated in Sections 2.12(a), (b), (c), (d) and (e).

        “Moody’s” means Moody’s Investor Services, Inc.

        “Mortgage” means a mortgage, deed of trust or similar instrument, in form reasonably satisfactory to Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

        “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, contributed to, or required to be contributed to, by Company, any of its Subsidiaries, or any of their respective ERISA Affiliates.

        “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

        “Net Asset Sale Proceeds” means, with respect to any Asset Sale [(other than an asset sale pursuant to existing contracts with Level 3 Communications Inc.) with an aggregate value of not more than [$                      ] pursuant to [list agreements]], an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) provision for income or gains taxes on any gain recognized in connection with such Asset Sale (whether or not such taxes will actually be paid or are payable), (b) payment or securing of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans or the Exit Revolver) that is secured by a Lien on the stock or assets in question or that is otherwise required to be repaid or secured under the terms thereof as a result of such Asset Sale, (c) attorney’s fees, accountant’s fees, investment banking fees and other customary costs, fees, expenses and commissions actually incurred in connection therewith, and (d) a reasonable reserve for any indemnification payments and other liabilities (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of such liability) shall be deemed to be Net Asset Sale Proceeds occurring on the date of such reduction.

        “Net Equity Proceeds” means, (a) 75% of all Cash proceeds received with respect to the Rights in excess of $200,000,000 and (b) 50% of any Cash proceeds received by Company or any of its Subsidiaries after the Closing Date from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries in excess of the Net Equity Proceeds Base Amount (other than (i) any capital contributions by Company or any of its Subsidiaries to any of Company’s wholly-owned Subsidiaries or the issuance of any Capital Stock by any of Company’s Subsidiaries to Company or any of Company’s wholly-owned Subsidiaries, (ii) any Cash proceeds received with respect to the Rights, (iii) any net Cash proceeds received from the exercise of any Warrants or any employee options); and (iv) Excess Common Equity Proceeds used to make a Permitted Acquisition, in each case net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

        “Net Equity Proceeds Base Amount” means an amount (not less than zero) equal to $200,000,000 minus an amount up to the first $200,000,000 of Cash proceeds received with respect to the Rights.

        “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including (1) provision for income or gains taxes on any gain recognized in connection therewith (whether or not such taxes will actually be paid or are payable), (2) payment or securing of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans or the Exit Revolver) that is secured by a Lien on the stock or assets in question or that is otherwise required to be repaid or secured under the terms thereof as a result of any sale of such assets, (3) attorney’s fees, accountant’s fees, investment banking fees and other customary costs, fees, expenses and commissions actually incurred in connection therewith, and (4) a reasonable reserve for any indemnification payments and other liabilities (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such asset sale undertaken by Company or any of its Subsidiaries in connection therewith; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of such liability) shall be deemed to be Net Insurance/Condemnation Proceeds occurring on the date of such reduction.

        “New Series A Warrants” means the warrants of Company issued as of the Closing Date and expiring seven years after the date of issuance, subject to the terms and conditions of the Warrant Agreement, to purchase common stock of Company at an exercise price of $6.25 per share as authorized under the Stand-Alone Plan.

        “New Series B Warrants” means the warrants of Company issued as of the Closing Date and expiring seven years after the date of issuance, subject to the terms and conditions of the Warrant Agreement, to purchase common stock of Company at an exercise price of $7.50 per share as authorized under the Stand-Alone Plan.

        “New Series C Warrants” means the warrants of Company issued as of the Closing Date and expiring seven years after the date of issuance, subject to the terms and conditions of the Warrant Agreement, to purchase common stock of Company at an exercise price of $10.00 per share as authorized under the Stand-Alone Plan.

        “New XO Common Stock” means common stock of Company issued to the holders of Senior Secured Lender Claims as authorized under the Stand-Alone Plan.

        “Nontransferable Rights” means the rights issued to certain holders of claims against Company to purchase common stock of Company as authorized under the Stand-Alone Plan.

        “Non-US Lender” as defined in Section 2.18(c).

        “Note” means a Term Loan Note.

        “Notice” means a Conversion/Continuation Notice.

        “Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Administrative Agent, the Lenders or any of them or their respective Affiliates under any Credit Document or Hedge Agreement required to be entered into pursuant to Section 5.13 (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

        “Obligee Guarantor” as defined in Section 7.7.

        “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

        “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

        “Pension Plan” means any Company Employee Benefit Plan and any Employee Benefit Plan sponsored, maintained or contributed to, or required to be contributed to, by an ERISA Affiliate of Company or any of its Subsidiaries (in each case other than a Multiemployer Plan) which is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.

        “Permitted Acquisition” means (a) the Telecom Nevada Acquisition [(provided that any honoring of the put right under Section 11.4(a) of the Amended and Restated Limited Liability Company Agreement of Telecommunications of Nevada, LLC dated as of April 30, 1996, as amended, shall require the prior written consent of the Requisite Lenders)] or (b) any acquisition by Company and its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, of more than 80% of the Capital Stock of, or a business line or a division of, any Person; provided:

        (i)  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

        (ii)  all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

        (iii)  all of the equity Securities acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition (limited, in the case of the Capital Stock of the Company’s or any Guarantor’s Foreign Subsidiaries, to 65% of the Capital Stock of the Company or any Guarantor’s first tier Foreign Subsidiaries) shall be pledged to Administrative Agent, for the benefit of Lenders, pursuant to the Pledge and Security Agreement, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Section 5.9; provided that such actions shall not be required (A) for any such Securities in the nature of directors qualifying shares required pursuant to applicable law or (B) for other collateral security as to which a grant of a security interest would constitute a violation of any restriction on such grant, unless and until any such restriction is removed; it being understood that no such restriction shall have been created in contemplation of or in connection with any such acquisition;

        (iv)  the aggregate amount of Indebtedness incurred (including all Indebtedness incurred, repaid or assumed in connection with all acquisitions occurring after the Closing Date and net of Cash and Cash Equivalents acquired), and Capital Stock issued and/or Excess Common Equity Proceeds expended in respect of all such acquisitions after the Closing Date shall not exceed $50,000,000 in the aggregate;

        (v)  all Persons, assets or divisions acquired shall be in the Telecommunications Business or such other lines of business as may be consented to by Requisite Lenders;

        (vi)  (A) Company and its Subsidiaries shall be in compliance with, immediately before and after giving pro forma effect (using the acquired assets’, business lines’, divisions’ or Person’s annualized actual Consolidated EBITDA for the most recently completed Fiscal Quarter immediately preceding such acquisition) thereto, Section 6.6 through the Term Loan Maturity Date, and (B) Company shall have delivered to Administrative Agent at least 5 Business Days prior to such proposed Permitted Acquisition a revised set of financial projections and a certificate in the form of a

Compliance Certificate evidencing such compliance, and such projections and certificate shall be reasonably satisfactory to Administrative Agent;

        (vii)  the only consideration to be paid by the Company or any Subsidiary in connection with any Permitted Acquisition (other than an assumption of Indebtedness) shall be in the form of common stock of Company and/or from Excess Common Equity Proceeds; and

        (viii)  Company may choose to designate the acquisition of Telecommunications Assets, or companies substantially all of whose business is the ownership (but not operation) of such assets, as Capital Expenditures acquired pursuant to Section 6.5(d).

        “Permitted Equipment Financing” means one or more purchase money, vendor or similar equipment financing facilities entered into by Company (i) pursuant to which Company may be advanced funds principally to purchase or lease equipment or services from the provider of such financing or its affiliates, (ii) which may be secured only by the assets being financed thereby and (iii) the form and substance of which are reasonably satisfactory to the Administrative Agent, provided that any Subsidiary of Company that receives the assets acquired in any such equipment financing may grant liens on such assets in favor of the financial institutions providing such financing to secure the Indebtedness incurred by Company in connection therewith.

     “Permitted Holder” means and includes: (i) any member of the Icahn Family; (ii) any conservatorship, custodianship, or decedent’s estate of any member of the Icahn Family, (iii) any trust established for the benefit of any Person described in clause (i) or (ii) of this definition; and (iv) any corporation, limited liability company, partnership, or other entity, the controlling equity interests in which are held by or for the benefit of any one or more persons described in clause (i), (ii), or (iii) of this definition[; and (v) any foundation or charitable organization established by a member of the Icahn Family, and having at least one director, trustee, or member who is a member of the Icahn Family.

        “Permitted Indebtedness” means Indebtedness incurred by Company (i) which is unsecured, (ii) which shall have no required payments of principal (other than required payments of principal pursuant to customary asset sale provisions similar to those contained in high yield debt offerings at the time for comparable issuers and customary definitions of change of control substantially similar to those contained in high yield debt offerings at the time for comparable issuers) prior to June 30, 2011 and (iii) the provisions of the definitive documentation of which shall not contain covenants, defaults, remedies, required prepayment, required redemption or other similar non-economic terms more restrictive on, or less favorable to, Company in a material manner than those customarily contained in high yield debt offerings at the time for comparable issuers.

        “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

        “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities

        “Plan of Reorganization” means the Third Amended Chapter 11 Plan of Reorganization (including all exhibits thereto) of Company dated July 22, 2002 confirmed by the Bankruptcy Court in the Chapter 11 Case.

        “Pledge and Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

        “Preferred Stock” means any and all series of Company’s preferred stock issued from time to time.

        “Prime Rate” means the rate of interest per annum that Citibank, N.A. (or such other bank designated by Company and reasonably acceptable to the Requisite Lenders) announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Mizuho or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

        “Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company and each Lender.

        “Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

        “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

        “Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

        “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

        “Register” as defined in Section 2.5(b).

        “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of [               ], 2002, by and among [               ] and Company.

        “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        “Regulation S-X” means Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, as in effect from time to time.

        “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

        “Replacement Lender” as defined in Section 2.20.

        “Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders.

        “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable on account of Preferred Stock and payable in shares of Preferred Stock or in shares of common stock of Company or on account of common stock and payable in shares of common stock of Company; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except to the extent payable in exchange for shares of that class of stock or for shares of common stock of Company and except for the Telecom Nevada Acquisition [(provided that any honoring of the put right under Section 11.4(a) of the Amended and Restated Limited Liability Company Agreement of Telecommunications of Nevada, LLC dated as of April 30, 1996, as amended, shall require the prior written consent of the Requisite Lenders)]; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except to the extent paid in shares of the related class of stock or in shares of common stock of Company or in other warrants, options or other rights to acquire shares of any class of stock of Company; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness other than the Term Loans or the Exit Revolver, except to the extent paid by any Capital Stock of Company.

        “Restructuring Transaction” means the transactions contemplated by the Restructuring Transaction Documents with respect to the Stand-Alone Plan.

        “Restructuring Transaction Documents” means, collectively, the Warrants, the Warrant Agreement, the Rights, the Management Incentive Plan, the Management Options, the Management Retention Bonus Plan, the Registration Rights Agreement, the Exit Revolver, the Plan of Reorganization, the Disclosure Statement, the Organizational Documents of Company and all documents, agreements and instruments relating to any of the foregoing.

        “Rights” means, collectively, the Nontransferable Rights and the Transferable Rights.

        “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

        “Saving” as defined in Section 2.18(d).

        “Secured Party” as defined in the Pledge and Security Agreement.

        “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

        “Senior Secured Lender Claim” has the meaning specified in the Plan of Reorganization.

        “Significant Subsidiary” means a Subsidiary, i.e., a “restricted subsidiary”, that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X or is otherwise designated a Significant Subsidiary by Company; provided that the relevant percentage of consolidated revenues, consolidated assets and consolidated net income of Company and its Subsidiaries which are measured for purposes of this definition shall be 1%, and not as otherwise specified in such Rule.

        “Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

        “Stand-Alone Plan” has the meaning specified in the Plan of Reorganization.

        “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

        “Supplemental Collateral Agent” as defined in Section 9.8(c).

        “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided,

        “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on or measured by all or part of the net or gross income or receipts, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

        “Telecom Nevada Acquisition” means the acquisition of the minority interests in Telecommunications of Nevada, LLC, if and to the extent approved by the board of directors of the Company.

        “Telecommunications Assets” means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

        “Telecommunications Business” means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above and shall, in any event, include all businesses in which Company or any of its Subsidiaries are engaged on the Closing Date; provided that the determination of what constitutes a Telecommunication Business shall be made in good faith by the board of directors of the Company, which determination shall be conclusive.

        “Terminated Lender” as defined in Section 2.20.

        “Term Loan” means a Term Loan made by a Lender to Company pursuant to Section 2.1. The aggregate principal amount of the Term Loans as of the Closing Date is $500,000,000.

        “Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.

        “Term Loan Maturity Date” means the earlier of (i) [March 31, 2009] and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

        “Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

        “Transferable Rights” means the rights issued to the holders of Senior Secured Lender Claims to purchase common stock of Company as authorized under the Stand-Alone Plan.

        “Type of Term Loan” means with respect to any Term Loan, a Base Rate Loan or a Eurodollar Rate Loan.

        “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        “Unadjusted Eurodollar Rate Component” means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

        “Warrant Agreement” means that certain Warrant Agreement, dated as of [               ], 2002, pursuant to which the Warrants are issued and subject.

        “Warrants” means, collectively, the New Series A Warrants, New Series B Warrants and New Series C Warrants.

          1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

          1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS

     2.1 Term Loans. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees that the Loans (as defined in the Existing Credit Agreement) held by such Lender under the Existing Credit Agreement, up to the amount of the Term Loans (as defined herein), shall after the Closing Date (as defined herein) constitute Term Loans (as defined herein) to Company, in an amount, for each Lender equal to the amount set forth opposite such Lender’s name on Appendix A annexed hereto. Term Loans repaid or prepaid may not be reborrowed. Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.

     2.2 Borrowing Procedure. In order to give effect to [               ] of the Plan of Reorganization and provide for the conversion, in part, of the Senior Secured Lender Claims into Term Loans (as defined herein) as of the Closing Date, as contemplated by the Stand-Alone Plan, the Loans (as defined in the Existing Credit Agreement) of each Lender shall be deemed to constitute a Term Loan in the amount set forth opposite such Lender’s name on Appendix A annexed hereto, without any actual funding, on the Closing Date.

     2.3 Pro Rata Shares. All Term Loans shall be deemed to have been made, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan hereunder.

     2.4 Use of Proceeds. No portion of the proceeds of any Term Loan shall be used by Company or any of its Subsidiaries in any manner that might cause such Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act, in each case as in effect on the date or dates of such Term Loan and such use of proceeds.

     2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(1) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Company to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(2) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of

Lenders and the Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Term Loan. Company hereby designates the Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Company hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

     (3)Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

     2.6 Interest on Loans.

        (a)  Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

        (i)  during the period beginning on the Closing Date and ending on the Cash Pay Conversion Date:

(1) if a Base Rate Loan, at the Base Rate plus 5.00%; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 6.00%; and

        (ii)  at all times after the Cash Pay Conversion Date:

(1) if a Base Rate Loan, at the Base Rate plus 3.00%; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 4.00%.

        (b)  The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Conversion/Continuation Notice. If on any day a Term Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

        (c)  In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Conversion/Continuation Notice, such Term Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Eurodollar Rate Loan (or if outstanding as a Base Rate Loan will remain as a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. A soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

        (d)  Interest payable pursuant to Section 2.6(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

        (e)  Except as otherwise set forth herein, interest on each Term Loan shall be payable in cash in arrears on and to (i) each Interest Payment Date applicable to that Term Loan; (ii) any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date. Notwithstanding any of the foregoing to the contrary, accrued interest payable on the Term Loans on or prior to the Cash Pay Conversion Date shall be added to the outstanding principal amount of the Term Loan Notes on the dates referred to in the preceding sentence and on the Cash Pay Conversion Date and such amounts shall be deemed to be included in the term Term Loans for all purposes hereunder including, without limitation, Section 2.10 hereof. Amounts representing Accrued Principal shall bear interest in accordance with Sections 2.6(a) and 2.8. At the option of the Company, or upon the request of any Lender that desires to receive such a new note, accrued interest payable on the Term Loans on or prior to the Cash Pay Conversion Date may be paid by delivery of a new note in the form of the Term Loan Note, rather than being paid by adding such accrued interest to the principal of the outstanding Term Loan Notes. Any such new note shall be payable at such time, shall bear interest at such rate, shall be by the secured Collateral, and shall otherwise provide the same rights and benefits to such Lender, as if it had been added to the principal of the Term Loan Notes as contemplated above.

     2.7 Conversion/Continuation.

        (a)  Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

        (i)  to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.16 in connection with any such conversion; or

        (ii)  upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Eurodollar Rate Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

        (b)  The Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     2.8 Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 8.1(a), the principal amount of all Term Loans (including Accrued Principal) and, to the extent permitted by applicable law, any interest payments on the Term Loans not paid when due or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans; provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Term Loans which are Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     2.9 Fees. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon.

     2.10 Scheduled Payments.

        The principal amounts of the Term Loans, other than the principal consisting of Accrued Principal, shall be repaid in the quarterly amounts (expressed as percentages of the outstanding Term Loans as of the Closing Date) set forth below in consecutive quarterly installments (each, an “Installment”) corresponding to each date (each, an “Installment Date”) set forth below:

Installment Date	Installment

[June 30, 2007]	5.0%
[September 30, 2007]	5.0%
[December 31, 2007]	5.0%
[March 31, 2008]	10.0%
[June 30, 2008]	10.0%
[September 30, 2008]	15.0%
[December 31, 2008]	15.0%
[March 31, 2009]	35.0%

The principal amounts of the Term Loans consisting of Accrued Principal shall be repaid on [March 31, 2009]. Notwithstanding the foregoing, (i) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 2.13, and (ii) the Term Loans, together with all other amounts owed under the Credit Documents with respect thereto, shall be paid in full no later than the Term Loan Maturity Date and the final Installment payable by Company in respect to the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under the Credit Documents.

     2.11 Voluntary Prepayments.

        (i)  Any time and from time to time Company may prepay, without premium or penalty, Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

        (ii)  All such prepayments relating to Term Loans, shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.

     2.12 Mandatory Prepayments.

        (a) Asset Sales. If, within the period of two hundred seventy (270) days prior to or after the receipt by Company or any of its Subsidiaries of Net Asset Sale Proceeds, Company has not invested such Net Asset Sale Proceeds in (I) goods (as defined in the UCC), (II) other telecommunications assets as approved by the board of the directors of Company, or (III) real property that, in each instance, shall become Collateral, as certified to Administrative Agent by Company, then, to the extent Company has not previously done so, Company shall (i) first, to the extent required under the Exit Revolver, permanently reduce the Exit Revolver commitments, and (ii) second, to the extent not required to be used to reduce the Exit Revolver commitments, if requested by the Requisite Lenders, prepay the Term Loans as set forth in Section 2.13(b), in an amount equal to the excess of such Net Asset Sale Proceeds over amounts invested as aforesaid. Anything contained herein to the contrary notwithstanding, (x) the aggregate amount of Net Asset Sale Proceeds reinvested after the Closing Date shall not exceed $50,000,000 and (y) Company shall (i) first, to the extent required under the Exit Revolver, permanently reduce the Exit Revolver commitments, and (ii) second, to the extent not required to be used to reduce the Exit Revolver commitments, prepay the Term Loans as set forth in Section 2.13(b), in an amount equal to the excess of un-reinvested Net Asset Sale Proceeds subject to the aforesaid reinvestment option over $25,000,000.

        (b) Insurance/Condemnation Proceeds. If, within the period of two hundred seventy (270) days prior to or after the receipt by Company or any of its Subsidiaries of Net Insurance/Condemnation Proceeds (whether from the insurer, condemnor, transferee or the Administrative Agent as loss payee), Company has not invested such Net Insurance/Condemnation Proceeds in the business of the Company and its Subsidiaries, as certified to Administrative Agent by Company, then, to the extent Company has not previously done so, unless otherwise agreed by the Requisite Lenders, Company shall (i) first, to the extent required under the Exit Revolver, permanently reduce the Exit Revolver commitments, and (ii) second, to the extent not required to be used to reduce the Exit Revolver commitments, if requested by the Requisite Lenders, prepay the Term Loans as set forth in Section 2.13(b), in an amount equal to the excess of such Net Insurance/Condemnation Proceeds over amounts invested as aforesaid.

        (c) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Quarter (commencing with the first Fiscal Quarter commencing after the Closing Date), no later than sixty (60) days after the end of such Fiscal Quarter, Company shall, unless otherwise agreed by the Requisite Lenders (i) first, to the extent required under the Exit Revolver, permanently reduce the Exit Revolver commitments, and (ii) second, to the extent not required to be used to reduce the Exit Revolver commitments, if requested by the Requisite Lenders, prepay the Term Loans as set forth in Section 2.13(b) in an aggregate amount, if any, equal to 50% of such Consolidated Excess Cash Flow in excess of $25,000,000.

        (d)  Issuance of Equity Securities. No later than the next Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Equity Proceeds (other than any such Net Equity Proceeds which are Excess Common Equity Proceeds used to make a Permitted Acquisition), Company shall, unless otherwise agreed by the Requisite Lenders (i) first, to the extent required under the Exit Revolver, use such proceeds to permanently reduce the Exit Revolver commitment and (ii) second, to the extent not required to be used to permanently reduce the Exit Revolver commitment, if requested by the Requisite Lenders, prepay the Term Loans as set forth in Section 2.13(b).

        (e)  Intentionally omitted.

        (f)  Change of Control. No later than the third Business Day following the date that a Change of Control shall occur, Company shall, unless otherwise agreed by the Requisite Lenders, prepay, in full, the outstanding principal amount of all outstanding Term Loans, together with all accrued interest, fees and other expenses owing hereunder and under the other Credit Documents.

        (g)  Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.12(a) through 2.12(d), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be, that is being so applied. In the event that Company shall subsequently determine that the actual amount required to be so applied exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

     2.13 Application of Prepayments/Reductions.

        (a)  Application of Voluntary Prepayments. Any prepayment pursuant to Section 2.11 shall be applied to prepay all the Term Loans then outstanding on a pro rata basis, with credit given first to the next scheduled Installment of each thereof and the balance, if any, credited first on a pro rata basis to each remaining scheduled installment of each thereof as provided in Section 2.10 and the remaining balance, if any, then credited to any remaining Term Loans then outstanding.

        (b)  Application of Mandatory Prepayments. Any amount required to be prepaid pursuant to Sections 2.12(a) through 2.12(d) shall be applied to prepay the Term Loans then outstanding on a pro rata basis, with credit given to each remaining Installment, allocated on a pro rata basis among such Installments, and the remaining balance, if any, then credited to any remaining Obligations then outstanding.

        (c)  Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.16(c). All prepayments shall be made without prepayment penalty or prepayment premium of any kind other that the payments required to be made by Company pursuant to Section 2.16(c).

     2.14 General Provisions Regarding Payments.

        (a)  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

        (b)  All payments in respect of the principal amount of any Term Loan (other than prepayments of Base Rate Loans on any day other than an Interest Payment Date) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest before application to principal. Interest accrued on each Term Loan on or prior to the Cash Pay Conversion Date shall, for all purposes under the Credit Documents, be deemed to be paid when due, regardless of the form of payment (i.e., either payment in the form of the addition of such interest to the Term Loan Notes, or payment in the form of the delivery of new notes in respect thereof, as contemplated in Section 2.6 hereof), such that payment by the addition of such interest to the Term Loans, as well as payment by the delivery of new notes in respect thereof, as contemplated in Section 2.6 hereof, shall each constitute payment of the related accrued interest under the Credit Documents for all purposes.

        (c)  Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent, subject to the provisions hereof.

        (d)  Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter, subject to the provisions hereof.

        (e)  Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

        (f)  Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

        (g)  Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

        2.15 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The foregoing provisions shall not apply to any purchase by the Company or its Subsidiaries or all or any portion of the Term Loans held by any Lender upon terms available to all Lenders (other than Lenders who determine not to participate).

     2.16 Making or Maintaining Eurodollar Rate Loans.

     (a)  Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Conversion/Continuation Notice given by Company with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

     (b)  Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Conversion/Continuation Notice, the Affected Lender shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.16(c), to rescind such Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other

Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.16(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

     (c)  Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Eurodollar Rate Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company; or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms hereof.

     (d)  Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

     (e)  Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.17.

     2.17 Increased Costs; Capital Adequacy.

     (a)  Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or, if later, after the date such Lender accepts an assignment under Section 10.6, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof or, if later, after the date such Lender accepts an assignment under Section 10.6, by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Eurodollar Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     (b)   Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date or, if later, after the date such Lender accepts an assignment under Section 10.6, of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive which becomes applicable after the Closing Date or, if later, after the date such Lender accepts an assignment under Section 10.6, regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     (c)  Limitation on Retroactive Effect. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Company shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Company of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     2.18 Taxes; Withholding, etc.

     (a)  Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

     (b)  Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay,

Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such Lender.

     (c)  Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.18(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI , or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.18(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.18(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.18(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.18(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.17(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

     (d)  Reimbursement of Savings. If a Credit Party pays any additional amount under this Section 2.18 and, as a result, any Lender, together with Administrative Agent, subsequently, in their sole discretion and based on their own interpretation of any relevant laws (but acting in good faith) receive or are granted a final and non-appealable credit against or deduction from or in respect of any tax payable by such Lender, or obtain any other final and non-appealable relief in respect of any tax, which in the opinion of such Lender and Administrative Agent, acting in good faith, is both reasonably identifiable and quantifiable by them without requiring any Lender, Administrative Agent or their professional advisors to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so reasonably identifiable and quantifiable, being referred to as a “Saving”), such Lender shall, to the extent that it can do so without prejudice to the retention of the Saving, reimburse such Credit Party promptly after such identification and quantification with the amount of such Saving; provided, however, that any such Saving shall be reduced by any costs incurred by such Lender or Administrative Agent in obtaining such Saving; provided, further, that nothing in this Section 2.18(d) shall require any Lender to disclose to any Person any information regarding its tax affairs or to arrange its tax and other affairs in any particular manner.

     2.19 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     2.20 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16, 2.17 or 2.18, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; then, with respect to each such Increased-Cost Lender (the “Terminated Lender”), Company may, with the written consent of the Requisite Lenders, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9 and (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16(c), 2.17 or 2.18 or otherwise as if it were a prepayment. Upon the payment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

     2.21 Intercreditor Agreement. Each Lender (a) authorizes Administrative Agent to execute and deliver the Intercreditor Agreement on its behalf and (b) acknowledges and agrees to the provisions of the Intercreditor Agreement pursuant to which the Lenders agree to subordinate the priority of their security interest in the Collateral to the security interest therein securing a principal amount not to exceed the Maximum Exit Revolver Amount under the Exit Revolver, together with interest, fees and other amounts due, all to the extent provided in the Intercreditor Agreement.

SECTION 3. CONDITIONS PRECEDENT

        3.1  Closing Date. This Agreement shall become effective upon satisfaction, or waiver in accordance with Section 10.5, of the following conditions; provided, however, that notwithstanding anything to the contrary herein if the Requisite Lenders advise the Company, prior to the hearing on confirmation of the Plan of Reorganization, that a document or order described in the following conditions is satisfactory, then such document or order shall be deemed satisfactory, unless it is changed or modified in any way (including by the Bankruptcy Court) from the form of such order or document approved by the Requisite Lenders in their sole discretion (in the case of any such change or modification, such document or order shall be deemed not to be satisfactory, unless the Requisite Lenders find such change or modification to be satisfactory in their sole discretion):

        (a)  Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

        (b)  Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document originally executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and Restructuring Transaction Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

        (c)  Equity Ownership; Corporate Governance; Organizational and Capital Structure.

        (i)  The equity ownership and corporate and operational governance of Company and its Subsidiaries shall be consistent with the Plan of Reorganization in all material respects.

        (ii)  The organizational structure and the capital structure of Company and its Subsidiaries shall be in all material respects as set forth on Schedules 4.1 and 4.2, after giving effect to the Restructuring Transactions.

        (d)  Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Restructuring Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

        (e)  Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Administrative Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.

        (f)  Opinions of Counsel to Credit Parties. The Administrative Agent and any Lender requesting same in writing shall have received originally executed copies of the (i) favorable written perfection opinion of Willkie Farr & Gallagher, counsel for Credit Parties, and (ii) favorable written opinion of Kelley Drye & Warren LLP, FCC counsel for Credit Parties and limited to FCC matters, in the form of Exhibit D.

        (g)  Fees. All costs, fees and expenses contemplated by (x) this Agreement due to Administrative Agent or the Lenders (including, without limitation, reasonable legal fees and expenses of Pillsbury Winthrop LLP, counsel to the Administrative Agent, and Brown Rudnick Berlack Israels LLP, counsel to High River Limited Partnership, and such other counsel and advisors utilized in connection herewith) shall have been paid to the extent due and (y) the Existing Credit Agreement shall have been paid.

        (h)  Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and by the Restructuring Transaction Documents and all documents incidental thereto shall be reasonably satisfactory to Administrative Agent, the Requisite Lenders and their respective counsel, and Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or the Requisite Lenders may reasonably request.

        (i)  Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

        (j)  Confirmation Orders.

        (i)  Administrative Agent shall have received certified copies of the Final Order and all other orders of the Bankruptcy Court entered in connection with the Plan of Reorganization or the Restructuring Transactions (collectively with the Final Order, the “Confirmation Orders”) each of which shall (x) be in form approved by

Administrative Agent and the Requisite Lenders, and (y) except as agreed to by Administrative Agent and the Requisite Lenders, be final orders on the Closing Date.

     (ii)  (x) Administrative Agent shall have received a certified copy of the docket of the Chapter 11 Case showing that (x) there is no order amending, modifying, staying, vacating or rescinding the Final Order entered on the docket of the Clerk of the Bankruptcy Court on [                 ], 2002 or pending appeal or motion to vacate or rescind the same and (y) there is no motion or other pleading on file seeking to amend, modify, stay, vacate or rescind the Plan of Reorganization.

        (k)  Consummation of Restructuring Transactions.

        (i)  All conditions to the Restructuring Transactions set forth in the Restructuring Transaction Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Requisite Lenders, (2) the Restructuring Transactions shall have become effective in accordance with the terms of the Restructuring Transaction Documents and (3) the Effective Date with respect to the Stand-Alone Plan shall have occurred;

        (ii)  Administrative Agent shall have received a fully executed or conformed copy of each Restructuring Transaction Document and any documents executed in connection therewith, together with copies of each of the opinions of counsel delivered to the parties under the Restructuring Transaction Documents, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders. Each Restructuring Transaction Document shall be in full force and effect, and shall be in form and substance satisfactory to Administrative Agent and the Requisite Lenders;

        (iii)  The Plan of Reorganization shall not have been amended, supplemented, restated or otherwise modified, whether pursuant to Section 1127 of the Bankruptcy Code, court order, or otherwise, without the consent of Administrative Agent and the Requisite Lenders and, as of the Closing Date and after giving effect to the Restructuring Transactions, the Stand-Alone Plan shall have been substantially consummated in accordance with the terms thereof and the terms of the Confirmation Orders;

        (iv)  The Administrative Agent shall have received a certificate from a senior officer of the Company to the effect that:

           (A)  Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Restructuring Transaction Documents or to consummate the Restructuring Transactions have been obtained and are in full force and effect, except as shall have been waived in accordance with the terms of this Agreement; and

           (B)  Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Restructuring Transactions set forth in the Restructuring Transaction Documents have been duly satisfied or, with the consent of Administrative Agent or Requisite Lenders (which consent shall not be unreasonably withheld), waived, and (ii) the Restructuring Transactions have been consummated in accordance with the Restructuring Transaction Documents and all applicable laws.

        (l)  Employment Agreements. The Company and its Subsidiaries shall not be party to any employment agreement with any member of senior management, or any amendment thereto, other than as listed on Schedule 3.1(l), Administrative Agent shall have received a fully executed or conformed copy of each employment agreement between Company or any Subsidiary and the members of senior management.

        (m)  Intercompany Indebtedness. As of the Closing Date, except as expressly provided on Schedule 3.1(m), Company shall have terminated, forgiven, written down, or canceled such Indebtedness due to it from its Subsidiaries, and the Company’s Subsidiaries shall have terminated, forgiven, written down, or canceled such Indebtedness due to such Subsidiaries from the Company’s other Subsidiaries (including, without limitation, all Guarantors (as defined in the Existing Credit Agreement and as defined in herein)) (the “Intercompany Debt”) as it deems appropriate and advisable, provided that the Company will consult in good faith on reasonable notice as to such transactions, and will implement the reasonable requests of the Administrative Agent and the Required Lenders as to the manner, timing and amount thereof.

        (n)  No Default or Event of Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Restructuring Transactions or the transactions contemplated by this Agreement, the other Credit Documents or any Restructuring Transaction Document that would constitute an Event of Default or a Default.

        (o)  Waiver or Satisfaction of Conditions, Generally. The foregoing notwithstanding: (a) if the Requisite Lenders acknowledge in writing that any condition contained in this Section 3 (other than Section 3(f) and 3(g) to the extent relating to the Administrative Agent) is waived or satisfied, then the fulfillment of such condition shall not be required; and (b) any matter set forth in this Section 3 that is by its terms subject to the consent, approval or other satisfaction of the Administrative Agent shall also be deemed to require the consent, approval or other satisfaction of the Requisite Lenders.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        In order to induce Administrative Agent and Lenders to enter into this Agreement, each Credit Party represents and warrants to each Lender, on the Closing Date, that, except as set forth on the Schedules hereto (whether or not a particular Schedule is described below), the following statements are true and correct:

        4.1  Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (i) is validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1 as of the Closing Date, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents and Restructuring Transaction Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and (to the extent applicable) in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

        4.2  Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as expressly provided on Schedule 4.2, the Company or its Subsidiaries owns 100% of all of the equity interests in each of the Company’s Affiliates. Except as expressly provided on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any of Company’s Subsidiaries of any additional membership interests or other Capital Stock of any of Company’s Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of Company’s Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date, including, without limitation, all holdings of Capital Stock, after giving effect to the Restructuring Transactions.

        4.3  Due Authorization. The execution, delivery and performance of the Credit Documents and the Restructuring Transaction Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

        4.4  No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents and the Restructuring Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents and the Restructuring Transaction Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) breach or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Administrative Agent, on behalf of Lenders); or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, which, in either case, has not been obtained.

        4.5  Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents and the Restructuring Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents and the Restructuring Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent, as of the Closing Date.

        4.6  Binding Obligation. Each Credit Document and Restructuring Transaction Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

        4.7  Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

        4.8  No Material Adverse Change. Since June 30, 2002, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, except as and to the extent disclosed in reports filed with the Securities and Exchange Commission on or before October 15, 2002.

        4.9  No Restricted Junior Payments. Since June 30, 2002, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4 of the Existing Credit Agreement or except as specifically set forth in the Plan of Reorganization with respect to the Stand-Alone Plan.

        4.10  Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Adverse Proceeding shall be pending or threatened on the Closing Date (a) with respect to this Agreement or any other Credit Document or any of the transactions contemplated hereby or thereby, (b) with respect to the Plan of Reorganization or any other Restructuring Transaction Document or any of the transactions contemplated thereby, or (c) with respect to any material debt of Company or any of its Subsidiaries which is to remain outstanding after the Closing Date. No judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon any Credit Document or Restructuring Transaction Document or any of the transactions contemplated hereby or thereby shall exist.

        4.11  Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed or caused to be filed, and all taxes shown on such tax returns to be due and payable, and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid or caused to be paid when due and payable, except such taxes the amount, applicability or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

        4.12  Properties.

        (a)  Title. Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7, in each case except for assets disposed of since the date thereof in the ordinary course of business, as described in Schedule 4.12. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

        (b)  Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Material Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Material Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 4.12 as of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

       4.13  Collateral.

        (a)  Attachment and Perfection. The execution and delivery of the Collateral Documents by Credit Parties, together with the actions taken on or prior to the date hereof, are effective to create in favor of Administrative Agent, on behalf of Lenders, as security for the respective Obligations, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than (i) the filing of any UCC financing statements and other documents for which the Credit Parties have authorized the Administrative Agent to file or record (but not yet filed or recorded), (ii) the actions required under federal law to register and record interests in intellectual property or under state laws to perfect in motor vehicles and (iii) the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

        (b)  Governmental Approvals, Etc. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any Investment Property, by laws generally affecting the offering and sale of Securities and (C) applicable state and federal regulatory consents relating to transfers of securities or assets of regulated entities in connection with the exercise of remedies by Administrative Agent or any Lenders.

        (c)  Filings. Except with respect to any Permitted Lien, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

        (d)  Disclosure. All information supplied to Administrative Agent by or on behalf of any Credit Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

        4.14  Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities currently owned, or to the best knowledge of Company and its Subsidiaries formerly owned, or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are, and to the knowledge of each of Company and its Subsidiaries, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law of past or present treatment of Hazardous Materials at any Facility, and none of the operations of Company or any of its Subsidiaries involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in the ordinary course of business and in compliance with law.

Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

        4.15  No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations in effect on the Closing Date, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

        4.16  Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect to the extent not terminated in accordance with their respective terms, and no defaults exist thereunder as of the Closing Date.

        4.17  Governmental Regulation. Neither Company nor any of its Subsidiaries (except for those listed on Schedule 1.1 hereto) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

        4.18  Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock and the making of the Term Loans does not and will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        4.19  Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company and each of its Subsidiaries, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company and each of its Subsidiaries, threatened against any of them that could reasonably be expected to result in a Material Adverse Effect, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Company and each of its Subsidiaries, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company and each of its Subsidiaries, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

        4.20  Employee Benefit Plans. Company and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Company Employee Benefit Plan, and have performed all their obligations under each such Company Employee Benefit Plan, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect. Each Company Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has been determined to be so qualified and exempt from federal income taxation under Section 501(a) of the Internal Revenue Code by the Internal Revenue Service, and nothing has occurred and no condition exists with respect to any such Company Employee Benefit Plan that could reasonably be expected to cause the loss of such qualification or exemption from tax. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Company Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Company Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries. There are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) with respect to any Pension Plan. There is no potential liability of Company, its Subsidiaries or their respective ERISA Affiliates for a withdrawal from any Multiemployer Plan (within the meaning of Section 4203 of ERISA). Company and each of its Subsidiaries have complied with the requirements of Section 515 of ERISA with respect to any Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

        4.21  Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any Restructuring Transaction Document of the transactions contemplated hereby or thereby other than the fees, if any, paid to Houlihan Lokey Howard & Zukin.

        4.22  Intentionally omitted.

        4.23  Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Material Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       4.24  Restructuring Transaction Documents.

        (a)  Delivery. Company has delivered to Administrative Agent complete and correct copies of (i) each Restructuring Transaction Document and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Restructuring Transaction Document entered into after the date hereof.

        (b)  Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Restructuring Transaction Document is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Restructuring Transaction Documents to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.24 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

        4.25  Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, at the time furnished to the Lenders (including, without limitation, all information contained in the Plan of Reorganization, the Disclosure Statement and each document and agreement executed and delivered in connection with or relating to the restructuring effected by the Confirmation Orders, in each case, excluding all information to the extent relating to the “FL/Telmex Plan” (as defined in the Plan of Reorganization), contained any untrue statement of a material fact or omitted to state a material fact (known to Company or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials (excluding all information to the extent relating to the FL/Telmex Plan) are based upon good faith estimates and assumptions believed by Company or any of its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

SECTION 5. AFFIRMATIVE COVENANTS

        Each Credit Party covenants and agrees that until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

        5.1  Financial Statements and Other Reports. Company will deliver to Administrative Agent, with copies sufficient for each Lender:

        (a)  Monthly Reports. As soon as available, and in any event within 15 days of the last day of each month ending after the Closing Date, monthly cash balance reports for Company and each of its Subsidiaries in form and substance satisfactory to the Administrative Agent and the Requisite Lenders;

        (b)  Quarterly Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with (i) a Financial Officer Certification and (ii) reports in form and substance satisfactory to the Administrative Agent and the Requisite Lenders showing variances for the corresponding periods to the annual budget for such Fiscal Year, and such other information regarding operating statistics and performance as may be requested by Administrative Agent;

        (c)  Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification; (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent and the Requisite Lenders (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof, (iii) revised Schedules 4.1 and 4.2 (if necessary) reflecting all changes in the organizational structure and capital structure of Company and its Subsidiaries since the delivery of the last quarterly financial information, which revised Schedules 4.1 and 4.2 will be deemed to amend the then-existing Schedules 4.1 and 4.2 for all purposes under this Agreement, (iv) reports, in form and substance satisfactory to the Administrative Agent and the Requisite Lenders, showing variances for the corresponding period to the annual budget for such Fiscal Year, (v) such information regarding operating statistics and performance as may be requested by Administrative Agent, and (vi) a copy of the annual budget approved by the Board of Directors of Company for the then current Fiscal Year of Company and its Subsidiaries (which such annual budget shall be in the form of previous annual budgets and with such changes to form as are reasonably satisfactory to Administrative Agent and the Requisite Lenders);

        (d)  Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

        (e)  Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent and the Requisite Lenders;

        (f)  Notice of Default. Promptly upon any executive officer of Company or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company or any of its Subsidiaries with respect thereto; (ii) of any condition or event that constitutes a default or an event of default (or any defined terms or event having a similar purpose) as defined in, and in respect of, the Exit Revolver shall have occurred; (iii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iv) of any condition or event of a type required to be disclosed in a current report on Form 8-K of the Securities and Exchange Commission; or (v) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

        (g)  Notice of Litigation. Promptly upon (A) any executive officer of Company or any of its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, and (B) the assertion or a commercial tort claim by any Credit Party or commencement of any action relating to any commercial tort claim by any Credit Party in excess of $1,000,000 individually or $10,000,000 in the aggregate, written notice thereof together with such other information as may be reasonably available to Company or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

        (h)  ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or, to the knowledge of Company and its Subsidiaries, any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company or any of its Subsidiaries with any Governmental Authority with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or, to the knowledge of Company and its Subsidiaries, any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and (3) copies of such other documents or governmental reports or filings relating to any Company Employee Benefit Plan as Administrative Agent shall reasonably request;

        (i)  Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in detail reasonably satisfactory to Administrative Agent and the Requisite Lenders listing all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

        (j)  Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company or any of its Subsidiaries;

        (k)  Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days after (i) any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered, to Administrative Agent (to the extent (1) such information is not disclosed or incorporated by reference in any filing with the Securities and Exchange Commission and (2) such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

        (l)  Information Regarding Collateral. (a) Company will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s organization or jurisdiction of organization, (iii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral (other than real property and improvements and fixtures thereto) owned by it with a book value in excess of $250,000 is located (including the establishment of any such new office or facility), (iv) in any Credit Party’s Federal Taxpayer Identification Number, or (v) in any Credit Party’s state law identification number required for UCC filings, if any. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

        (m)  Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall, at the request of the Requisite Lenders, deliver to Administrative Agent within sixty (60) days following such request an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

        (n)  Notices under Restructuring Transaction Documents. Promptly after the sending, receiving or filing thereof, Company shall send Administrative Agent and Lenders copies of all material notices, certificates or reports delivered pursuant to any Restructuring Transaction Document and all other notices, certificates, or reports delivered pursuant to any Restructuring Transaction Document which are reasonably requested by Administrative Agent or Requisite Lenders.

        (o)  Other Information. Promptly upon their becoming available and as may be requested by Administrative Agent or any Lender, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (iv) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

        (p)  Pro Formas. Promptly upon their becoming available, but in no event later than 60 days after the Closing Date, the pro forma consolidated balance sheets of Company and its Subsidiaries as of the Closing Date, prepared in accordance with GAAP and reflecting the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date and the Restructuring Transactions, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Requisite Lenders.

        5.2  Existence. Except as otherwise permitted under Section 6.7, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party nor any of its Subsidiaries shall be required to preserve any such existence, right or franchise, license or permit if Company’s or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Person, and that the loss thereof is not disadvantageous in any material respect to Company or such Person or to Lenders.

        5.3  Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except for such non-compliance that could not reasonably be expected to result in a Material Adverse Effect, and provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

        5.4  Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all of its material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

        5.5  Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except for such non-compliance that could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.

        5.6  Inspections; Lenders Meetings. Each Credit Party will, and will cause each of its Subsidiaries, to permit any authorized representatives designated by the Requisite Lenders to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Company and its Subsidiaries will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

        5.7  Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        5.8  Environmental.

        (a)  Environmental Disclosure. Company will deliver to Administrative Agent:

        (i)  as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that could reasonably, individually or in the aggregate, be expected to result in a Material Adverse Effect;

        (ii)  promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Company’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any currently owned Facility that could reasonably be expected to have a Material Adverse Effect;

        (iii)  as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

        (iv)  prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that, based on then-available information and to the knowledge of Company or its Subsidiaries, could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

        (v)  with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

        (b)  Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        5.9  Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b) and 3.1(f); provided that the actions specified in the foregoing clauses (a) and (b) of this sentence shall not be required for (1) those Subsidiaries where Company has acquired less than 100%, but at least 80% of, the Capital Stock of such Subsidiary, until such time as any such Subsidiary becomes a wholly owned Subsidiary of Company or (2) any Person that becomes a Domestic Subsidiary of Company after the date hereof if and to the extent and for so long as such Person’s Guaranty of the Obligations or grant of Liens under the Pledge and Security Agreement would violate applicable law or constitute a default under the terms of any Acquired Debt of such Person or would obligate it pursuant to the terms of such Acquired Debt to guarantee or secure any Indebtedness other than the Term Loans, unless Administrative Agent requests and otherwise consents to the issuance of a guarantee or the granting of Liens in respect of such Indebtedness, it being understood that the actions specified in the foregoing clauses (a) and (b) of this sentence will be taken at the earliest time and to the full extent they do not violate applicable law or constitute a default under such Acquired Debt or obligate it to guarantee or secure such other Indebtedness. In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, subject to applicable law, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and take all of the actions necessary to grant and to perfect a First Priority Lien in favor of Administrative Agent, for the benefit of Lenders, under the Pledge and Security Agreement in such ownership interests; provided that no more than 65% of the Capital Stock of such Foreign Subsidiary shall be subject to the provisions of this Section 5.9 and provided further that such Foreign Subsidiary shall be a first tier Foreign Subsidiary of Company or a Domestic Subsidiary. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all

Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

        5.10  Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Administrative Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset or with such Real Estate Asset becoming a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Administrative Agent shall reasonably request to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Administrative Agent, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Administrative Agent has been granted a Lien.

        5.11  Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, control agreements, acknowledgments of pledge, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to any Real Estate Asset, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guarantied and are secured as provided in, and subject to limitations contained in, the Credit Documents and that the Administrative Agent obtains and retains a First Priority Lien on the assets of the Company and its Subsidiaries as contemplated in the Recitals hereto.

        5.12  Maintenance of Corporate Separateness. Each Credit Party will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither Company nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Company or any of its Subsidiaries being ignored, or in the assets and liabilities of Company or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

        5.13  Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter, Company shall maintain, or caused to be maintained, in effect one or more Interest Rate Agreements for a term of not less than three years and otherwise in form and substance reasonably satisfactory to Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted Eurodollar Rate Component of the interest costs to Company with respect to an aggregate notional principal amount of not less than 50% of the aggregate total Indebtedness of Company outstanding from time to time (based on the assumption that such notional principal amount was a Eurodollar Rate Loan with an Interest Period of three months).

SECTION 6. NEGATIVE COVENANTS

     Each Credit Party covenants and agrees that, until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

        6.1  Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

        (a)  the Obligations;

        (b)  Indebtedness of Company to any Guarantor, or of any Guarantor to Company or any Guarantor; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be held at all times either (A) by Company or such applicable Guarantor or (B) by the Administrative Agent, to the extent so required pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes (any such Indebtedness as of the Closing Date shall become so evidenced by a promissory note at such time) or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor under any Guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

        (c)  Permitted Indebtedness;

        (d)  Indebtedness incurred by Company or any Subsidiary of Company arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries pursuant to such agreements or which exist in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

        (e)  Indebtedness of Company or any Subsidiary of Company which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business or letters of credit securing the performance of Company or any of its Subsidiaries pursuant to such agreements or in connection with Permitted Acquisitions or dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries, in each case as otherwise permitted hereunder;

        (f)  Indebtedness of Company or any Subsidiary of Company in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

        (g)  guaranties by Company or any Subsidiary of Company in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and any Subsidiary of Company;

        (h)  Indebtedness of Company or any Subsidiary of Company with respect to Capital Leases;

        (i)  Permitted Equipment Financings, provided that a Permitted Equipment Financing on behalf of a Subsidiary shall not be deemed to give rise to an Investment under Section 6.5;

        (j)  Indebtedness in respect of Liens described in Section 6.2(d) and corporate guarantees thereof or the obligation so secured;

        (k)  Acquired Debt, but not any extensions, renewals or replacement of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date such Indebtedness becomes Acquired Debt and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and the average life maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall (1) be renewed, extended or refinanced only by Company or the existing obligor thereunder or direct or indirect parent of such obligor, (2) not (A) exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus the costs of refinancing (including consent fees), accrued interest and premiums or (B) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom, and (3) shall be approved by the Company’s board of directors; and provided further that the payment of any such Acquired Debt in connection with any extensions, renewals or replacement or refinancing thereof by Company shall not be deemed to give rise to an Investment under Section 6.5;

        (l)  Hedge Agreements;

        (m)  other Indebtedness of Company or any Guarantors in an aggregate amount not to exceed at any time $10,000,000 outstanding; and

        (n)  Indebtedness with respect to the Exit Revolver; provided that (i) no Indebtedness may be incurred with respect to the Exit Revolver (x) at any time prior to [                ] [INSERT DATE WHICH IS THE END OF THE FOURTH COMPLETE QUARTER FOLLOWING THE EFFECTIVE DATE], (y) if immediately prior to, or after giving effect to any such incurrence, a Default or Event of Default shall have occurred and be continuing or would result therefrom, or (z) at any time that the aggregate amount of Company’s and its Subsidiaries’ Cash and Cash Equivalents net of outstanding and uncleared checks exceeds $50,000,000, and (ii) the aggregate principal amount of Indebtedness with respect to the Exit Revolver shall not at any time exceed the Maximum Exit Revolver Amount.

        (o)  existing Indebtedness described in Schedule 6.1(o), but not any extensions, renewals or replacement of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date hereof and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and the average life maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall (1) be renewed, extended or refinanced only by Company or the existing obligor thereunder or direct or indirect parent of such obligor, (2) not (A) exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus the costs of refinancing (including consent fees), accrued interest and premiums or (B) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom, and (3) shall be approved by the Company’s board of directors; and provided further that the payment of any such existing Indebtedness in connection with any extensions, renewals or replacement or refinancing thereof by Company shall not be deemed to give rise to an Investment under Section 6.5.

Anything herein to the contrary notwithstanding, at no time shall the sum of the principal amount of all Indebtedness with respect to (a) Permitted Indebtedness, plus (b) Permitted Equipment Financings, plus (c) Acquired Debt, plus (d) Capital Leases, exceed $25,000,000 in the aggregate.

        6.2  Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

        (a)  Liens in favor of Administrative Agent for the benefit of Lenders and Lender Counterparties, in each case granted pursuant to any Credit Document;

        (b)  Liens for Taxes, or claims the payment of which is not, at the time, required thereby;

        (c)  statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

        (d)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof or Liens to secure letters of credit given in lieu thereof;

        (e)  easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

        (f)  any interest or title of a lessor or sublessor under any lease permitted hereunder;

        (g)  Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it;

        (h)  Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

        (i)  Liens arising from filing precautionary UCC financing statements relating solely to operating leases entered into in the ordinary course of business;

        (j)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (k)  any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

        (l)  licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

        (m)  Liens described in Schedule 6.2;

        (n)  Liens securing Indebtedness permitted pursuant to Section 6.1(h) or (i); provided any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

        (o)  Liens existing on any property or assets acquired pursuant to a Permitted Acquisition prior to the acquisition thereof by Company or any of its Subsidiaries or existing on any property or asset of any Person that merges with or into or consolidates with Company or any of its Subsidiaries or becomes a Subsidiary of Company after the date hereof prior to such merger or consolidation or the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger, consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to (x) in the case of a Lien existing on any property or assets acquired pursuant to a

Permitted Acquisition prior to the acquisition thereto, any other or different property or assets of Company or any of its Subsidiaries (other than products of, accessions to and proceeds of the property originally subject thereto and, if required by the terms thereof, after-acquired property of the same type and owner) and (y) in the case of a Lien existing on any property or asset of any Person that merges with or into or consolidates with Company or any Subsidiary of Company or becomes a Subsidiary of Company after the date hereof prior to such merger or consolidation or the time such Person becomes a Subsidiary, any property or assets of any other Person other than Company or such Subsidiary, as the case may be, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the costs of refinancing (including consent fees), accrued interest and premiums;

        (p)  other Liens on assets securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding;

        (q)  Liens securing Indebtedness in respect of the Exit Revolver permitted pursuant to Section 6.1(n); and

        (r)  Liens incurred in connection with “Irrevocable Right of Use” agreements, capacity agreements, leases and similar agreements conveying to other Persons the right to use telecommunications facilities owned by the Company or any of its Subsidiaries; provided any such Lien shall encumber only the facility permitted to be used under the related agreement and provided further that any such Lien shall be incurred either: (i) in the ordinary course of business of Company or such Subsidiary; or (ii) in connection with an Asset Sale.

        6.3  Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien (on terms consistent with the terms contained in the Pledge and Security Agreement) equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

        6.4  Restricted Payments; Restrictions on Subsidiary Distributions.

        (a)  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment except the following shall be permitted:

        (i)  Company may (x) make payments of principal and interest in respect of, in accordance with the terms of, and only to the extent required by, any Indebtedness (other than the Term Loans) subject to the subordination provisions, if any, contained in the indenture or other agreement pursuant to which such Indebtedness was issued; and (y) defease or repay and retire any Indebtedness in connection with a refinancing of such Indebtedness on terms otherwise permitted hereby; and

        (ii)  Subsidiaries of Company may (x) make Restricted Junior Payments to their parent entities, but only if such Restricted Junior Payments are made pro rata in accordance with the interests held in such Subsidiaries, (y) make payments of principal and interest in respect of, in accordance with the terms of, and only to the extent required by, any Indebtedness permitted hereunder, and (z) defease or repay or retire any Indebtedness in connection with a refinancing of such Indebtedness on terms otherwise permitted hereunder.

        (iii)  Company and any Subsidiary may declare and pay cash dividends and comply with change of control repurchase obligations with respect to Acquired Preferred Stock and may make the Telecom Nevada Acquisition [(provided that any honoring of the put right under Section 11.4(a) of the Amended and Restated Limited Liability Company Agreement of Telecommunications of Nevada, LLC dated as of April 30, 1996, as amended, shall require the prior written consent of the Requisite Lenders)].

        (b)  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (1) in agreements evidencing or securing Indebtedness of Subsidiaries permitted hereunder, (2) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (3) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

        6.5  Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

        (a)  Cash Equivalents and Acquired Investments;

        (b)  Investments (i) in accounts receivable arising and trade credit granted in the ordinary course of business and in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries and (iii) in the form of non-cash consideration received in connection with an Asset Sale to the extent permitted by Section 6.7(d);

        (c)  intercompany loans to the extent permitted under Section 6.1(b);

        (d)  Capital Expenditures;

        (e)  Hedge Agreements;

        (f)  loans and advances to employees of Company and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 in the aggregate;

        (g)  Permitted Acquisitions by Company and its Subsidiaries;

        (h)  ownership of existing Investments described in Schedule 6.5(h); [and]

        (i)  the Telecom Nevada Acquisition [(provided that any honoring of the put right under Section 11.4(a) of the Amended and Restated Limited Liability Company Agreement of Telecommunications of Nevada, LLC dated as of April 30, 1996, as amended, shall require the prior written consent of the Requisite Lenders)] [; and

        (j)  Investments in Telecommunications of Nevada, LLC].

        6.6  Financial Covenants.

        (a)  Minimum Unrestricted Cash Balance. Company shall not permit the aggregate amount of the Company’s and its Subsidiaries’ Cash and Cash Equivalents (that in either case are free from all Liens other than Permitted Liens of the type described in Section 6.2(a)) on any day during the applicable Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003 to be less than the correlative amount indicated:

Fiscal Quarter	Amount (in millions)

1Q2003	$190.0
2Q2003	$140.0
3Q2003	$80.0
4Q2003	$45.0
1Q2004 and each Fiscal Quarter thereafter	$25.0

        (b)  Minimum Consolidated EBITDA. Company shall not permit Consolidated EBITDA for the four consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter set forth below, beginning with the Fiscal Quarter ending March 31, 2003, to be less than the correlative amount indicated:

Fiscal Quarter	Amount(in millions)

1Q2003	($10.0)
2Q2003	($20.0)
3Q2003	($26.0)
4Q2003	($28.0)
1Q2004	($12.0)
2Q2004	$10.0

3Q2004	$34.0
4Q2004	$62.0
1Q2005	$97.0
2Q2005	$135.0
3Q2005	$175.0
4Q2005	$210.0
1Q2006	$245.0
2Q2006	$280.0
3Q2006	$315.0
4Q2006	$355.0
1Q2007	$390.0
2Q2007	$430.0
3Q2007	$470.0
4Q2007	$510.0
1Q2008	$550.0
2Q2008	$585.0
3Q2008	$625.0
4Q2008 and each Fiscal Quarter thereafter	$670.0

; provided, that with respect to the first three Fiscal Quarters in Fiscal Year 2003, consolidated EBITDA shall be measured on a one Fiscal Quarter basis, combined two Fiscal Quarter basis and combined three Fiscal Quarter basis, respectively.

        (c)  Maximum Consolidated Capital Expenditures Amount. Company shall not permit Consolidated Capital Expenditures for each Fiscal Year beginning with Fiscal Year 2003 to be greater than the correlative amount indicated (as adjusted in accordance with the proviso hereto, the “Maximum Consolidated Capital Expenditures Amount”); provided, that the Maximum Consolidated Capital Expenditures Amount for any such Fiscal Year shall be increased by an amount equal to the excess, if any (but in no event more than $50,000,000) of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Capital Expenditures for such previous Fiscal Year; provided, further, that the Maximum Consolidated Capital Expenditures Amount for Fiscal Year 2003 shall be increased by an amount equal to the excess, if any (but in no event more than $50,000,000) of $300,000,000 over the actual amount of Capital Expenditures for Fiscal Year 2002:

Fiscal Year	Amount (in millions)

2003	$211.0
2004	$237.0
2005	$267.0
2006	$297.0
2007	$328.0
2008 and each Fiscal Year thereafter	$360.0

        6.7  Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit, any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of real property, inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

        (a)  any Subsidiary of Company may be merged with or into Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor; provided, in the case of such a merger, Company or such Guarantor, as applicable shall be the continuing or surviving Person;

        (b)  the Company or any of its Subsidiaries may consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets if (i) the Company or such Subsidiary shall be the continuing Person, or the resulting, surviving or transferee Person (the “surviving entity”) shall be a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia; and (ii) the surviving entity (other than an existing Guarantor) shall expressly assume, pursuant to documentation delivered to the Administrative Agent, all of the obligations of the Company or such Subsidiary, as applicable under the Credit Documents, and the Company or the surviving entity shall have taken all steps necessary to perfect and protect the security interests granted or purported to be granted by the Collateral Documents in the applicable Collateral;

        (c)  sales or other dispositions of assets that do not constitute Asset Sales;

        (d)  Asset Sales, the Net Asset Sale Proceeds of which, if any, shall be applied as required by Section 2.12(a)

        (e)  disposals of obsolete, worn out or surplus property;

        (f)  Permitted Acquisitions made by Company and its Subsidiaries;

        (g)  Investments made in accordance with Section 6.5;

        (h)  entering into “Irrevocable Right of Use” agreements and capacity agreements with other Persons by, and leases or subleases to or from other Persons of assets by, Company or any Subsidiary of Company, in each case, in the ordinary course of business;

        (i)  licenses to or from other Persons of Intellectual Property by Company or any Subsidiary of Company thereof in the ordinary course of business and

        (j)  [Asset Sales pursuant to existing contracts with Level 3 Communications, Inc.]

        6.8  Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.7, no Credit Party shall (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

        6.9  Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than a Credit Party) in connection with such lease.

        6.10  Conduct of Business; Holding Company Status.

        (a)  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the Telecommunications Business and (ii) such other lines of business as may be consented to by Requisite Lenders.

        (b)  Company will not engage in any business activities or own any assets or properties other than (i) businesses conducted or assets or properties owned as of the Closing Date, (ii) businesses, assets and properties owned that are reasonably related to or are reasonable extensions of the foregoing, (iii) businesses conducted and assets and properties owned by Persons at the time such Persons are merged into or consolidated with Company in connection with Permitted Acquisitions or other transactions consented to by the Requisite Lenders, provided that in connection with any transactions described in this clause (iii), Company will use commercially reasonable efforts to contribute any assets acquired in a Permitted Acquisition or such other transaction consented to by the Requisite Lenders to a Subsidiary of Company as promptly as may reasonably be accomplished without incurring adverse tax consequences, violating applicable law or the terms of any agreement or otherwise adversely affecting the economic benefits of such transactions.

        (c)  Each LMDS License and all related authorizations and certifications will be held by one or more Subsidiaries whose only business shall be the holding of such property (and/or of other LMDS Licenses and related authorizations and certifications) and otherwise as incident to its holding of such property.

        6.11  Amendments or Waivers of Indebtedness or Restructuring Transaction Documents.

        (a)  No Credit Party shall nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Permitted Indebtedness, or make any payment in connection with an amendment thereof or change thereto (other than for reasonable professional fees and expenses), if the effect of any such amendment or change is to increase the interest rate payable under any Permitted Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof (other than any changes to the defeasance provisions which are not adverse in any manner to the Lenders), change the subordination provisions of such Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party, the Administrative Agent, or Lenders. Notwithstanding anything to the contrary herein or in the other Credit Documents, Company is permitted to terminate, forgive, writedown, or cancel intercompany Indebtedness as required by Section 3.1(m) hereof.

        (b)  No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any term or provision of or any of its rights under any Restructuring Transaction Document (other than: (i) the Organizational Documents of such Credit Party and; (ii) the amendments, restatements, supplements, modifications, or waivers relating to the Management Incentive Plan, the Management Options, the Management Retention Bonus Plan that have been approved by the board of directors of the Company) without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

        6.12  Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from December 31, or change its Fiscal Quarter-ends from March 31, June 30, September 30 and December 31.

        6.13  Significant Subsidiaries. At no time will those Subsidiaries of Company which are not Significant Subsidiaries account for 10% or more of the consolidated net income, consolidated revenues or consolidated assets, in each case as specified in Rule 1-02(w) of Regulation S-X, of Company and its Subsidiaries.

        6.14  Accounts. No Credit Party shall, nor shall it permit any of its Subsidiaries to, maintain any (i) demand, time, savings, passbook, deposit or other similar account with a bank or other financial institution, or (ii) securities account, including all financial assets and security entitlements credited thereto (each as defined in Article 8 of the UCC), in each case other than accounts which constitute Collateral hereunder and are fully secured by a first priority security interest in favor of the Administrative Agent for the benefit of the Lenders.

SECTION 7. GUARANTY

        7.1  Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

        7.2  Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guarantied. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.

The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

        7.3  Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

        7.4  Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

        (a)  this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

        (b)  Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

        (c)  the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

        (d)  payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

        (e)  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may to the maximum extent permitted by law (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

        (f)  this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not, to the maximum extent permitted by law, be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

        7.5  Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries, to the maximum extent permitted by law: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

        7.6  Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives the exercise of any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

        7.7  Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

        7.8  Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

        7.9  Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

        7.10  Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

        7.11  Bankruptcy, etc.

        (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

        (b)  Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are Guaranteed by

Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

        (c)  In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

        7.12  Notice of Events. As soon as any Guarantor obtains knowledge thereof, such Guarantor shall give Administrative Agent written notice of any condition or event which has resulted in (i) a material adverse change in the financial condition of any Guarantor or Company or (ii) a breach of or noncompliance with any term, condition or covenant contained herein, any other Credit Document, any Hedge Agreement or any other document delivered pursuant hereto or thereto.

        7.13  Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder, and such entity’s pledge as a Grantor under the Pledge and Security Agreement shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale, and Administrative Agent will, at the request and expense of Company execute all instruments as may be reasonably necessary to accomplish the same.

SECTION 8. EVENTS OF DEFAULT

        8.1  Events of Default. If any one or more of the following conditions or events shall occur:

        (a)  Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

        (b)  Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Significant Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

        (c)  Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Section 5.1(f), Section 5.2 or Section 6; or

        (d)  Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

        (e)  Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or Requisite Lenders of such default; or

        (f)  Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other similar relief shall be granted under any applicable federal or state law, which decree or order is not stayed; or (ii) an involuntary case shall be commenced against Company or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded, discharged or stayed; or

        (g)  Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

        (h)  Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Significant Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

        (i)  Dissolution. Any order, judgment or decree shall be entered against Company or any of its Significant Subsidiaries decreeing the dissolution or split up of Company or any of its Significant Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

        (j)  Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company or any of its Significant Subsidiaries in excess of $10,000,000 during the term hereof; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $10,000,000; or

     (k)  Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

     (l)   Confirmation Orders. Any Confirmation Order shall be revoked, remanded, vacated, supplemented, reversed, stayed, rescinded, modified or amended in any way adverse to the interests of the Administrative Agent or the Lenders or Company or any other Credit Party shall apply to the Bankruptcy Court for the authority to do so; or

     (m)  Exit Revolver. An “event of default” (or any defined term or event having a similar purpose) as defined in, and in respect of, the Exit Revolver shall have occurred and be continuing;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: the unpaid principal amount of and accrued interest on the Term Loans and all other Obligations, and (B) the Administrative Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

     9.1  Appointment of Agent.  Mizuho Corporate Bank, Ltd. is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

     9.2  Powers and Duties.  Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or attorneys in fact. The Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

     9.3 General Immunity.

        (a)  No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default. The Administrative Agent shall not be deemed to have knowledge of a Default or Event of Default unless it has received notice entitled “Notice of Default” from a Lender or the Borrower. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

        (b)  Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent or any of its officers, partners, directors, employees, or agents under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

     9.4 Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon,

any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

     9.5 Lenders’ Representations, Warranties and Acknowledgment.

        (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

        (b)  Each Lender, by delivering its signature page to this Agreement on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

     9.6 Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties under the Existing Credit Agreement, hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of the Existing Credit Agreement, this Agreement, the other Credit Documents or any Restructuring Transaction Document; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

     9.7 Successor Administrative Agent.

Administrative Agent (a) may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company; and (b) shall be deemed to resign on the thirtieth (30th) day following the Requisite Lenders’ written notice thereof sent to the Administrative Agent, the Company, and the Lenders. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent, provided that if the Requisite Lenders shall fail to appoint a successor Administrative Agent with such time period, the Administrative Agent may appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

     9.8 Collateral Documents and Guaranty.

        (a)  Administrative Agent as Agent under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Without further consent or authorization from Lenders, Administrative Agent may, and at the direction of the Requisite Lenders shall, execute any documents or instruments necessary to (i) release or otherwise subordinate any Lien encumbering any or all item(s) of Collateral (A) that is the subject of a sale or other disposition of assets permitted hereby or (B) to which Requisite Lenders have otherwise consented and (ii) release any Guarantor from the Guaranty and the Pledge and Security Agreement (A) pursuant to Section 7.13 or (B) with respect to which Requisite Lenders have otherwise consented.

        (b)  Administrative Agent’s Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

        (c)  Supplemental Collateral Agent. It is the purpose hereof and the other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation hereunder or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (a “Supplemental Collateral Agent”). In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended hereby or any of the other Credit Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of Sections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require. Should any instrument in writing from Company or any other Credit Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

SECTION 10. MISCELLANEOUS

     10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

     10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agent and, at the Requisite Lenders’ request, any counsel retained by a Lender (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Agent and of counsel to Agent and, at the Requisite Lenders’ request, any counsel that a Lender may retain, providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel and, at the Requisite Lenders’ request, any counsel that a Lender may retain) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Agent and, at the Requisite Lenders’ request, any Lender, in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings, provided that in case of clauses (a) through (h) hereof reimbursement of the fees and expenses of outside counsel shall be limited to (i) for the Agent, one law firm for each area of law, plus such local counsel as may be reasonably appropriate; (ii) for High River Limited Partnership or its assignees, one law firm for each area of law plus such local counsel as may be reasonably appropriate; and (iii) for all other Lenders as a group, one law firm for each area of law (i.e., one law firm representing such group of Lenders, not one firm for each such Lender), plus such local counsel as may be reasonably appropriate; provided, however, that such reimbursement provided to all other Lenders as a group under this clause (iii) shall be further limited to reimbursement only after the occurrence of a Default or an Event of Default. With respect to foregoing, the parties confirm that, in connection with this matter, Brown Rudnick Berlack Israels LLP has represented High River Limited Partnership and no other Lender.

     10.3 Indemnity. In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

     10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including special or trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to Administrative Agent and each Lender a security interest in all Deposit Accounts maintained with Administrative Agent or such Lender as security for the Obligations.

     10.5 Amendments and Waivers.

        (a)  Requisite Lenders’ Consent. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders. The Requisite Lenders shall have the right to amend, modify, terminate or waive any provision of the Credit Documents, or consent to any departure of any Credit Party therefrom or may take any action contemplated in the Credit Documents, and such amendment, modification, termination, waiver, consent, or action shall be effective upon the written concurrence of the Requisite Lenders, and, if applicable, the Company, and any applicable Credit Party and the Administrative Agent shall join therein. The Requisite Lenders shall have the right to waive any breach, default or Event of Default by any Credit Party, effective upon the written concurrence of the Requisite Lenders and upon such waiver, such breach, default of Event of Default shall cease to exist and shall be deemed to have been cured and released for every purpose under the Credit Documents.

        (b)  Additional Matters. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Term Loans or Term Loan Notes;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.8) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Term Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share"; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loans are included on the Closing Date;

(viii) release or otherwise subordinate all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty, except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

        (c)  Consents of Administrative Agent. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9, other than Section 9.8(a). Subject to the immediately preceding sentence, upon notice of the Requisite Lenders, any provision of the Credit Documents requiring the consent or agreement or other approval or action of the Administrative Agent under the Credit Documents shall instead require the consent, agreement, approval or action only of the Requisite Lenders. Any amendment, modification, termination, waiver or consent given pursuant to Section 10.5(a) or 10.5(b) above shall be binding upon all Lenders, the Term Loans, the Notes and the Credit Documents, whether or not the individual Lender has given its consent thereto.

        (d)   Execution of Amendments, etc. Administrative Agent, upon the request of the Requisite Lenders, shall execute amendments, modifications, waivers or consents on behalf of the Lenders, except to the extent that such request would amend, modify, terminate or waive any provision of Section 9, other than Section 9.8(a), in which case the Administrative Agent may enter into such amendments, modifications, waivers or consents in its own discretion. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, consent, release, extension, reduction or other action effected in accordance with this Section 10.5 shall be binding upon all Lenders, the Term Loans, the Notes and the Credit Documents and each future Lender (whether or not the individual Lender has given its concurrence thereto) and, if signed by a Credit Party, on such Credit Party.

     10.2 Successors and Assigns; Participations.

              (a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.

              (b) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Term Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loans.

              (c) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loans owing to it, Note or Notes held by it, or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of every Term Loan):

              (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

              (ii) to any Person meeting the criteria of clause (ii) or (iii) of the definition of the term of “Eligible Assignee”; provided further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender) with respect to the assignment of the Term Loans, and after giving effect to each such assignment pursuant to this Section 10.6(c)(ii) and unless otherwise agreed by Company and Administrative Agent, such Lender shall have outstanding Term Loans aggregating at least $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Term Loan, as applicable, of the assigning Lender).

              (d) The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.18(c).

              (e) Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

              (f) Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loans; and (iii) it will make or invest in, as the case may be, its Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loans or any interests therein shall at all times remain within its exclusive control).

              (g) Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Term Loans of the assignee and/or the assigning Lender.

              (h) Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Term Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment modification or waiver that would (i) extend the final scheduled maturity of any Term Loan, Note in which such participant is participating, or reduce the rate or extend the time of payment of Interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating. All amounts payable by any Credit Party hereunder, including amounts payable to such Lender pursuant to Section 2.16(c), 2.17 or 2.18, shall be determined as if such Lender had not sold such participation. Each Credit Party and each Lender hereby acknowledge and agree that, solely for purposes of Sections 2.15 and 10.4, (1) any participation will give rise to a direct obligation of each Credit Party to the participant and (2) the participant shall be considered to be a “Lender.”

              (i) In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and pledge all or any portion of its Term Loans, the other Obligations owed to such Lender, and its Notes, if any, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, and (ii) any Lender which is an investment fund may pledge all or any portion of its Notes, if any, or Term Loans to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such fund (provided that such trustee or other representative is an Eligible Assignee), as security for such obligations or securities; provided no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further in no event shall the applicable Federal Reserve Bank or trustee or other representative be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     10.7 Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     10.8 Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16(c), 2.17, 2.18, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.15 and 9.6 shall survive the payment of the Term Loans and the termination hereof.

     10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     10.10 Marshalling; Payments Set Aside.   Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     10.11 Severability.  In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     10.12 Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. No Lender shall be (x) deemed to have any fiduciary duty or obligation to any other Lender by virtue of any position of such Person or its Affiliates, as a Lender, equity holder or otherwise, in or with respect to the Company or its Affiliates or (y) restricted or otherwise limited in exercising any rights, powers or privileges as a Lender or be excluded from the term “Requisite Lenders” as a result of any position of it or any of its Affiliates, as an equity holder or otherwise, in or with respect to the Company or its Affiliates; it being understood and agreed that each Lender shall be free to exercise its rights, powers and privileges in its sole and absolute discretion.

     10.13 Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     10.14 APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     10.15 CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE

NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     10.16 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE OR DEEMED MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     10.17 Confidentiality. Each Lender shall hold all non-public information obtained pursuant to the requirements hereof which has been identified as confidential by

Company in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) or disclosures reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17) or disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

     10.18 Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made or deemed made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made or deemed made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender=s option be applied to the outstanding amount of the Term Loans made or deemed made hereunder or be refunded to Company.

     10.19 Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective on the Closing Date upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

     10.20 Limitation of Liability. Each Credit Party agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Credit Party or any of their respective Subsidiaries or any of their equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Credit Documents and Restructuring Transaction Documents, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Credit Party hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     10.21 Transitional Arrangements. This Agreement shall, on and as of the Closing Date, amend, restate, and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 10.21. On the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and governed by this Agreement, provided, however,

     (a)  that any and all “Loans” (as defined in the Existing Credit Agreement), up to the amount of the Term Loans (as defined herein), shall be converted to Term Loans hereunder, be evidenced by the Term Loan Notes, and shall thereafter bear interest at the rates set forth hereunder;

     (b)  that any and all guarantees outstanding under or in connection with the Existing Credit Agreement shall continue and be deemed to be a guarantee hereunder, such that any guarantee provided hereunder or in connection herewith shall be deemed to be in addition thereto and not in substitution therefor; and

     (c)  that any and all Liens granted under or in connection with any Credit Document (as defined in the Existing Credit Agreement) and the Existing Credit Agreement or to secure the obligations thereunder shall continue and be deemed to secure the Obligations hereunder, such that any Lien granted hereunder or in connection herewith shall be deemed to be in addition thereto and not in substitution therefor.

[remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

XO COMMUNICATIONS, INC.,

By: ________________________

Guarantors	[TO BE UPDATED BY XO TO INCLUDE ALL WHOLLY-OWNED DOMESTIC SUBSIDIARIES AS OF THE CLOSING DATE.]

ITC LHP EQUIPMENT, INC.
XO ALABAMA, INC.
XO ARIZONA, INC.
XO CALIFORNIA, INC.
XO COLORADO, LLC
XO CONNECTICUT, INC.
XO DATA SERVICES, LLC
XO DELAWARE, INC.
XO D.C., INC.
XO FLORIDA, INC.
XO GEORGIA, INC.
XO HAWAII, INC.
XO IDAHO, INC.
XO ILLINOIS, INC.
XO INDIANA, INC.
XO INTERACTIVE, INC.
XO INTERCITY HOLDINGS NO. 1, LLC
XO INTERCITY HOLDINGS NO. 2, LLC
XO KANSAS, INC.
XO KENTUCKY, INC.
XO LMDS HOLDINGS NO. 1, INC.
XO LONG DISTANCE SERVICES, INC.
XO LONG DISTANCE SERVICES (VIRGINIA), LLC
XO LOUISIANA, INC.
XO MAINE, INC.
XO MANAGEMENT SERVICES, INC.
XO MANAGEMENT SERVICES NEVADA, INC.

By: __________________
Name:
Title:

GUARANTORS (CONTINUED):

XO MARYLAND, LLC
XO MASSACHUSETTS, INC.
XO MICHIGAN, INC.
XO MINNESOTA, LLC
XO MISSISSIPPI, INC.
XO MISSOURI, INC.
XO NEVADA MERGER SUB, INC.
XO NEW HAMPSHIRE, INC.
XO NEW JERSEY, INC.
XO NEW MEXICO, INC.
XO NEW YORK, INC.
XO NORTH CAROLINA, INC.
XO OHIO, INC.
XO ONE, INC.
XO OREGON, INC.
XO PENNSYLVANIA, INC.
XO RHODE ISLAND, INC.
XO SERVICES, INC.
XO SOUTH CAROLINA, INC.
XO TENNESSEE, INC.
XO TEXAS, INC.
XO UTAH, INC.
XO VIRGINIA, LLC
XO WASHINGTON, INC.
XO WEST VIRGINIA, INC.
XO WISCONSIN, INC.
[XO DOMESTIC HOLDINGS, INC
XO MINDSHARE, LLC
XO INTERNATIONAL HOLDINGS, INC
XO INTERNATIONAL, INC.]
[TELECOMMUNICATIONS OF NEVADA, LLC]

By: __________________
Name:
Title:

MIZUHO CORPORATE BANK, LTD,
as Administrative Agent

By: __________________
Name:
Title:

[SIGNATURE PAGES, IF REQUIRED FOR OTHER LENDERS, TO COME]

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Pro Rata Shares

Term Loans

APPENDIX A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

XO COMMUNICATIONS, INC.
11111 Sunset Hills Road
Reston Virginia, 20190
Attention: Treasurer
Telephone:703-547-2000
Facsimile:

[TO BE UPDATED BY XO TO
INCLUDE ALL WHOLLY-OWNED DOMESTIC
SUBSIDIARIES
AS OF CLOSING DATE]

ITC LHP EQUIPMENT, INC.
XO ALABAMA, INC.
XO ARIZONA, INC.
XO CALIFORNIA, INC.
XO COLORADO, LLC
XO CONNECTICUT, INC.
XO DATA SERVICES, LLC
XO DELAWARE, INC.
XO D.C., INC.
XO FLORIDA, INC.
XO GEORGIA, INC.
XO HAWAII, INC.
XO IDAHO, INC.
XO ILLINOIS, INC.
XO INDIANA, INC.
XO INTERACTIVE, INC.
XO INTERCITY HOLDINGS NO. 1, LLC
XO INTERCITY HOLDINGS NO. 2, LLC
XO KANSAS, INC.
XO KENTUCKY, INC.
XO LMDS HOLDINGS NO. 1, INC.
XO LONG DISTANCE SERVICES, INC.

APPENDIX B-1

GUARANTORS (CONTINUED):

XO LONG DISTANCE SERVICES (VIRGINIA), LLC
XO LOUISIANA, INC.
XO MAINE, INC.
XO MANAGEMENT SERVICES, INC.
XO MANAGEMENT SERVICES NEVADA, INC.
XO MARYLAND, LLC
XO MASSACHUSETTS, INC.
XO MICHIGAN, INC.
XO MINNESOTA, LLC
XO MISSISSIPPI, INC.
XO MISSOURI, INC.
XO NEVADA MERGER SUB, INC.
XO NEW HAMPSHIRE, INC.
XO NEW JERSEY, INC.
XO NEW MEXICO, INC.
XO NEW YORK, INC.
XO NORTH CAROLINA, INC.
XO OHIO, INC.
XO ONE, INC.
XO OREGON, INC.
XO PENNSYLVANIA, INC.
XO RHODE ISLAND, INC.
XO SERVICES, INC.
XO SOUTH CAROLINA, INC.
XO TENNESSEE, INC.
XO TEXAS, INC.
XO UTAH, INC.
XO VIRGINIA, LLC
XO WASHINGTON, INC.
XO WEST VIRGINIA, INC.
XO WISCONSIN, INC.
[XO DOMESTIC HOLDINGS, INC
XO MINDSHARE, LLC
XO INTERNATIONAL HOLDINGS, INC
XO INTERNATIONAL, INC.]
[TELECOMMUNICATIONS OF NEVADA, LLC]

APPENDIX B-2

11111 Sunset Hills Road
Reston Virginia, 20190
Attention: Treasurer
Telephone:703-547-2000
Facsimile:

______________________________, as Administrative Agent

Administrative Agent’s Principal Office:

______________________________

______________________________

______________________________

Attention:

Telephone: ______

Facsimile: ______

[NOTICE ADDRESSES FOR ALL OTHER LENDERS TO COME]

APPENDIX B-3

SCHEDULES

[Schedules have not yet been provided by the Borrower for review, and shall be in form and substance satisfactory to the Administrative Agent and Requisite Lenders]

SCHEDULES

EXHIBIT A TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

     Reference is made to the Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among XO COMMUNICATIONS, INC., a Delaware corporation (“Company”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors (the “Guarantors”), the Lenders party thereto from time to time, and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

     Pursuant to Section 2.7 of the Credit Agreement, Company desires to convert or to continue the following Term Loans, each such conversion and/or continuation to be effective as of ______:

i.	Term Loans:

	(1)	Amount of Eurodollar Rate Loans to be continued as Eurodollar Rate Loans, with an Interest Period of month(s):	$______

	(2)	Amount of Base Rate Loans to be converted to Eurodollar Rate Loans, with an initial Interest Period of month(s):	$______

	(3)	Amount of Eurodollar Rate Loans to be converted to Base Rate Loans:	$______

     In the case of a conversion to or continuation of a Eurodollar Rate Loan, the undersigned officer, to the best of his or her knowledge, and Company certify that (a) no Event of Default or Default has occurred and is continuing, and (b) the conversion or continuation date thereof is the expiration date of such Loan’s Interest Period.

Date: __________________	XO COMMUNICATIONS, INC.

By:
Name:
Title:

A-1

EXHIBIT B TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[1]______	[2]______, 2002

     FOR VALUE RECEIVED, XO COMMUNICATIONS, INC., a Delaware corporation (“Company”), promises to pay to the order of [3]______(“Payee”) or its registered assigns the sum of (i) [1]______DOLLARS ($[1]______), plus (ii) the Accrued Principal that is not evidenced by a separate new note as contemplated by Section 2.6 of the Credit Agreement referred to below in the installments referred to below.

     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time, [MIZUHO CORPORATE BANK, LTD. (“Mizuho”), as Administrative Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

     Company shall make principal payments on this Note as set forth in Section 2.10 of the Credit Agreement. The principal balance of this Note shall increase by and include Accrued Principal, except to the extent that payment of accrued interest is made by delivering a separate new note as a method of paying accrued interest as contemplated by Section 2.6 of the Credit Agreement. This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

     This Note is one of the “Term Loan Notes” in the maximum aggregate principal amount of $500,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

     All payments of principal and interest in respect of this Note shall be made (i) in lawful money of the United States of America in same day funds at the Administrative Agent’s Principal Office or at such other place as shall be designated in writing for such purpose in ________________________

[1] Lender#s Term Loans

[2] Date of Issuance

[3] Name of Lender

accordance with the terms of the Credit Agreement or (ii) with respect to payments of accrued interest only, either by adding the amount thereof to the then outstanding balance of this Note or in the form of delivery of separate new notes in respect thereof as contemplated by Section 2.6 of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that it will make a notation hereon of all advances and all principal payments made hereunder and of the date to which interest hereon has been paid; provided, the failure to make any notation shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

XO COMMUNICATIONS, INC.

By:
Name:
Title:

EXHIBIT C TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

     1.     I am the treasurer of XO COMMUNICATIONS, INC., a Delaware corporation (“Company”).

     2.     I have reviewed the terms of that certain Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time, [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent, and the terms of the other Credit Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

     3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

     The foregoing certifications, together with the computations set forth in the Attachment and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______day of ______ pursuant to Section 5.1(d) of the Credit Agreement.

XO COMMUNICATIONS, INC.

By:
Name:
Title: Treasurer

ATTACHMENT TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING __________________.

1.	Certain Indebtedness Amounts

	(a)	“Other Indebtedness” in the Period:		$____________
	(b)	Aggregate outstanding “Other Indebtedness”	Actual:	$____________
			Permitted:	$ 10,000,000
	(c)	Aggregate outstanding Capital Leases:		$____________

	(d)	Aggregate outstanding Permitted Indebtedness:		$____________

	(e)	Aggregate Permitted Equipment Financings:		$____________

	(f)	Aggregate outstanding Acquired Debt:		$____________

	(g)	Sum of 1(c), 1(d), 1(e) and 1(f):	Actual:	$____________
			Permitted:	$ 25,000,000

	[(h)	Aggregate amount of Indebtedness with respect to the Exit Revolver]	Actual:	$____________
			Permitted:	Amount on 1(k)

	[(i)	Aggregate Cash proceeds received by Company with respect to the Rights]		$____________

	(j)	Aggregate amount of permanent reductions in the Exit Revolver commitments which are required under the Exit Revolver as contemplated in Sections 2.12(a), (b), (c), and(d)]		$____________

	[(k)	$200,000,000 minus the sum of 1(i) and 1(j)]		$____________

2.	Certain Liens Amounts
	(a)	“Other Liens” securing Indebtedness incurred in the Period:		$____________

	(b)	Aggregate outstanding “Other Liens” securing Indebtedness:	Actual:	$____________
			Permitted:	$ 10,000,000

3.	Certain Investments

	(a)	Aggregate amount of Indebtedness incurred and Capital Stock issued and or Excess Common Equity Proceeds expended in respect of all acquisitions since the Closing Date:	Actual:	$____________
			Permitted:	$ 50,000,000

	(b)	Ordinary course loans and advances to employees of Company and Subsidiaries during the Period:		$____________

	(c)	Aggregate ordinary course loans and advances outstanding:	Actual:	$____________
			Permitted:	$ 2,000,000
4.	Consolidated Excess Cash Flow

	(a)	Consolidated EBITDA in Period:		$____________

	(b)	Consolidated Working Capital Adjustment in Period:		$____________

	(c)	Repayments in Period of Consolidated Total Debt (excluding repayments (i) in connection with refinancings and (ii) from the proceeds of Asset Sales:		$____________

	(d)	Consolidated Capital Expenditures in Period (net of proceeds of any related financings with respect to such expenditures):		$____________

	(e)	Consolidated Cash Interest Expense in Period:		$____________

	(f)	All regularly scheduled cash dividend payments on Acquired Preferred Stock in Period		$____________

	(g)	The provision in Period for taxes of Company and its Subsidiaries and payable in cash and, to the extent Company failed in good faith to reserve funds for the same, with respect to prior periods:		$____________

	(h)	The sum of 4(a) and 4(b):		$____________

	(i)	The sum of 4(c), 4(d), 4(e), 4(f) and 4(g):		$____________

	(j)	4(h) minus 4(i):		$____________

5.	Unrestricted Cash Balance:		Actual:	$____________
			Required:	$____________
6.	Consolidated EBITDA:		Actual:	$____________
			Required:	$____________
7.	Capital Expenditures:

	(a)	Consolidated Capital Expenditures in fiscal year:	Actual:	$____________
			Permitted:	Amount required on 7(e)

	(b)	Amount of Capital Expenditures allowed for previous fiscal year minus actual Capital Expenditures for such fiscal year ($50 million maximum):		$____________

	(c)	Amount of $300,000,000 over actual Capital Expenditures for fiscal year 2002 ($50 million maximum) (for fiscal year 2003 only):		$____________

	(d)	Amount of Capital Expenditures permitted for fiscal year:		$____________

	(e)	7(b) plus 7(c) plus 7(d):	Actual:	$____________
			Required:	$____________

EXHIBIT D TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

OPINIONS OF COUNSEL

[TO COME]

D-1

EXHIBIT E TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AGREEMENT

     This ASSIGNMENT AGREEMENT, dated as of Effective Date as set forth on Schedule I (this “Agreement”), by and between the parties signatory hereto and designated as Assignor (“Assignor”) and Assignee (“Assignee”).

RECITALS:

     WHEREAS, Assignor is party to the Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time, and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent; and

     WHEREAS, Assignor desires to sell and assign to Assignee, and Assignee desires to purchase and assume from Assignor, certain rights and obligations of Assignor under the Credit Agreement.

     NOW, THEREFORE, in consideration of the agreements and covenants herein contained, the parties hereto agree as follows:

     Section 1. Assignment and Assumption. Subject to the terms and conditions hereof, as of the Effective Date as set forth on Schedule I, Assignor sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee purchases and assumes from Assignor, the percentage interest specified on Schedule I in all of the rights and obligations with respect to the outstanding Term Loans of Lenders arising under the Credit Agreement and the other Credit Documents (the “Assigned Share”). In consideration of such assignment, Assignee hereby agrees to pay to Assignor on the date set forth on Schedule I as the “Settlement Date”, the principal amount of any outstanding loans included within the Assigned Share (such principal amount referred to herein as the “Purchase Price”), such payment to be made by wire transfer of immediately available funds. Upon the occurrence of the Effective Date: (a) the Assignee shall have the rights and obligations of a “Lender” to the extent of the Assigned Share and shall thereafter be a party to the Credit Agreement and a “Lender” for all purposes of the Credit Documents; and (b) Assignor shall, to the extent of the Assigned Share, relinquish its rights (other than any rights which survive the termination of the Credit Agreement under Section 10.8 thereof) and be released from its obligations under the Credit Agreement. From and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (i) in the case of any interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (ii) in all other cases, to Assignee; provided, Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Administrative Agent under the Credit Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by this Section 1 occurs on a date other than the Settlement Date.

     Section 2. Effective Date. Notwithstanding anything herein to the contrary, the Effective Date shall not be deemed to have occurred until each of the following conditions are satisfied, as determined in the reasonable judgment of each of Assignor, Assignee and Administrative Agent: (a) the execution of a counterpart hereof by each of Assignor and Assignee; (b) the payment of the Purchase Price on the Settlement Date; (c) if applicable, the receipt by Administrative Agent of the processing and recordation fee referred to in Section 10.6 of the Credit Agreement; (d) in the event Assignee is a Non-US Lender, the delivery by Assignee to Administrative Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Administrative Agent pursuant to Section 2.18(c) of the Credit Agreement; (e) the receipt by Administrative Agent of originals or telefacsimiles of executed counterparts hereof; and (f) the recordation by Administrative Agent in the Register of the pertinent information regarding this Assignment pursuant to Section 10.6 of the Credit Agreement.

     Section 3. Certain Representations, Warranties and Agreements. (a) Assignor represents and warrants to Assignee that (i) Assignor is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim; and (ii) Schedule I sets forth the aggregate amount of the Term Loans as of the Effective Date.

     (b)  Assignee represents and warrants to Assignor that (i) it is an Eligible Assignee and that it has experience and expertise in the making or purchasing of loans and commitment such as the Term Loans; (ii) it has acquired the Assigned Share for its own account in the ordinary course of its business and without a view to distribution of the Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of Section 10.6 of the Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); (iii) it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto); and (iv) it has received from Assignor such financial information regarding Company and its Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Term Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

     (c)  Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

     (d)  Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Credit Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any of its Subsidiaries to Assignor or Assignee in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default.

     Section 4. Miscellaneous. Assignor and Assignee each agrees from time to time, upon request of such other party, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of Assignee shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date by their respective officers thereunto duly authorized.

a

[ASSIGNOR], as Assignor	[ASSIGNEE], as Assignee

By:________________________	By:________________________
Name:	Name:
Title:	Title:

[Consented to as of the Effective Date][1]:	Consented to and recorded as of ______, ______.

[COMPANY], as Company	[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:________________________	By:________________________
Name:	Name:
Title:	Title:

____________

[1] If required

SCHEDULE I TO
ASSIGNMENT AGREEMENT

1.	Effective Date:	$______
2.	Settlement Date:	$______
3.	Assigned Share:

		Aggregate	Principal	Percentage
		Amount of	Amount	of Facility
	Facility	Term Loans	Assigned	Assigned

Term Loans		$ ____________	$ ____________	______ %

4.	Payment Instructions:

	ASSIGNOR:	ASSIGNEE:

	Attention:	Attention:

5.	Notice Instructions:

	ASSIGNOR:	ASSIGNEE:

	Attention:	Attention:

EXHIBIT F TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

     Reference is hereby made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time, and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent. Pursuant to Section 2.18(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:________________________
Name:
Title:

F-1

EXHIBIT G TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

     1.     We are, respectively, the general counsel and the treasurer of XO COMMUNICATIONS, INC., a Delaware corporation (“Company”).

     2.     Pursuant to Section 2.1 of the Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement’’; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time, and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent, the following Term Loans to Company are outstanding on the Closing Date:

(a)	Term Loans:

	(i)	Amount of Base Rate Loans:	$______

	(ii)	Amount of Eurodollar Rate Loans with an initial Interest Period of [one month]:	$______

     3.     We have reviewed the terms of Sections 3 and 4 of the Credit Agreement, and the definitions and provisions contained in such Credit Agreement relating to such subsections, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

     4.     Based upon our review and examination described in paragraph (3) above, we certify that as of the date hereof: (a) no injunction or restraining order has been issued and no hearing to cause an injunction or other restraining order is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of any Credit Extension; (b) each Credit Party has performed all agreements and satisfied all conditions which the Credit Agreement or the Credit Documents provide shall be performed or satisfied by it on or before the Closing Date; and (c) no event has occurred or is continuing as of the date hereof, or will result from the consummation of the deemed borrowing of the Term Loans on the date hereof, that would constitute an Event of Default or a Default.

     5.     All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Restructuring Transaction Documents or to consummate the Restructuring Transactions have been obtained and are in full force and effect.

G-1

     6.     On the Closing Date, (i) all of the conditions to effecting or consummating the Restructuring Transactions set forth in the Restructuring Transaction Documents have been duly satisfied or, with the consent of Administrative Agent or Requisite Lenders (which consent shall not be unreasonably withheld), waived, and (ii) the Restructuring Transactions have been consummated in accordance with the Restructuring Transaction Documents and all applicable laws.

     7.     Each Credit Party has requested (i) Willkie Farr & Gallagher, counsel for Credit Parties and (ii) Kelley Drye & Warren LLP, FCC counsel for Credit Parties, to deliver to the Administrative Agent and any Lender requesting same in writing on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibit D annexed to the Credit Agreement.

     The foregoing certifications are made and delivered as of ______, 2002.

________________________
Name:
Title:

________________________
Name:
Title:

G-2

EXHIBIT H TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

     This COUNTERPART AGREEMENT, dated ______is delivered pursuant to the Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent.

     1.     Pursuant to Section 5.9 of the Credit Agreement, the undersigned hereby:

     (a)  agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

     (b)  represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned are true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

     (c)  no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

     (d)  agrees, subject to the provisions of Section 7.2 of the Credit Agreement, to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

     (e)  subject to the terms and conditions of the Amended and Restated Pledge and Security Agreement, Grantor hereby (i) agrees that this Counterpart Agreement may be attached to the Amended and Restated Pledge and Security Agreement, (ii) agrees that by the execution and delivery hereof the undersigned becomes a Grantor under the Amended and Restated Pledge and Security Agreement and agrees that such Grantor will comply with all the terms and conditions of the Amended and Restated Pledge and Security Agreement as if it were an original signatory thereto, and (iii) grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to its real, personal and mixed property, [including the Investment Property listed on Supplemental Schedule [1(a)] attached hereto and the Intellectual Property listed on Supplemental Schedule [1(c)] attached hereto], in each case whether now or hereafter existing or

H-1

in which Grantor now has or hereafter acquires an interest and wherever the same may be located. All such real, personal and mixed property[, including such Investment Property and Intellectual Property] shall be deemed to be part of the Collateral and hereafter subject to each of the terms and conditions of the Amended and Restated Pledge and Security Agreement.

     2.     The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of ______.

[NAME OF SUBSIDIARY]

By:________________________
Name:
Title:

     Address for Notices:

     ____________

     ____________

     ____________

H-2

EXHIBIT I TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

AMENDED AND RESTATED

PLEDGE AND SECURITY AGREEMENT

dated as of _____, 2002

among

XO COMMUNICATIONS, INC.,

CERTAIN SUBSIDIARIES OF
XO COMMUNICATIONS, INC., as Guarantors,

VARIOUS LENDERS

and

MIZUHO CORPORATE BANK, LTD., as Administrative Agent,

i

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.6 — DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.7 — INTELLECTUAL PROPERTY

SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — FORM OF COLLATERAL ACCOUNT CONTROL AGREEMENT

ii

     This AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of ______, 2002 (this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and MIZUHO CORPORATE BANK, LTD., as agent for the Lenders and the Lender Counterparties (in such capacity as agent, the “Secured Party”).

RECITALS:

     WHEREAS, reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among XO COMMUNICATIONS, INC., a Delaware corporation (“Company”), CERTAIN SUBSIDIARIES OF THE COMPANY, as Guarantors (the “Guarantors”), the lenders party thereto from time to time (the “Lenders”), and MIZUHO CORPORATE BANK, LTD., as Administrative Agent;

     WHEREAS, on the terms and subject to the conditions thereof, the Credit Agreement amends and restates a certain Existing Credit Agreement (as defined in the Credit Agreement), pursuant to which the Company and certain Guarantors (as defined in the Existing Credit Agreement) executed and delivered a Pledge and Security Agreement to the Administrative Agent or its successor in interest (the “Existing Security Agreement”);

     WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties (as such terms are defined in the Credit Agreement); and

     WHEREAS, in consideration of the accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein, and subject to the limitations set forth herein;

     WHEREAS, on the terms and subject to the conditions hereof, the parties hereto wish to amend and restate the Existing Security Agreement;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Secured Party agree that the Existing Security Agreement shall be amended and restated as follows:

SECTION 1.  DEFINITIONS; GRANT OF SECURITY.

     General Definitions. In this Agreement, the following terms shall have the following meanings:

               “Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

               “Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

               “Agreement” shall have the meaning set forth in the preamble.

               “Additional Grantors” shall have the meaning assigned in Section 5.3.

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               “Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

               “Cash Proceeds” shall have the meaning assigned in Section 7.7.

               “Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

               “Collateral” shall have the meaning assigned in Section 2.1.

               “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

               “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

               “Collection Account” shall mean any account established at a financial institution designated by the Secured Party in the name of “XO Communications, Inc. – Mizuho Corporate Bank, Ltd., as Administrative Agent”, together with any and all successor, replacement or substituted accounts thereto.

               “Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).

               “Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

               “Company” shall have the meaning set forth in the recitals.

               “Concentration Account” shall mean all of the accounts listed on Schedule 4.4(A)(8)(a) under the heading “Deposit Accounts: Concentration Account” (as such schedule may be amended or supplemented from time to time), together with any and all successor, replacement or substituted accounts thereto.

               “Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Tax Code.

               “Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time).

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               “Copyrights” shall mean all United States, state and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, the applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

               “Credit Agreement” shall have the meaning set forth in the recitals.

               “Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and in any event shall include any demand, time, savings, passbook or title account maintained with a depository institution and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

               “Documents” shall mean all “documents” as defined in Article 9 of the UCC.

               “Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

               “Event of Default” shall mean an Event of Default as defined in the Credit Agreement.

               “General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

               “Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

               “Grantors” shall have the meaning set forth in the preamble.

               “Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

               “Insurance” shall mean: (i) all insurance policies covering any or all of the Collateral (regardless of whether the Secured Party is the loss payee thereof) and (ii) any key man life insurance policies.

               “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade

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Secrets, and the Trade Secret Licenses and in any event shall include all present and future rights, priorities and privileges relating to intellectual property arising under United States, multinational or foreign laws or otherwise.

               “Inventory” shall mean: (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

               “Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

               “Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

               “Lender” shall have the meaning set forth in the recitals.

               “Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

               “Money” shall mean “money” as defined in the UCC.

               “Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Sections 9-406 through 409 of the UCC).

               “Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D) (as such schedule may be amended or supplemented from time to time).

               “Patents” shall mean all United States, state and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 4.7(C) (as such schedule may be amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

               “Payment Intangible” shall have the meaning specified in Article 9 of the UCC.

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               “Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

               “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

               “Pledged LLC Interests” shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

               “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

               “Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

               “Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

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               “Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

               “Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

               “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

               “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

               “Record” shall have the meaning specified in Article 9 of the UCC.

               “Secured Obligations” shall have the meaning assigned in Section 3.1.

               “Secured Party” shall have the meaning set forth in the Recitals.

               “Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

               “Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

               “Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

               “Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).

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               “Trademarks” shall mean all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

               “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).

               “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of such Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

               “United States” shall mean the United States of America.

        1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists at any time between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.  GRANT OF SECURITY.

     2.1 Grant of Security. Each Grantor hereby assigns and transfers to the Secured Party, and hereby grants to the Secured Party, a security interest and continuing lien on all of such

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Grantor's right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral"):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property;

(i) Investment Related Property;

(j) Letter of Credit Rights;

(k) Money;

(l) Receivables and Receivable Records;

(m) Commercial Tort Claims;

                       (n)     to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

                       (o)     to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

     2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach (a) to any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (b) in any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all

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classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided, that immediately upon the amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation.

SECTION 3.  SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

     3.1     Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”). To the extent that the Secured Party holds a security interest or lien in any of the Collateral under the Existing Credit Agreement (as defined in the Credit Agreement) or the Credit Documents (as defined in the Existing Credit Agreement), any and all such liens and security interests shall continue to secure the obligations thereunder and shall also be deemed to secure the Secured Obligations (as defined herein), such that any security interest or lien granted hereunder shall be deemed to be in addition to any existing and continuing security interest under the Existing Credit Agreement (as defined in the Credit Agreement) or the Credit Documents (as defined in the Existing Credit Agreement) and not in substitution therefor.

     3.2     Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Secured Party, any Lender or any Lender Counterparty and (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Secured Party nor any Lender or any Lender Counterparty shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Secured Party nor any Lender or Lender Counterparty have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, (iii) the exercise by the Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.  REPRESENTATIONS AND WARRANTIES AND COVENANTS.

            4.1      Generally.

                       (a)     Representations and Warranties. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or

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claims of all other Persons other than Permitted Liens, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person;

(ii) it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located.

(iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time);

(vi) with respect to each agreement identified on Schedule 4.1(D), it has indicated on Schedule 4.1(A) and Schedule 4.1(B) the information required pursuant to Section 4.1(a)(ii), (iii) and (iv) with respect to the debtor under each such agreement;

(vii) upon the filing of all UCC financing statements naming each Grantor as debtor and the Secured Party as secured party and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, and the delivery of an executed control agreement for each Concentration Account and Collection Account listed in Items (a)(8)(A) and (a)(8)(C), respectively of Schedule 4.4 hereof (as such schedule may be amended or supplemented from time to time) in accordance with Section 4.4.4 hereof, the security interests granted to the Secured Party hereunder in the Collateral (as such schedule may be amended or supplemented from time to time), constitute valid and perfected first priority Liens (subject only to Permitted Liens) on all of the Collateral;

(viii) all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained;

(ix) other than the financing statements filed in favor of the Secured Party, no effective UCC financing statement, fixture filing or other instrument similar in

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effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Secured Party for filing and (y) financing statements filed in connection with Permitted Liens;

(x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Secured Party hereunder or (ii) the exercise by Secured Party of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (vii) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(xi) all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(xii) such Grantor has not become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person; and

(xiii) such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

     (b)  Covenants and Agreements. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or the Credit Agreement;

(iii) it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business or chief executive office or its organization, jurisdiction of organization, state law identification number required for UCC filings, if any, or establish any trade names unless it shall have (a) notified the Secured Party in writing, by executing and delivering to the Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, jurisdiction of organization, state law identification number or trade name and providing such other information in connection therewith as the Secured

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Party may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Secured Party’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv) if the Secured Party or any Lender or Lender Counterparty gives value to enable Grantor to acquire rights in or the use of any Collateral, it shall use such value for such purposes and such Grantor further agrees that repayment of any Obligation shall apply on a “first-in, first-out” basis so that the portion of the value used to acquire rights in any Collateral shall be paid in the chronological order such Grantor acquired rights therein;

(v) upon such Grantor or any executive officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Secured Party in writing of any event that would reasonably be expected to have a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of any Grantor or the Secured Party to dispose of the Collateral or any portion thereof, or the rights and remedies of the Secured Party in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

(vi) it shall not take or permit any action which would reasonably be expected to impair the Secured Party’s rights in the Collateral; and

(vii) it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted by Section 6.7 of the Credit Agreement; provided, so long as (1) no Event of Default shall have occurred and is then continuing, and (2) to the extent required by the Credit Agreement, the Net Asset Sale Proceeds, if any, with respect to such sale, transfer or assignment are delivered to the Secured Party and all of the other terms of the Credit Documents related thereto are complied with, the Secured Party shall release the Lien hereof encumbering the Collateral that is the subject of such sale, transfer or assignment. The Secured Party shall execute each and every appropriate filing statement and/or recording document reasonably requested by any Grantor in connection with the foregoing. Reasonable expenses and costs incurred by the Secured Party in connection with any such release shall be for the account of and paid by the applicable Grantor.

             4.2      Equipment and Inventory.

                        (a)       Representations and Warranties. Each Grantor represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that:

(i) all of the Equipment and Inventory included in the Collateral that was acquired prior to July 1, 2001 is and has been kept for the past five (5) years only at the locations specified in Schedule 4.2 (as such schedule may be amended or supplemented from time to time);

(ii) any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended; and

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(iii) none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

                   (b)          Covenants and Agreements. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that:

(i) it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless it shall have (a) notified the Secured Party in writing, within thirty (30) days after any change in locations, identifying such new locations and providing such other information in connection therewith as the Secured Party may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Secured Party’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;

(ii) it shall keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, such Grantor’s cost therefor and (where applicable) the current list prices for the Inventory, in each case, in reasonable detail, as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP;

(iii) it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Secured Party; [and]

(iv) if any Equipment or Inventory is in possession or control of any third party, each Grantor shall join with the Secured Party in notifying the third party of the Secured Party’s security interest and obtaining an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Secured Party; [and

(v) with respect to any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof (A) provide information with respect to any such Equipment in excess of $100,000 individually or $1,000,000 in the aggregate, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Secured Party copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby.]

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             4.3        Receivables.

                   (a)            Representations and Warranties. Each Grantor represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that no more than $5,000,000 in the aggregate of Receivables is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Secured Party to the extent required by, and in accordance with, Section 4.3(c).

                   (b)          Covenants and Agreements: Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that:

(i) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables in accordance with prudent business practices;

(ii) it shall promptly transfer or cause to be transferred all funds arising from the collection of all Receivables (1) to a Deposit Account listed on Schedule 4.4(A)(8)(b) hereto (as such schedule may be amended or supplemented from time to time) and (2) in any event, no later than 2 Business Days after transfer to the account in (A)(1) above, to a Concentration Account listed on Schedule 4.4(A)(8)(a) hereto (as such schedule may be amended or supplemented from time to time);

(iii) it shall perform in all material respects all of its obligations with respect to the Receivables;

(iv) it shall not amend, modify, terminate or waive any provision of any Receivable other than in accordance with prudent business practices. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

(v) except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or the Secured Party may deem necessary or advisable. Notwithstanding the foregoing, the Secured Party shall have the right at any time to notify, or require any Grantor to notify (and if so, such Grantor shall so notify), any Account Debtor of the Secured Party’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Secured Party may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Secured Party; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts

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representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Secured Party; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; provided, the Secured Party shall not take any of the actions set forth in this sentence if and to the extent that such action is prohibited under any federal or state law. If the Secured Party notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Secured Party if required, in a Collateral Account maintained under the sole dominion and control of the Secured Party, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Secured Party hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon;

(vi) it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

                     (c)        Delivery and Control of Receivables. With respect to any Receivables in excess of $500,000 individually or $5,000,000 in the aggregate that are evidenced by, or constitute, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Secured Party (or its agent or designee) appropriately indorsed to the Secured Party or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within fifteen (15) days of such Grantor acquiring rights therein. With respect to any Receivables in excess of $500,000 individually or $5,000,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Secured Party control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within fifteen (15) days of such Grantor acquiring rights therein. Any Receivable not otherwise required to be delivered or subjected to the control of the Secured Party in accordance with this subsection (c) shall be delivered or subjected to such control upon reasonable request of the Secured Party.

         4.4       Investment Related Property.

                     4.4.1       Investment Related Property Generally

                     (a)           Covenants and Agreements. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that:

(i) in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to

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Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Secured Party shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii) in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Secured Party over all of the foregoing including, without limitation, any Investment Related Property (including, without limitation, delivery thereof to the Secured Party) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Secured Party and shall be segregated from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Secured Party authorizes each Grantor to retain and apply all dividends, distributions, and interest; and

(iii) each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to the Secured Party.

                     (b)        Delivery and Control. Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4 on or before the Closing Date or Credit Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4 immediately upon acquiring rights therein, in each case in form and substance satisfactory to the Secured Party. With respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Secured Party, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Secured Party as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Annex A hereto, pursuant to which such issuer agrees to comply with the Secured Party’s instructions with respect to such uncertificated security without further consent by such Grantor.

                     (c)        Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing:

(1)	except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from

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exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if the Secured Party shall have notified such Grantor that, in the Secured Party’s reasonable judgment, such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and provided further, such Grantor shall give the Secured Party at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement, within the meaning of this Section 4.4.1(c)(i)(1), and no notice of any such voting or consent need be given to the Secured Party; and

(2)	the Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (A) above;
(3)	Upon the occurrence and during the continuation of an Event of Default:

(A)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)	in order to permit the Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Secured Party all proxies, dividend payment orders and other instruments as the Secured Party may from time to time reasonably request and (2) the each Grantor acknowledges that the Secured Party may utilize the power of attorney set forth in Section 6.

               4.4.2         Pledged Equity Interests

              (a)              Representations and Warranties. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.4(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,”

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respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) except as set forth on Schedule 4.4(B), it has not acquired any equity interests of another entity or substantially all the assets of another entity within the past five (5) years;

(iii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv) without limiting the generality of Section 4.1(a)(viii), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Secured Party in any Pledged Equity Interests or the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof;

(v) none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that are: (a) investment company securities, (b) are dealt in or traded on securities exchanges or markets, (c) have opted to be treated as securities under the UCC or (d) held in a securities account;

                 (b)       Covenants and Agreements. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that:

(i) without the prior written consent of the Secured Party, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially impairs the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Secured Party’s security interest, (b) permit any issuer of any Pledged Equity Interest that is a Subsidiary to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer in each case, other than such equity interests owned by the Company or wholly-owned Subsidiaries of the Company that are pledged as and become Collateral, (c) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt which would have a Material Adverse Effect, or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to

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cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Secured Party in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Secured Party’s “control” thereof;

(ii) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property;

(iii) without the prior written consent of the Secured Party, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) if the surviving or resulting entity is a Subsidiary of the Company, such entity is or becomes bound as a Grantor hereunder and the security interest of the Secured Party in collateral in which such Grantor has or acquires rights is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) and (ii) to the extent the same constitutes Collateral, all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantors; provided, that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2;

(iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Secured Party and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Secured Party or its nominee following an Event of Default and to the substitution of the Secured Party or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

(v) it shall notify the Secured Party of any default under any Pledged Debt that has caused, either in any case or in the aggregate, a Material Adverse Effect.

               4.4.3       Pledged Debt

                    (a)      Representations and Warranties. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and each Credit Date, that Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor constitutes all of the issued and outstanding inter-company Indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor.

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                    (b)      Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall notify the Secured Party of any default under any Pledged Debt that has caused, either in any case or in the aggregate, a Material Adverse Effect.

               4.4.4       Investment Accounts

                    (a)       Representations and Warranties. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and each Credit Date, that:

(i) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each Securities Account and Commodities Account opposite its name, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

(ii) Schedule 4.4(A)(8)(a) hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Deposit Accounts: Concentration Accounts” all of the Concentration Accounts in which each Grantor has an interest, and Schedules 4.4(A)(8)(b) and 4.4(A)(8)(c) hereto (as such schedules may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts: Collection Account” and “Deposit Accounts: Others,” respectively, all Deposit Accounts not listed in Schedule 4.4(A)(8)(a) in which each Grantor has an interest. Each Grantor is the sole account holder of each Deposit Account listed on Schedule 4.4(A)(8) opposite its name and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii) each Grantor has taken all actions necessary or desirable, including those specified in Section 4.4(b) to: (a) establish the Secured Party’s “control” (within the meanings of Sections 8-106 and 9-106 or 9-104, as applicable of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements, Concentration Accounts, Collection Accounts or Commodities Accounts (each as defined herein, or if not defined herein, as defined in the UCC); (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts that are Concentration Accounts and Collection Accounts; and (d) to deliver all Instruments to the Collateral Agent.

                    (b)       Covenants and Agreement. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that it shall not close or terminate any Concentration Account or Collection Account without the prior consent of the Secured Party (which consent shall not be unreasonably withheld) and unless a successor or replacement account has been established with the consent of the Secured Party with respect to which successor or replacement account such Grantor has taken all actions necessary to comply with the provisions of Section 4.4.4(c).

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                         (c)        Delivery and Control. Each Grantor agrees that with respect to any Investments Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4.4(c) on or before the Credit Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4.4(c) immediately upon acquiring rights therein. With respect to any Investment Related Property consisting of Securities Accounts, Securities Entitlements, Concentration Accounts or Collection Accounts, it shall cause the securities intermediary or depositary institution, as the case may be, maintaining such Securities Account, Securities Entitlement, Concentration Accounts or Collection Accounts to enter into an agreement substantially in the form of Exhibit B hereto or such other form reasonably satisfactory to the Secured Party pursuant to which it shall agree to comply with the Secured Party’s “entitlement orders” or “instructions”, as the case may be, without further consent by such Grantor. Each Grantor shall enter into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements, Concentration Accounts or Collection Accounts that exist on the Credit Date, as of or prior to the Credit Date and (ii) any Securities Accounts, Securities Entitlements, Concentration Accounts or Collection Accounts that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts, Concentration Accounts or Collection Accounts.

In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Secured Party. Upon the occurrence of an Event of Default, the Secured Party shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Secured Party shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

            4.5       Material Contracts.

                         (a)        Representations and Warranties. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that Schedule 4.5 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights.

                         (b)       Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in addition to any rights under the Section of this Agreement relating to Receivables, the Secured Party may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Secured Party therein; provided, the Secured Party shall not take any of the actions set forth in this sentence if and to the extent such action is prohibited under any federal or state law. In addition, after the occurrence and during the continuance of an Event of Default, the Secured Party may upon written notice to the applicable Grantor, notify, or

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require any Grantor to notify, the counterparty to make all payments under the Material Contracts directly to the Secured Party;

(ii) each Grantor shall deliver promptly to the Secured Party a copy of each material demand, notice or document received by it relating to any Material Contract;

(iii) each Grantor shall deliver promptly to the Secured Party, and in any event within ten (10) Business Days, after (1) any Material Contract of such Grantor is terminated or amended in a manner that is materially adverse to such Grantor or (2) any new Material Contract is entered into by such Grantor, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Secured Party (to the extent such delivery is permitted by the terms of any such Material Contract and an explanation of any actions being taken with respect thereto;

(iv) it shall perform in all material respects all of its obligations with respect to the Material Contracts;

(v) it shall promptly and diligently exercise each material right it may have under any Material Contract, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable; and

(vi) it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Material Contract.

(vii) with respect to any agreement, contract or license to which any Grantor is a party that prevents the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise) (any such agreement, contract or license, a “Non-Assignable Contract"), each Grantor shall, within thirty (30) days of the date hereof with respect to any Non-Assignable Contract in effect on the date hereof and within thirty (30) days after entering into any Non-Assignable Contract after the Closing Date, request in writing the consent of the counterparty or counterparties to the Non-Assignable Contract pursuant to the terms of such Non-Assignable Contract or applicable law to the assignment or granting of a security interest in such Non-Assignable Contract to Secured Party and use its best efforts to obtain such consent as soon as practicable thereafter; provided, however, that the foregoing shall not apply to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions of any relevant jurisdiction) or any other applicable law.

            4.6      Letter of Credit Rights.

                       (a)       Representations and Warranties. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that all material letters of credit to which such Grantor has rights is listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time) hereto.

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                       (b)       Covenants and Agreements. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that: (i) it shall advise the Secured Party and Lenders of any single letter of credit or series of related letters of credit with a face amount of $1,000,000 or more to which Grantor has rights; and (ii) with respect to any such letter of credit, or any other material letter of credit hereafter arising, it shall at the request of the Requisite Lenders obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Secured Party and shall deliver to the Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.

            4.7      Intellectual Property.

                       (a)       Representations and Warranties. Except as disclosed in Schedule 4.7(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (ii) all Patent Licenses, Trademark Licenses and Copyright Licenses material to the business of such Grantor;

(ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property on Schedule 4.7 (as such schedule may be amended or supplemented from time to time), and it has the valid right to use all Intellectual Property necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and the licenses set forth on Schedule 4.7(B), (D), (F) and (G) (as each may be amended or supplemented from time to time);

(iii) all registrations and applications for Copyrights, Patents and Trademarks are standing in the name of each Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secret Collateral has been licensed by any Grantor to any affiliate or third party, except as disclosed in Schedule 4.7(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);

(iv) the conduct of such Grantor’s business does not infringe upon any trademark, patent, copyright, trade secret or similar intellectual property right owned or controlled by a third party except where there is no Material Adverse Effect; no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party except where there is no Material Adverse Effect;

(v) to the best of each Grantor’s knowledge, no third party is infringing upon any Intellectual Property owned or used by such Grantor, or any of its respective licensees;

(vi) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that adversely effect Grantor’s rights to own or use any Intellectual Property; and

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(vii) each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released to any Person other than the Secured Party. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of the Secured Party.

                 (b)       Covenants and Agreements. Each Grantor hereby covenants and agrees with the Secured Party that from and after the date of this Agreement until the payment in full of all Secured Obligations that:

(i) it shall not do any act or omit to do any act whereby any of the Intellectual Property of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein unless such Intellectual Property is not material to the conduct of its business or operations;

(ii) it shall not, with respect to any Trademarks of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof unless any such Trademark is not material to the conduct of its business or operations, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii) it shall, within thirty (30) days of the creation or acquisition of any Copyrightable work which is material to the business of Grantor, apply to register the Copyright in the United States Copyright Office;

(iv) it shall promptly notify the Secured Party if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, and state registry, any foreign counterpart of the foregoing, or any court;

(v) it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property (except for such works with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration) including, but not limited to, those items on Schedule 4.7(A), (C) and (E) (as each may be amended or supplemented from time to time);

(vi) in the event that any Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall unless it shall reasonably determine that such Intellectual

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Property is not material to the conduct of its business or operations, promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its exclusive rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vii) it shall promptly (but in no event more than thirty (30) days after any Grantor obtains knowledge thereof) report to the Secured Party (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(viii) it shall, promptly upon the reasonable request of the Secured Party, execute and deliver to the Secured Party any document required to acknowledge, confirm, register, record, or perfect the Secured Party’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

(ix) except with the prior consent of the Secured Party or as permitted under the Credit Agreement (including, without limitation, with respect to purchase money security interests permitted under the Credit Agreement), each Grantor shall not execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Secured Party and each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Lien created by and under this Agreement and the other Credit Documents;

(x) it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(xi) it shall take all steps reasonably necessary to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property;

(xii) it shall use proper statutory notice in connection with its use of any of the Intellectual Property; and

(xiii) it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof. In connection with such collections, each Grantor may take such action as such Grantor may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Secured Party shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

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             4.8     Commercial Tort Claims. Each Grantor hereby represents and warrants to the Secured Party, on the Closing Date and on each Credit Date, that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $1,000,000 individually or $10,000,000 in the aggregate.

SECTION 5.	ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS

     5.1     Access; Right of Inspection. The Secured Party shall at all times have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and the Secured Party and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Secured Party, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Secured Party and its representatives shall at all times also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

     5.2     Further Assurances.

               (a)      Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

(iii) at any reasonable time, upon request by the Secured Party, exhibit the Collateral to and allow inspection of the Collateral by the Secured Party, or persons designated by the Secured Party; and

(iv) at the Secured Party’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Secured Party’s security interest in all or any part of the Collateral.

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              (b)       Each Grantor hereby authorizes the Secured Party to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Secured Party may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Secured Party herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Secured Party may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Secured Party herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail.

              (c)       Each Grantor hereby authorizes the Secured Party to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

     5.3     Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to the Secured Party, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.   SECURED PARTY APPOINTED ATTORNEY-IN-FACT.

     6.1     Power of Attorney.   Each Grantor hereby irrevocably appoints the Secured Party as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Secured Party or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument that the Secured Party may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

                (a)        upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Secured Party pursuant to the Credit Agreement;

                (b)        upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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                (c)        upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

                (d)        upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral;

                (e)         to prepare and file any UCC financing statements against such Grantor as debtor;

                (f)         to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as assignor;

                (g)         to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Secured Party in its sole discretion, any such payments made by the Secured Party to become obligations of such Grantor to the Secured Party, due and payable immediately without demand in each case, as may be necessary to preserve the priority or perfection of the Liens granted by this Agreement or to preserve or enhance the value of the Collateral subject to such Liens; and

                (h)         upon the occurrence and during the continuance of any Event of Default generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Secured Party deems reasonably necessary to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

     6.2     No Duty on the Part of Secured Party. The powers conferred on the Secured Party hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

     6.3     Ratification. Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interest created hereby are released.

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SECTION 7. REMEDIES.

                7.1        Generally.

                             (a)         If any Event of Default shall have occurred and be continuing, the Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Secured Party forthwith, assemble all or part of the Collateral as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Secured Party deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable.

                (b)        The Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent any portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Secured Party, as representative of the Lenders and Lender Counterparties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Secured Party (except to the extent such claim

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arises solely out of the gross negligence or willful misconduct of the Secured Party) arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Secured Party to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Secured Party, that the

Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Secured Party hereunder.

                (c)       The Secured Party may sell the Collateral without giving any warranties as to the Collateral. The Secured Party may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.

                (d)       If the Secured Party sells any of the Collateral on credit, the Secured Obligations will be credited only with payments actually made by the purchaser and received by the Secured Party and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Secured Party may resell the Collateral.

                (e)       The Secured Party shall have no obligation to marshal any of the Collateral.

     7.2     Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Party in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Secured Party against, the Secured Obligations in the order of priority set forth in Section 2.13 of the Credit Agreement.

     7.3    Sales on Credit. If Secured Party sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Secured Party and applied to indebtedness of the Purchaser. In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Grantor shall be credited with proceeds of the sale.

     7.4     Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Secured Party may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Secured Party.

     7.5     Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those

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who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Secured Party determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Secured Party all such information as the Secured Party may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6      Intellectual Property.

           (a)       Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) the Secured Party shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Secured Party or otherwise, in the Secured Party’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Secured Party, do any and all lawful acts and execute any and all documents required by the Secured Party in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Secured Party as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that the Secured Party shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement;

(ii) upon written demand from the Secured Party, each Grantor shall grant, assign, convey or otherwise transfer to the Secured Party all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Secured Party such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Secured Party receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

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(iv) within five (5) Business Days after written notice from the Secured Party, each Grantor shall make available to the Secured Party, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on the Secured Party’s behalf and to be compensated by the Secured Party at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Secured Party shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

                         (b)       If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Secured Party of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Secured Party shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Secured Party as aforesaid, subject to any disposition thereof that may have been made by the Secured Party; provided, after giving effect to such reassignment, the Secured Party’s security interest granted pursuant hereto, as well as all other rights and remedies of the Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any Liens granted by or on behalf of the Secured Party and the Secured Parties.

                         (c)       Solely for the purpose of enabling the Secured Party to exercise rights and remedies under this Section 7 and at such time as the Secured Party shall be lawfully entitled

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to exercise such rights and remedies, each Grantor hereby grants to the Secured Party, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

     7.7     Cash Proceeds. In addition to the rights of the Secured Party specified in Section 4.3 with respect to payments of Receivables, if an Event of Default shall occur and be continuing upon the request of the Secured Party, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Secured Party, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Secured Party in the exact form received by such Grantor (duly indorsed by such Grantor to the Secured Party, if required) and (A) held by the Secured Party in the Collateral Account for the ratable benefit of the Lenders, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Secured Party against the Secured Obligations then due and owing.

            7.8       Release of Liens.

                        (a)       In the event that all or any part of the Collateral (i) is sold or otherwise disposed of to a Person that is not the Company or a Subsidiary of the Company in connection with a sale or other disposition permitted by the Credit Documents, or (ii) the release of which from the Liens and security interests created under any of the Credit Documents has been consented to by of the Requisite Lenders, then, in each case, the Secured Party, at the request and expense of the Company, will duly release from the Liens and security interest created under any of the Credit Documents and assign, transfer and deliver to the applicable Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in possession of Secured Party and has not theretofore been released or disposed of pursuant to this Agreement or the other Credit Documents and will execute all instruments and take such other action as may be reasonably necessary to accomplish the same. In the event that the subordination of any or all of the Liens or security interests created under any of the Credit Documents is consented to by the Requisite Lenders, in whole or in part, then, in each such case, the Secured Party, at the request and expense of the Company, will duly subordinate the Liens and security interests created under any of the Credit Documents in such manner and pursuant to such documents as have been consented to by the Requisite Lenders and will execute all instruments and take such other action as may be reasonably necessary to accomplish same.

                        (b)       In the event that the Company or a Subsidiary of the Company enters into an “Irrevocable Right of Use” agreement, capacity agreement, lease or similar agreement (in each case, as permitted by the Credit Documents) conveying to a third party the right to use telecommunications facilities owned by the Company or any of its Subsidiaries, and such right of use continues for substantially all of the useful life of such facilities, the Secured Party, at the request and expense of Company, will duly release from the security interest created under any of the Credit Documents and assign, transfer and deliver to the applicable Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so conveyed and as may be in possession of Secured Party and has not theretofore been released

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or disposed of pursuant to this Agreement and will execute all instruments and take such other action as may be reasonably necessary to accomplish the same.

SECTION 8.   COLLATERAL AGENT.

      The Secured Party has been appointed to act as agent hereunder by the Lenders. The Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Lender and Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Lender or Lender Counterparty that all rights and remedies hereunder may be exercised solely by the Secured Party for the benefit of the Lenders and Lender Counterparties in accordance with the terms of this Section. The Secured Party may resign as agent or be removed and a successor agent may be appointed, all in accordance with Section 9.7 of the Credit Agreement.

SECTION 9.   CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns, for the benefit and on behalf of the Lenders and Lender Counterparties. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer any Secured Obligations held by it to any other Person subject to and in compliance with the terms of the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Secured Party herein or otherwise. Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Secured Party shall, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.

SECTION 10.   STANDARD OF CARE; SECURED PARTY MAY PERFORM.

     The powers conferred on the Secured Party hereunder are solely to protect its interest, for the benefit and on behalf of the Lenders and Lender Counterparties, in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property. Neither the Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the expenses of

34

the Secured Party incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11.   MISCELLANEOUS.

     Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Secured Party in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The terms and provisions of this Agreement are in addition to and not in limitation of the provisions contained in the other Credit Documents. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default (as each term is defined in the Credit Agreement) if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Secured Party and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Secured Party given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Secured Party and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

35

     IN WITNESS WHEREOF, each Grantor and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

XO COMMUNICATIONS, INC.

By: _____________________________
Name: Title:

EACH OTHER GRANTOR LISTED ON SCHEDULE A HERETO

By: _____________________________
Name: Title:

MIZUHO CORPORATE BANK, LTD. as the Secured Party

By: _____________________________
Name: Title:

36

SCHEDULE 4.1
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Description of Agreement

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(E)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

SCHEDULE 4.1-1

SCHEDULE 4.2
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Location of Equipment and Inventory

SCHEDULE 4.2-1

SCHEDULE 4.4
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

INVESTMENT RELATED PROPERTY

     (A)(1) Pledged Stock:

%
				Stock		No. of	of Outstanding
	Stock	Class of	Certificated	Certificate	Par	Pledged	Stock of the
Grantor	Issuer	Stock	(Y/N)	No.	Value	Stock	Stock Issuer

     (2)  Pledged LLC Interests:

% of Outstanding
	Limited				LLC Interests of
	Liability	Certificated	Certificate	No. of Pledged	the Limited
Grantor	Company	(Y/N)	No. (if any)	Units	Liability Company

     (3)  Pledged Partnership Interests:

% of Outstanding
		Type of Partnership			Partnership
		Interests (e.g.,	Certificated	Certificate No.	Interests of the
Grantor	Partnership	general or limited)	(Y/N)	(if any)	Partnership

     (4)  Pledged Trust Interests:

% of Outstanding
		Class of Trust		Certificate No.	Trust Interests of
Grantor	Trust	Interests	Certificated (Y/N)	(if any)	the Trust

EXHIBIT 4.4-1

     (5)  Pledged Debt:

		Original Principal	Outstanding
Grantor	Issuer	Amount	Principal Balance	Issue Date	Maturity Date

     (6)  Securities Account:

Share of Securities
Grantor	Intermediary	Account Number	Account Name

     (7)  Commodities Accounts:

Name of Commodities
Grantor	Intermediary	Account Number	Account Name

     (8)  (a) Deposit Accounts: Concentration Account

Grantor	Name of Depositary Bank	Account Number	Account Name

            (b) Deposit Accounts: Collection Account

Grantor	Name of Depositary Bank	Account Number	Account Name

            (c) Deposit Accounts: Others

Grantor	Name of Depositary Bank	Account Number	Account Name

     (B)

EXHIBIT 4.4-2

Name of Grantor	Date of Acquisition	Description of Acquisition

EXHIBIT 4.4-3

SCHEDULE 4.5
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Description of Material Contract

SCHEDULE 4.5-1

SCHEDULE 4.6
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Description of Letters of Credit

SCHEDULE 4.6-1

SCHEDULE 4.7
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Matters

SCHEDULE 4.7-1

SCHEDULE 4.8
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Commercial Tort Claims

SCHEDULE 4.8-1

EXHIBIT A
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

     This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered pursuant to the Amended and Restated Pledge and Security Agreement, dated as of [mm/dd/yy] (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among [NAME OF COMPANY], the other Grantors named therein, and [NAME OF AGENT], as the Secured Party. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

     Grantor hereby confirms the grant to the Secured Party set forth in the Security Agreement of, and does hereby grant to the Secured Party, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

     IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By: Name: Title:

EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 4.1
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

       Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Description of Agreement

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(E)	Financing Statements:

EXHIBIT 1.1

Name of Grantor	Filing Jurisdiction(s)

EXHIBIT 1.2

SUPPLEMENT TO SCHEDULE 4.2
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

     Additional Information:

Name of Grantor	Location of Equipment and Inventory

EXHIBIT 1.3

SUPPLEMENT TO SCHEDULE 4.4
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

     Additional Information:

     (A)

     Pledged Stock:

     Pledged Partnership Interests:

     Pledged LLC Interests:

     Pledged Trust Interests:

     Pledged Debt:

     Securities Account:

     Commodities Accounts:

     Deposit Accounts:

     (B)

Name of Grantor	Date of Acquisition	Description of Acquisition

EXHIBIT 1.4

SUPPLEMENT TO SCHEDULE 4.5
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

     Additional Information:

Name of Grantor	Description of Material Contract

EXHIBIT 1.5

SUPPLEMENT TO SCHEDULE 4.6
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

     Additional Information:

Name of Grantor	Description of Letters of Credit

EXHIBIT 1.6

SUPPLEMENT TO SCHEDULE 4.7
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Matters

EXHIBIT 1.7

                SUPPLEMENT TO SCHEDULE 4.8
                        TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

     Additional Information:

Name of Grantor	Commercial Tort Claims

EXHIBIT 1.8

EXHIBIT B
TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

FORM OF COLLATERAL ACCOUNT CONTROL AGREEMENT

     This Collateral Account Control Agreement dated as of ______, 200[ ] among ______(the “Debtor”), ______, as agent for the Lenders and Lender Counterparties (the “Agent”) and ______in its capacity as a “securities intermediary” (as defined in Section 8-102 of the UCC and a “bank” as defined in Section 9-102 of the UCC (in such capacities, the “Financial Institution”). Capitalized terms used but not defined herein shall have the meaning assigned in the Amended and Restated Pledge and Security Agreement dated as of ______, 2002 between the Debtor, the other grantors therein and the Agent (the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

1.     Establishment of Collateral Accounts. The Financial Institution hereby confirms and agrees that:

(a)	The Financial Institution has established the following accounts:

(i)	the "[identify exact title of account]” with account number [identify account number]
in the name “[identify exact title of account]” in the name of “[identify name of account holder]” (the “______Account”);

(ii)	the “[identify exact title of account]” with account number [identify account number]
in the name “[identify exact title of account]” in the name of “[identify name of account holder]” (the “______Account”); and

(iii)	the "[identify exact title of account]” with account number [identify account number]
in the name “[identify exact title of account]” in the name of “[identify name of account holder]” (the “______Account”).

Each such account and any successor account, being referred to herein individually as a “Pledged Account” and collectively as the “Pledged Accounts.” The Financial Institution shall not change the name or account number of any Pledged Account without the prior written consent of the Secured Party;

(b)	Each of the Pledged Accounts is either a “securities account” (as defined in Section 8-501 of the UCC) or a “deposit account” as defined in Section 9-102(a)(29) of the UCC). The Financial Intermediary acknowledges and agrees that the ______Account[s] are intended to be deposit accounts and the ______Account[s] are intended to be securities accounts. Notwithstanding such intention, as used herein “Deposit Account” shall mean any Pledged Account which is determined to be a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC and “Securities Account” shall mean any Pledged

EXHIBIT B-1

Account which is determined to be a “securities account” (within the meaning of Section 8-501 of the UCC .

(c)	All securities or other property underlying any financial assets credited to any Securities Account shall be registered in the name of the Financial Institution, indorsed to the Financial Institution or in blank or credited to another securities account maintained in the name of the Financial Institution and in no case will any financial asset credited to any Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Financial Institution or in blank;

(d)	All property delivered to the Financial Institution pursuant to the Security Agreement will be promptly credited to one of the Pledged Accounts.

2.	“Financial Assets” Election. The Financial Institution hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to any Pledged Account that is a Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

3.	Control of the Pledged Accounts. If at any time the Financial Institution shall receive any order from the Agent directing transfer or redemption of any financial asset relating to a Pledged Account or any instruction originated by the Agent directing the disposition of funds in a Pledged Account, the Financial Institution shall comply with such entitlement order or instruction without further consent by the Debtor or any other person.

4.	Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Pledged Account or any security entitlement or cash credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Agent. The financial assets, money and other items credited to any Pledged Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Secured Party (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in respect of customary fees and expenses for the routine maintenance and operation of the respective Pledged Account and (ii) the face amount of any checks which have been credited to such Pledged Account but are subsequently returned unpaid because of uncollected or insufficient funds).

5.	Choice of Law. This Agreement shall each be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of the UCC and Section 8-110 of the UCC). The Pledged Accounts shall be governed by the laws of the State of New York.

EXHIBIT B-2

6.	Conflict with Other Agreements.

(a)	In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b)	No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c)	The Financial Institution hereby confirms and agrees that:

(i)	There are no other agreements entered into between the Financial Institution and the Debtor with respect to any Pledged Account [except for [identify other agreements]
(the “Account Agreements”)];

(ii)	It has not entered into, and until the termination of the this agreement will not enter into, any agreement with any other person relating the Pledged Accounts and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) or instructions
(within the meaning of Section 9-104 of the UCC) of such other person; and

(iii)	It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Debtor or the Agent purporting to limit or condition the obligation of the Financial Institution to comply with entitlement orders or instructions.

7.	Adverse Claims. Except for the claims and interest of the Agent and of the Debtor in the Pledged Accounts, the Financial Institution does not know of any lien on or claim to, or interest in, any Pledged Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, the Financial Institution will promptly notify the Agent and the Debtor thereof.

8.	Maintenance of Accounts. In addition to, and not in lieu of, the obligation of the Financial Institution to honor entitlement orders and instructions as set forth in Section 3 hereof, the Financial Institution agrees to maintain the Pledged Accounts as follows:

(a)	Notice of Sole Control. If at any time the Agent delivers to the Financial Institution a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the

EXHIBIT B-3

Financial Institution agrees that after receipt of such notice, it will take all instruction with respect to the Pledged Accounts solely from the Agent and shall not comply with instructions or entitlement orders of any other person.

(b)	Statements and Confirmations. The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning (i) any Securities Account and/or any financial assets credited thereto and (ii) any Deposit Account, simultaneously to each of the Debtor and the Agent at the address for each set forth in Section 12 of this Agreement.

(c)	Tax Reporting. All items of income, gain, expense and loss recognized in any Securities Account and all interest, if any, relating to any Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

(d)	Voting Rights. Until such time as the Financial Institution receives a Notice of Sole Control pursuant to subsection (a) of this Section 8, the Debtor shall direct the Financial Institution with respect to the voting of any financial assets credited to the Pledged Accounts.

(e)	Permitted Investments. Until such time as the Financial Institution receives a Notice of Sole Control signed by the Agent, the Debtor shall direct the Financial Institution with respect to the selection of investments to be made for any Pledged Account that is a securities account; provided, however, that the Financial Institution shall not honor any instruction to purchase any investments other than investments of a type describe on Exhibit B hereto.

9.	Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:

(a)	The Pledged Accounts have each been established as set forth in Section 1 and such Pledged Accounts will be maintained in the manner set forth herein until termination of this Agreement; and

(b)	This Collateral Account Control Agreement is the valid and legally binding obligations of the Financial Institution.

10.	Indemnification of Financial Institution. The Debtor and the Agent hereby agree that (a) the Financial Institution is released from any and all liabilities to the Debtor and the Agent arising from the terms of this agreement and the compliance of the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions and suits of others arising out of the terms of this agreement or the compliance of the Financial Institution with the terms hereof, except to the extent that such arises from the Financial Institution’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this agreement.

EXHIBIT B-4

11.	Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Agent may assign its rights hereunder only with the express written consent of the Financial Institution and by sending written notice of such assignment to the Debtor.

12.	Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:

Agent:

Financial Institution:

                        Any party may change his address for notices in the manner set forth above.

13.	Termination. The obligations of the Financial Institution to the Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Agent in each of the Pledged Accounts have been terminated pursuant to the terms of the Security Agreement and the Agent has notified the Financial Institution of such termination in writing. The Agent agrees to provide Notice of Termination in substantially the form of Exhibit C hereto to the Financial Institution upon the request of the Debtor on or after the termination of the Agent’s security interest in the Pledged Accounts pursuant to the terms of the Security Agreement. The termination of this Control Agreement shall not terminate the Pledged Accounts or alter the obligations of the Financial Institution to the Debtor pursuant to any other agreement with respect to the Pledged Accounts.

EXHIBIT B-5

14.	Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF DEBTOR]

By:
Title:

as Agent

By:
Title:

[NAME OF INSTITUTION SERVING AS FINANCIAL INSTITUTION]

By:
Name:
Title:

EXHIBIT B-6

Exhibit A

[Letterhead of Agent]

         [Date]

[Name and Address of Financial Institution]

Attention:

                Re: Notice of Sole Control

Ladies and Gentlemen:

     As referenced in the Collateral Account Control Agreement, dated ______, 200_, among [insert name of the Debtor], you and the undersigned (a copy of which is attached) we hereby give you notice of our sole control over each of the Pledged Accounts and all financial assets or funds credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders or instructions with respect to the Pledged Accounts or the financial assets or funds credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

     You are instructed to deliver a copy of this notice by facsimile transmission to [insert name of the Debtor].

Very truly yours,

as Agent

By:
Name:
Title:

cc: [Name of Debtor]

Exhibit A

Exhibit B

Permitted Investments

Exhibit B

Exhibit C

[Letterhead of Agent]

         [Date]

[Name and Address of Financial Institution]

Attention:

Re:	Termination of Collateral Account Control Agreement

     You are hereby notified that the Collateral Account Control Agreement between you, [the Debtor] and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s)______from [the Debtor]. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to [the Debtor] pursuant to any other agreement.

     You are instructed to deliver a copy of this notice by facsimile transmission to [insert name of Debtor].

Very truly yours,

as Agent

By:
Name:
Title:

cc: [Name of Debtor]

Exhibit C

ANNEX A

Uncertificated Securities Control Agreement

[To Come]

ANNEX A

EXHIBIT J TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:
[Pillsbury Winthrop LLP]

AND WHEN RECORDED MAIL TO:

[Pillsbury Winthrop LLP
One Battery Park Plaza
New York, New York 10004
Attn: Jonathan B. Whitney, Esq.]

Re: [NAME OF COMPANY]

        Space above this line for recorder’s use only

LANDLORD WAIVER AND CONSENT AGREEMENT

     This LANDLORD WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of ______and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of [NAME OF ADMINISTRATIVE AGENT], as agent for Lenders and Lender Counterparties (in such capacity “Agent”).

RECITALS:

     WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);

     WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

     WHEREAS, reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of ______, 2002 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among COMPANY, CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party thereto from time to time and [MIZUHO CORPORATE BANK, LTD. (“Mizuho”)], as Administrative Agent, pursuant to which Tenant has executed a security agreement, mortgages, deeds of trust, deeds to secure debt and assignments of rents and leases, and other collateral documents in relation to the Credit Agreement;

     WHEREAS, Tenant’s repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by all Inventory of Tenant (including all Inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)) and all Equipment used in Tenant’s business (including all Equipment of Tenant now or hereafter located on the Premises (the “Subject Equipment”; and, together with the Subject Inventory, the “Collateral”)); and

     WHEREAS, Administrative Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby represents and warrants to, and covenants and agrees with, Administrative Agent as follows:

     1.    Landlord hereby (a) waives and releases unto Administrative Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Administrative Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

     2.    Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Administrative Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

     3.    Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Administrative Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Administrative Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Administrative Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Administrative Agent in severing and/or removing the Collateral therefrom.

     4.    Landlord agrees that it will not prevent Administrative Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Administrative Agent to that effect. Within the 45 day period after Administrative Agent receives the Landlord’s Notice, Administrative Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Administrative Agent’s actions in removing the Collateral from the Premises or Administrative Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Administrative Agent shall at no time have any obligation to remove the Collateral from the Premises.

     5.    Landlord shall send to Administrative Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to Administrative Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

     6.    All notices to Administrative Agent under this Agreement shall be in writing and sent to Administrative Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

     7.    The provisions of this Agreement shall continue in effect until Landlord shall have received Administrative Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

     8.    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By: Name: Title:

Attention: Telecopier:

      By its acceptance hereof, as of the day and year first set forth above, Administrative Agent agrees to be bound by the provisions hereof.

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By: Name: Title:

Attention: Telecopier:

[APPROPRIATE NOTARY BLOCK]

EXHIBIT A TO
LANDLORD WAIVER AND CONSENT

Legal Description of Premises:

        [to come]

EXHIBIT B TO
LANDLORD WAIVER AND CONSENT

Description of Lease:

        [to come]

B-1

EXHIBIT K TO
AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

INTERCREDITOR AGREEMENT

[TO COME]

K-1

II. RIGHTS CERTIFICATES

II(A). TRANSFERABLE RIGHTS CERTIFICATE

VOID AFTER [	], 200_	CUSIP #______

______Number	______Rights

XO COMMUNICATIONS, INC.
TRANSFERABLE RIGHTS CERTIFICATE

THIS CERTIFICATE AND THE RIGHTS REPRESENTED BY IT ARE HELD
SUBJECT TO THE TERMS AND CONDITIONS HEREIN DESCRIBED.

This transferable rights certificate (the “Transferable Rights Certificate”) certifies that FOR VALUE RECEIVED

[NAME OF REGISTERED HOLDER]

(the “Registered Holder”) is the owner of the number of transferable subscription rights (the “Rights”) set forth above, if any, and over-subscription rights related thereto, each one (1) Right entitling the owner thereof to purchase from XO Communications, Inc., a Delaware Corporation (the “Company”), at any time on or before [   ], 200_ (the “Expiration Date”), at the office of American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, or its successors, as Rights Agent (the “Rights Agent”), one (1) fully paid and non-assessable share of the Company’s common stock par value $.01 per share (the “Common Stock”), subject to reduction in the event of over-subscription, at a purchase price of $5.00 (the “Purchase Price”) upon presentation of this Transferable Rights Certificate with the form of election on the reverse side hereof properly completed and duty executed, accompanied by payment in full of the Purchase Price in U.S. dollars for the number of shares of Common Stock subscribed by check, bank check, money order or wire transfer.

     The Company has previously offered 40,000,000 shares of Common Stock (the “Rights Shares”) at $5.00 per share for an aggregate of $200 million in the primary rights offering, of which [  ] Rights Shares were exercised. This Transferable Rights Certificate has been issued as part of the secondary rights offering for the remaining [  ] Rights Shares (the “Available Rights Shares”). A Registered Holder may subscribe for any or all of the Available Rights Shares, subject to the priority and allocation rules described below through [  ], 200_ (the “Transferable Rights Expiration Date”). Any term not defined herein shall have the meaning as set forth in the Disclosure Statement with respect to the Third Amended Plan of Reorganization for the Company, dated July 22, 2002 (the “Disclosure Statement”)

     Each Registered Holder may specify on the back of this Transferable Rights Certificate the total number of Rights Shares it wishes to purchase (up to the full amount of the Available Rights Shares), subject to allocation and pro ration as follows:

First: to the Registered Holders, pro rata based on the ratio of the amount of each such exercising Holder’s Claim to the aggregate amount of all Claims in the Class of Senior Secured Lender Claims;

Second: any remaining Transferable Rights to the Registered Holders, pro rata based on the ratio of the amount of each such exercising Holder’s funded but unfilled subscription request to the aggregate funded but unfilled subscription requests of all Holders of such Classes.

     The payment for basic and over-subscription Rights will be held in a special bank account by the Rights Agent. If insufficient Rights Shares are available to fill a Registered Holder’s basic or over-subscription request, the Rights Agent will promptly refund any funds for which Rights Shares are unavailable. The funds returned to Registered Holders as a result of insufficient Rights Shares to fill basic or over-subscription Rights will not bear interest.

                The Rights Agent will issue Common Stock Certificates to subscribers in accordance with the Disclosure Statement promptly following the Expiration Date. The Company will issue no fractional shares of Common Stock. This Transferable Rights Certificate, and the Rights represented hereby are transferable and assignable. Upon due presentation for registration of transfer of this Transferable Rights Certificate at the office of the Rights Agent a new Transferable Rights Certificate or Transferable Rights Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee(s) in exchange for this Transferable Rights Certificate, subject to the limitations provided in the Disclosure Statement, without charge except for any tax or other governmental charge imposed in connection therewith. The Company and the Rights Agent may deem and treat the Registered Holder hereof as the absolute owner(s) of this Transferable Rights Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Registered holder hereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. Neither the Rights nor this Transferable Rights Certificate entitles any Registered Holder hereof to any rights of a stockholder of the Company.

                Prior to the exercise of any Rights represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company by virtue of such holder’s ownership of any Rights, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the company or to receive any notice. This Rights Certificate shall not be valid or obligatory until it has be countersigned by the Rights Agent.

     IN WITNESS WHEREOF, the Company has caused this Transferable Rights Certificate to be signed by its duly authorized officers and its corporate seal to be imprinted hereon.

Dated [ ], 200_	XO COMMUNICATIONS, INC.
Countersigned and Registered: AMERICAN STOCK TRANSFER & TRUST COMPANY	By:	By:
as Rights Agent
By: Authorized Officer	Name: Wayne M. Rehberger Title: Senior Vice President, Chief Financial Officer	Name: Daniel F. Akerson Title: CEO and Chairman of the Board of Directors

XO COMMUNICATIONS, INC.

FORM OF ELECTION TO EXERCISE SUBSCRIPTION RIGHTS
(to be executed if holder desires to exercise the Transferable Rights Certificate)
Please Print All Information Clearly And Legibly.

     By completing this Election to Exercise Subscription Rights, the undersigned hereby certifies that he/she has received and had an opportunity to read the Disclosure Statement.

Basic Subscription Right

     The undersigned irrevocably hereby elects to exercise Rights represented by this Transferable Rights Certificate and irrevocably subscribes to purchase ______Rights Shares* pursuant to the basic subscription Right described in the Transferable Rights Certificate on the reverse side of hereof and the Disclosure Statement.

*     not to exceed the total basic rights noted on the cover of this Transferable Rights Certificate.

Over-Subscription Right
(available only if you exercise the basic subscription right in full)

     The undersigned hereby irrevocably elects to subscribe to purchase ______additional Rights Shares pursuant to the over-subscription Right described in the Transferable Rights Certificate and the Disclosure Statement.

(a)	Basic Subscription Right:	__________________Rights Shares

(b)	Over Subscription Right:	__________________Rights Shares

	Total Subscription:	__________________Rights Shares**

	Purchase Price:	x $5.00

	Total Subscription Price:	$__________________ (amount enclosed)

**     not to exceed the Available Rights Shares ([    ] Rights Shares)

     The form of election must be accompanied by check, bank check, money order or wire transfer in U.S. dollars for the number of Rights Shares subscribed multiplied by $5.00 (purchase price per Rights Shares).

Method of Payment (check one):

[ ]	Check, Bank Draft, Cashier’s Check or Money Order Payable to American Stock Transfer & Company as Right Agent — XO Communications, Inc.

[ ]	Wire Transfer directly to a bank account maintained by American Stock Transfer & Trust Company as Rights Agent — XO Communications, Inc. at Chase Manhattan Bank, ABA Routing #021-000-021, for Credit to Account #323053785, Further credit: XO Communications Rights Offering.

     The undersigned acknowledges that all Rights Shares will be issued in the of the Registered Holder and shall be sent to the Registered Holder’s address of record with the Rights Agent.

______________________________________ Registered or Assigned Holder Name	______________________________________ Social Security Number
______________________________________	______________________________________ Signature(s)
______________________________________	______________________________________ Signature(s)
______________________________________ Registered or Assigned Holder Mailing Address	______________________________________ Signature(s)

Dated: ______, 200_

ASSIGNMENT OF RIGHTS

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto ______(Name of Assignee) this Transferable Rights Certificate, together with all right, title and interest therein, and does irrevocably direct the Rights Agent to transfer the Transferable Rights of the undersigned registered holder on the books of the Rights Agent to such Assignee.

Dated: ______, 200_	Signature(s)_________________________________

The signature(s) of an executing Registered Holder or an assigning Registered Holder, in the event of an assignment, must correspond in every particular, without alteration, with the name(s) as printed on the reverse of this Transferable Rights Certificate.

II(B). NON- TRANSFERABLE RIGHTS CERTIFICATES

VOID AFTER [	], 200_

______Number	______Rights

XO COMMUNICATIONS, INC.
NON-TRANSFERABLE RIGHTS CERTIFICATE

THIS CERTIFICATE AND THE RIGHTS REPRESENTED BY IT ARE HELD SUBJECT TO THE TERMS AND CONDITIONS HEREIN DESCRIBED. ANY SALE, ASSIGNMENT, PLEDGE OR TRANSFER OF THESE RIGHTS IS STRICTLY PROHIBITED

This non-transferable rights certificate (the “Non-Transferable Rights Certificate”) certifies that FOR VALUE RECEIVED

[NAME OF REGISTERED HOLDER]

(the “Registered Holder”) is the owner of the number of non-transferable subscription rights (the “Rights”) set forth above, if any, and over-subscription rights related thereto, each one (1) Right entitling the owner thereof to purchase from XO Communications, Inc., a Delaware Corporation (the “Company”), at any time on or before [  ], 200_ (the “Expiration Date”), at the office of American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, or its successors, as Rights Agent (the “Rights Agent”), one (1) fully paid and non-assessable share of the Company’s common stock par value $.01 per share (the “Common Stock”), subject to reduction in the event of over-subscription, at a purchase price of $5.00 (the “Purchase Price”) upon presentation of this Non-Transferable Rights Certificate with the form of election on the reverse side hereof properly completed and duty executed, accompanied by payment in full of the Purchase Price in U.S. dollars for the number of shares of Common Stock subscribed by check, bank check, money order or wire transfer.

     The Company is offering 40,000,000 shares of Common Stock (the “Rights Shares”) at $5.00 per share for an aggregate of $200 million through the rights offering; provided, that the Company may offer up to an additional 3,333,333 shares for up to an aggregate of $16,666,666 in certain events. A Registered Holder may subscribe for any or all of the available Rights Shares, subject to the priority and allocation rules described below through [  ], 200_ (the “Nontransferable Rights Expiration Date”). Any term not defined herein shall have the meaning as set forth in the Disclosure Statement with respect to the Third Amended Plan of Reorganization for the Company, dated July 22, 2002 (the “Disclosure Statement”)

     Each Registered Holder may specify on the back of this Nontransferable Rights Certificate the total number of Rights Shares it wishes to purchase (up to the full amount of the offering), subject to allocation and pro ration as follows:

First: to the Holders of General Unsecured Claims (Class 5) and Senior Note Claims (Class 6), pro rata based on the ratio of the amount of each such exercising Holder’s Claim to the aggregate amount of all Claims in such Classes;

Second: one-third of any remaining Nontransferable Rights to each of the following groups of Holders: (i) Holders of Subordinated Note Claims (Class 7), (ii) Holders of Old Preferred Stock Interests (Class 9), and (iii) Holders of Old Class A Common Stock Interests, allocated in each case pro rata based on the ratio of the amount of each such exercising Holder’s Claim, liquidation preference (in the case of Old Preferred Stock Interests) or number of shares (in the case of the Old Common Stock) to the aggregate amount of all Claims, liquidation preference or number of shares, as applicable, of such Holder’s Class; provided that, pursuant to the Shareholder Stipulation, if, but only to the extent, that the Holders of Old Class A Common Stock Interests receive Nontransferable Rights with an aggregate exercise price of less than $16,666,666, additional Nontransferable Rights will be issued and allocated to such Holders of Old Class A Common Stock Interests on such basis; provided, further, that any remaining Nontransferable Rights from such initial allocation to the Holders of Old Class A Common Stock Interests shall subsequently be reallocated to the Holders of Old Class A Common Stock Interests based on the ratio of the amount of each such exercising Holder’s funded but unfilled subscription request to the aggregate funded but unfilled subscription requests of all Holders of Old Class A Common Stock Interests;

Third: any remaining Nontransferable Rights to the Holders of General Unsecured Claims (Class 5) and Senior Note Claims (Class 6), pro rata based on the ratio of the amount of each such exercising Holder’s funded but unfilled subscription request to the aggregate funded but unfilled subscription requests of all Holders of such Classes; and

Fourth: any remaining Nontransferable Rights to the Holders of Subordinated Note Claims (Class 7), Old Preferred Stock Interests (Class 9) and Old Common Stock Interests (Class 10) pro rata based on the ratio of the amount of each such exercising Holder’s funded but unfilled subscription request to the aggregate funded but unfilled subscription requests of all Holders of such Classes.

     The payment for basic and over-subscription Rights will be held in a special bank account by the Rights Agent. If insufficient Rights Shares are available to fill a Registered Holder’s basic or over-subscription request, the Rights Agent will promptly refund any funds for which Rights Shares are unavailable. The funds returned to Registered Holders as a result of insufficient Rights Shares to fill basic or over-subscription Rights will not bear interest.

     The Rights Agent will issue Common Stock Certificates to subscribers in accordance with the Disclosure Statement promptly following the Expiration Date. The Company will issue no fractional shares of Common Stock. This Non-Transferable Rights Certificate, and the Rights represented hereby are indivisible, non-transferable and non-assignable.

     Prior to the exercise of any Rights represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company by virtue of such holder’s ownership of any Rights, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the company or to receive any notice.

     This Rights Certificate shall not be valid or obligatory until it has be countersigned by the Rights Agent.

     IN WITNESS WHEREOF, the Company has caused this Non-Transferable Rights Certificate to be signed by its duly authorized officers and its corporate seal to be imprinted hereon.

Dated [ ], 200_	XO COMMUNICATIONS, INC.
Countersigned and Registered: AMERICAN STOCK TRANSFER & TRUST COMPANY	By:	By:
as Rights Agent
By: Authorized Officer	Name: Wayne M. Rehberger Title: Senior Vice President, Chief Financial Officer	Name: Daniel F. Akerson Title: CEO and Chairman of the Board of Directors

XO COMMUNICATIONS, INC.

FORM OF ELECTION TO EXERCISE SUBSCRIPTION RIGHTS
(to be executed if holder desires to exercise the Transferable Rights Certificate)
Please Print All Information Clearly And Legibly.

     By completing this Election to Exercise Subscription Rights, the undersigned hereby certifies that he/she has received and had an opportunity to read the Disclosure Statement.

Basic Subscription Right

     The undersigned irrevocably hereby elects to exercise Rights represented by this Non-Transferable Rights Certificate and irrevocably subscribes to purchase ______Rights Shares* pursuant to the basic subscription Right described in the Non-Transferable Rights Certificate on the reverse side of hereof and the Disclosure Statement.

*     not to exceed the total basic rights noted on the cover of this Non-Transferable Rights Certificate.

Over-Subscription Right
(available only if you exercise the basic subscription right in full)

     The undersigned hereby irrevocably elects to subscribe to purchase ______additional Rights Shares pursuant to the over-subscription Right described in the Non-Transferable Rights Certificate and the Disclosure Statement.

(a)	Basic Subscription Right:	__________________Rights Shares

(b)	Over Subscription Right:	__________________Rights Shares

	Total Subscription:	__________________Rights Shares**

	Purchase Price:	x $5.00

	Total Subscription Price:	$__________________ (amount enclosed)

**     not to exceed 40,000,000 Rights Shares

     The form of election must be accompanied by check, bank check, money order or wire transfer in U.S. dollars for the number of Rights Shares subscribed multiplied by $5.00 (purchase price per Rights Shares).

Method of Payment (check one):

[ ]	Check, Bank Draft, Cashier’s Check or Money Order Payable to American Stock Transfer & Company as Right Agent — XO Communications, Inc.

[ ]	Wire Transfer directly to a bank account maintained by American Stock Transfer & Trust Company as Rights Agent — XO Communications, Inc. at Chase Manhattan Bank, ABA Routing #021-000-021, for Credit to Account #323053785, Further credit: XO Communications Rights Offering.

     The undersigned acknowledges that all Rights Shares will be issued in the of the Registered Holder and shall be sent to the Registered Holder’s address of record with the Rights Agent.

______________________________________ Registered Holder Name	______________________________________ Social Security Number
______________________________________	______________________________________ Signature(s)
______________________________________	______________________________________ Signature(s)
______________________________________ Registered Holder Mailing Address	______________________________________ Signature(s)

Dated: ______, 200_

The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on the reverse of this Non-Transferable Rights Certificate.

III. WARRANT AGREEMENT

FORM OF WARRANT AGREEMENT1

between

XO COMMUNICATIONS, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY,

as Warrant Agent

_________________, 2002

[1]	The Series A Warrants, Series B Warrants and Series C Warrants issued in the Stand Alone Plan will each have Warrant Agreements substantially in the form of this agreement.

Exhibits

Exhibit A – Form of Global Warrant Certificate
Exhibit B-1 – Form of Election (Physical Delivery)
Exhibit B-2 – Form of Election (Depository Trust Company)
Exhibit C – Form of Assignment

     This SERIES       WARRANT AGREEMENT (this “Agreement”) dated as of                , 2002 is by and between XO COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (in its capacity as warrant agent hereunder, the “Warrant Agent”).

W I T N E S S E T H

     WHEREAS, pursuant to the Third Amended Plan of Reorganization for the Company dated July 22, 2002 (as further modified, supplemented or amended, the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., the Company proposes to issue            Series       warrants (the “Warrants”) entitling the holders to purchase initially an aggregate of up to            shares (as adjusted from time to time pursuant to this Agreement, the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”);

     WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, transfer, exchange, exercise and conversion of the Warrants;

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1.   Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement; and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

     SECTION 2.   Issuances. Subject to the provisions of this Agreement, in accordance with the terms of the Plan, on (and from time to time after) the Effective Date (as defined in the Plan), Warrants to purchase the Shares will be issued and delivered by the Company in the amounts and to the recipients specified in the Plan. On or after the Effective Date, the Company will deliver, or cause to be delivered, one or more Global Warrant Certificates (as defined below) or Definitive Warrant Certificates (as defined below) evidencing the Warrants in accordance with the terms of the Plan.

     SECTION 3.   Form of Warrant Certificates. Subject to Section 6 of this Agreement, the Warrants to be issued under the Plan to holders of Senior Notes (as defined in the Plan) shall initially be issued in the form of one or more global certificates (the “Global Warrant Certificates”), the forms of election to exercise and of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit A hereto (not including the information set forth in footnote 1 thereto, but including the information set forth in footnote 2 thereto) together with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Warrant Certificates, as evidenced by their execution of the Warrant Certificates.

     The Global Warrant Certificates shall be deposited on or after the Effective Date with, or with the Warrant Agent as custodian for, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as the Depositary’s nominee. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement. Upon request, a Holder may receive from the Depositary and the Warrant Agent Warrants in definitive form (the “Definitive Warrant Certificates” and, together with the Global Warrant Certificates, the “Warrant Certificates”), substantially in the form of Exhibit A (not including footnote 1 or 2 thereto) as set forth in Section 6 below. The Warrants to be issued under the Plan to holders of General Unsecured Claims (as defined in the Plan) shall initially be issued in the form of one or more Definitive Warrant Certificates.

     SECTION 4.   Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board of Directors, its Chief Executive Officer, its President, a Vice President or its Treasurer (each, an “Officer”). Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of any such Officer and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any Officer.

     If any Officer who shall have signed any of the Warrant Certificates shall cease to be such Officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Officer had not ceased to be such Officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

     SECTION 5.   Registration and Countersignature. The Warrant Agent shall, upon receipt of the Warrant Certificates duly executed on behalf of the Company, countersign one or more Warrant Certificates evidencing the Warrants and shall deliver such Warrant Certificates to or upon the written order of the Company. A Warrant Certificate shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof.

     No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Warrant Certificate has been countersigned by the signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder.

     The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Warrant Certificates and exchanges and transfers of outstanding Warrant Certificates

2

in accordance with the procedures set forth in Section 6 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. No service charge shall be made for any exchange or registration of transfer of the Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made.

     Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered (the “Holder” of such Warrant) as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

     SECTION 6.   Registration of Transfers and Exchanges.

          (a)    Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depositary, in accordance with this Agreement and the procedures of the Depositary therefor.

          (b)    Exchange of a Beneficial Interest in a Global Warrant Certificate for a Definitive Warrant Certificate.

                   (i)  Any Holder of a beneficial interest in a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Definitive Warrant Certificate. Upon receipt by the Warrant Agent from the Depositary or its nominee of written instructions or such other form of instructions as is customary for the Depositary on behalf of any person having a beneficial interest in a Global Warrant Certificate, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depositary and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Definitive Warrant Certificates to be issued in exchange for the interest of such person in the Global Warrant Certificate and, following such reduction, the Company shall execute and the Warrant Agent shall countersign and deliver to the transferee, as the case may be, a Definitive Warrant Certificate.

                  (ii)  Definitive Warrant Certificates issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6(b) shall be registered in such names as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver such Definitive Warrant Certificates to the persons in whose names such Warrants are so registered.

          (c)    Transfer and Exchange of Definitive Warrant Certificates. When Definitive Warrant Certificates are presented to the Warrant Agent with a request:

                  (i)  to register the transfer of the Definitive Warrant Certificates; or

3

                  (ii)  to exchange such Definitive Warrant Certificates for an equal number of Definitive Warrant Certificates of other authorized denominations,

the Warrant Agent shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Definitive Warrant Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his attorney, duly authorized in writing.

          (d)    Restrictions on Exchange or Transfer of a Definitive Warrant Certificate for a Beneficial Interest in a Global Warrant Certificate. A Definitive Warrant Certificate may not be exchanged for a beneficial interest in a Global Warrant Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of a Definitive Warrant Certificate, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depositary to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Definitive Warrant Certificate, then the Warrant Agent shall cancel such Definitive Warrant Certificate and cause, or direct the Depositary to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall countersign a new Global Warrant Certificate representing the appropriate number of Warrants.

          (e)    Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 6(f)), unless and until it is exchanged in whole for Definitive Warrant Certificates, a Global Warrant Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

          (f)    Countersigning of Definitive Warrant Certificates in Absence of Depositary. If at any time:

                  (i)  the Depositary for the Global Warrant Certificates notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or

                  (ii)  the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to cause the issuance of Definitive Warrant Certificates under this Agreement,

then the Company shall execute, and the Warrant Agent, upon written instructions signed by an officer of the Company, shall countersign and deliver Definitive Warrant Certificates, in an

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aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates.

          (g)    No Warrants, or shares of Common Stock issuable upon exercise of the Warrants, shall be sold, exchanged or otherwise transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws. The Company or the Warrant Agent may require that, as a condition to any sale, exchange or transfer of a Warrant or such shares of Common Stock that the Holder deliver to the Company and the Warrant Agent an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and to the Warrant Agent, to the effect that such sale, exchange or transfer is made in compliance with the Securities Act and all applicable state securities laws or pursuant to an exempt transaction under the Securities Act and state securities laws. The provisions of this paragraph (g) shall not apply to the exercise of any Warrant to the extent that the Shares issued upon such exercise (and any unexercised portion of the Warrant so exercised) shall be issued to the same Holder that exercised such Warrant.

          (h)    The Warrant Certificates and the shares of Common Stock issuable upon exercise of the Warrants shall bear such legends as the Company shall determine reflecting the restrictions in the immediately preceding Section 6(g).

          (i)    Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have either been exchanged for Definitive Warrant Certificates, redeemed, repurchased or cancelled, all Global Warrant Certificates shall be returned to or retained and cancelled by the Warrant Agent.

          (j)    Obligations with Respect to Transfers and Exchanges of Warrants.

                  (i)  To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign, in accordance with the provisions of Section 3 and this Section 6, Definitive Warrant Certificates and Global Warrant Certificates as required pursuant to the provisions of this Section 6 and for the purpose of any distribution of Warrant Certificates contemplated by Section 14.

                  (ii)  All Definitive Warrant Certificates and Global Warrant Certificates issued upon any registration of transfer or exchange of Definitive Warrant Certificates or Global Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Definitive Warrant Certificates or Global Warrant Certificates surrendered upon such registration of transfer or exchange.

                  (iii)  No service charge shall be made to a Holder for any registration, transfer or exchange.

                  (iv)  So long as the Depositary, or its nominee, is the registered owner of a Global Warrant Certificate, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Agreement. Except as provided in Section 6(b) upon the exchange of a beneficial interest in a Global Warrant Certificate for a Definitive Warrant Certificate, owners of beneficial interests in a Global Warrant Certificate will not be entitled to

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have any Warrants registered in their names, and will not receive or be entitled to receive physical delivery of any such Warrants as Definitive Warrant Certificates and will not be considered the owners or holders thereof under the Warrants or this Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                  (v)  Subject to Sections 6(b), (c), (d) and this Section 6(j), the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the transfer of any outstanding Warrants represented by Warrant Certificates in the Warrant Register, upon surrender of Warrant Certificates representing such Warrants at the Warrant Agent Office (as defined below), duly endorsed, and accompanied by a completed form of assignment, duly signed by the Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by (i) a bank or trust company, (ii) a broker or dealer that is a member of the National Association of Securities Dealers, Inc. (the “NASD”) or (iii) a member of a national securities exchange. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee.

     SECTION 7.   Duration and Exercise of Warrants.

          (a)    The Warrants shall expire at 5:00 p.m., New York City time on           , 200__2 (such date, the “Expiration Date”). On the Expiration Date, the Warrants will become void and of no value.

          (b)    Subject to the provisions of this Agreement, including Section 14, each Warrant shall entitle the holder thereof to purchase from the Company (and the Company shall issue and sell to such holder) one fully paid and nonassessable Share at a price equal to $           per share3 (subject to the following sentence and as the same may be hereafter adjusted pursuant to Section 14, the “Exercise Price”). Notwithstanding any other provision hereof, in the event that the Rights Shares (as defined in the Plan) are offered for sale in the Rights Offering (as defined in the Plan) at a price per share equal to less than $5.00 (such lower price, the “Rights Offering Price”), then the Exercise Price shall be reduced, effective as of the Effective Date (as defined in the Plan), to an amount equal to      % of the Rights Offering Price.

[2]	Seven years after the date of issuance.

[3]	The New Series A Warrants will be exercisable at an exercise price of $6.25 per share, representing a 25% premium to the Rights Offering Price. The New Series B Warrants will be exercisable at an exercise price of $7.50 per share, representing a 50% premium to the Rights Offering Price. The New Series C Warrants will be exercisable at an exercise price of $10.00 per share, representing a 100% premium to the Rights Offering Price.

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          (c)    From and after the Effective Date under, and as defined in, the Plan and until 5:00 p.m., New York City time, on the Expiration Date with respect to such Warrant, the Holder of a Warrant may exercise such Holder’s right to purchase Shares by

                  (i)  providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Warrant Agent at the address set forth in Section 20(b) hereof, “Re: XO Communications, Inc. Warrant Exercise”, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be in the form of an election to purchase Shares of Common Stock of the Company substantially in the form set forth either (x) in Exhibit B-1 hereto, properly completed and executed by the Holder; provided that such written notice may only be submitted by persons who hold Definitive Warrant Certificates, or (y) in Exhibit B-2 hereto, properly completed and executed by the Holder; provided that such written notice may only be submitted with respect to Warrants held through the book-entry facilities of the Depositary, by or through persons that are direct participants in the Depositary;

                  (ii)  delivering, either (x) no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, as defined below, such Warrants to the Warrant Agent by book-entry transfer through the facilities of the Depositary or (y) no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, the Warrant Certificates evidencing such Warrants to the Warrant Agent if Definitive Warrant Certificates have been issued and delivered pursuant to Section 3; and

                  (iii)  paying the applicable Exercise Price multiplied by the number of Shares in respect of which such Warrants are being exercised (the “Exercise Amount”), together with any applicable taxes and governmental charges. The date three business days after a Warrant Exercise Notice is delivered is referred to for all purposes under this Agreement as the “Settlement Date”.

          (d)    The Exercise Amount shall be payable in lawful money of the United States of America by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or by delivery of a certified check in immediately available funds of the Exercise Amount to the Warrant Agent at its corporate office, in each case no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date.

          (e)    Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

          (f)    The Warrant Agent shall notify the Depositary of (x) the Warrant Agent’s account at the Depositary to which the Warrants must be delivered by the business day immediately prior to the Settlement Date for those Warrants to be exercised through the book-entry facilities of the Depositary and (y) the address, phone number and facsimile number where holders of the Warrants can contact the Warrant Agent to which Warrant Exercise Notices are to be submitted.

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          (g)    Promptly following delivery of Warrants to a Holder, the Company shall notify such Holder (through the clearing system) of (i) the Warrant Agent’s account at the Depositary to which holders must deliver Warrants on the business day immediately prior to the Settlement Date, (ii) the Warrant exercise procedures of the Depositary and (iii) the address, telephone number and facsimile number where Holders can contact the Warrant Agent and to which Holders must submit Warrant Exercise Notices if they decide to exercise their Warrants. At such time, the Company shall also provide then Holders with a Warrant Exercise Notice and the pertinent instructions as to how to exercise their Warrants.

          (h)    The Warrant Agent shall:

                  (i)  examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of holders as contemplated by the Warrant Certificates to ascertain whether, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms and the terms of the Warrant Certificates;

                  (ii)  determine whether the exercising Warrant Holder has delivered the related Warrants to the Warrant Agent’s account at the Depositary. In each case where a Warrant Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled.

                  (iii)  inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

                  (iv)  advise the Company no later than one business day after receipt of a Warrant Exercise Notice, of (i) the receipt of such Warrant Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the instructions with respect to delivery of the shares of Common Stock of the Company deliverable upon such exercise, subject to timely receipt from the Depositary of the necessary information, and (iii) such other information as the Company shall reasonably require;

                  (v)  notify, by such time as necessary to ensure a prompt closing, the Depositary, with a copy to the Company, each account at the Depositary to be credited with Common Stock and the amount thereof to be credited to each such account; and

                  (vi)  subject to Common Stock being made available to the Warrant Agent by or on behalf of the Company for delivery to accounts within the Depositary, liaise with the Depositary and endeavor to effect such delivery to the relevant accounts at the Depositary in accordance with its requirements.

          (i)    As soon as practicable after the exercise of any Warrant, the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the Holder of the Warrant Certificates evidencing such Warrants, either

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                  (i)  if such Holder holds the Warrants being exercised through the Depositary’s book-entry transfer facilities, by same-day credit to such Holder’s account at the Depositary or to the account of a participant in the Depositary the number of Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder or by the direct participant in the Depositary through which such Holder is acting, or

                  (ii)  if such Holder holds the Warrants being exercised in the form of Definitive Warrant Certificates, by delivery to the address designated by such Holder in its Warrant Exercise Notice of a physical certificate representing the number of Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder. If less than all of the Warrants evidenced by a Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the date of expiration for the Warrants , a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by the Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the required new Warrant Certificate or Certificates pursuant to the provisions of Section 6 and this Section 7.

     SECTION 8.   Rights Upon Dissolution or Liquidation. Notwithstanding any other provision of this Agreement, in the event that, at any time after the date hereof and prior to the Expiration Date, there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall (or shall cause the Warrant Agent to) give notice by first-class mail to each holder of an outstanding Warrant at such holder’s address as it appears on the Warrant Register maintained by the Warrant Agent, not less than twenty days before any date set for definitive action), of the date on which such dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the shares of record of Common Stock or other securities, if any, underlying the Warrants shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding up, as the case may be.

     SECTION 9.    Cancellation of Warrants. If the Company shall purchase or otherwise acquire Warrants, the Warrant Certificates representing such Warrants shall thereupon be delivered to the Warrant Agent and be cancelled by it and retired. The Warrant Agent shall cancel all Warrant Certificates surrendered for exchange, substitution, transfer or exercise in whole or in part. Such cancelled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company.

     SECTION 10.    Mutilated or Missing Warrant Certificates. If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and the posting of an indemnity or bond, if requested by either the Company or the Warrant Agent, also reasonably satisfactory to them. Upon the issuance of any new Warrant Certificate under this Section 10, the Company may require the payment of a sum sufficient to cover any tax or

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other governmental charge that may be imposed in relation thereto and any other reasonable out-of-pocket expenses (including the fees and expenses of the Warrant Agent) in connection therewith.

     SECTION 11.    Reservation of Shares. For the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of Warrants, the Company will at all times through the Expiration Date, reserve and keep available, free from preemptive rights and out of its aggregate authorized but unissued or treasury shares of Common Stock, the number of Shares deliverable upon the exercise of all outstanding Warrants, and the transfer agent for the Company’s Common Stock (such agent, in such capacity, as may from time to time be appointed by the Company, the “Transfer Agent”) is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued or treasury shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with such Transfer Agent and with every transfer agent for any shares of the Company’s capital stock issuable upon the exercise of Warrants pursuant to Section 7. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent stock certificates issuable upon exercise of outstanding Warrants, and the Company will supply such Transfer Agent with duly executed stock certificates for such purpose.

     Before taking any action that would cause an adjustment pursuant to Section 14 reducing any Exercise Price below the then par value (if any) of the Shares issuable upon exercise of the Warrants, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Shares at such Exercise Price as so adjusted.

     The Company covenants that all shares of Common Stock issued upon exercise of the Warrants will, upon delivery of the Company assuming payment in full of the Exercise Price therefor, be fully paid and nonassessable and free from all taxes, liens, charges and security interests of any nature whatsoever other than such liens, charges and security interests granted by the Holder.

     SECTION 12.    Stock Exchange Listings. So long as any Warrants remain outstanding, if the shares of Common Stock are (i) listed on a national securities exchange or (ii) listed for quotation on the Nasdaq National Market System or any other over-the-counter quotation system, the Company will use commercially reasonable efforts to have each of the shares of Common Stock, immediately upon their issuance upon exercise of Warrants, listed on such exchange or system.

     SECTION 13.   Provision of Financial Information. So long as any Warrants remain outstanding, and whether or not the Company shall be required to file annual reports, quarterly reports and other documents with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Reports”), the Company will either file the Reports with the SEC when due or make the Reports generally and readily available to the public on its primary website within five business days of the date by which the Company would have been required to file such Reports, will promptly file five copies of each such Report with the Warrant Agent, and, promptly upon written request, will supply a copy of any such Report to any Holder or prospective Holder.

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     SECTION 14.    Adjustment of Exercise Price and Number of Shares Purchasable or Number of Warrants. The Exercise Price, the number of shares of Common Stock purchasable upon the exercise of each Warrant and the number of Warrants outstanding are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 14.

           (a)    Changes in Capital Stock. If the Company at any time or from time to time after the date hereof shall (i) pay a dividend or make a distribution on Common Stock, in each case, consisting of shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (including by means of a stock split), (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue, in a reclassification of the Common Stock, other securities of the Company (including any such reclassification in connection with a consolidation or merger of the Company in which the Company is the surviving entity), the number of Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the holder of each Warrant shall be entitled upon exercise to receive the kind and number of Shares or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective on the effective date of such event retroactive to the record date, if any, for such event.

           (b)    Distributions. If the Company at any time or from time to time after the date hereof shall distribute to all holders of Common Stock (including any such distribution made to the shareholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of its indebtedness, shares of another class of its capital stock, cash or other property of any nature (other than distributions and dividends payable in shares of Common Stock and Ordinary Cash Dividends), or any options, warrants or other rights to subscribe for or purchase any of the foregoing, then, in each case, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the Market Price (as defined below) per share of Common Stock as of the business day immediately preceding such record date, less the fair market value (as determined in good faith by the Board of Directors (including any authorized committee thereof, the “Board of Directors”), whose determination shall be conclusive for all purposes and described in a reasonably detailed statement filed with the Warrant Agent) of the portion of the evidences of indebtedness, shares or property so to be distributed (net of the exercise price or purchase price therefor in the case of distribution of options, warrants or other rights to subscribe or purchase such indebtedness, shares or other property), applicable to one share, and the denominator of which shall be such Market Price per share of Common Stock as of the business day immediately preceding such record date. Such adjustment shall be made whenever any such distribution is made and shall become effective at the close of business on such record date. The term “Market Price” shall mean (x) the average closing price of a share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the date of exercise of this Warrant as reported on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or (y) if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices during such ten trading day period in the over-the-counter market as reported by the NASD Automated

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Quotation System (“Nasdaq”) National Market or any comparable system or (z) in all other cases, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive absent manifest error.

     “Ordinary Cash Dividends” means quarterly cash dividends, not to exceed (in the aggregate in any calendar year) 5% of the value of all Common Stock outstanding (valued at the Market Price thereof at the close of business on the date of any such declaration), and not to exceed, in any quarter, the greater of (x) the net income of the Company for the quarter last ended and (y) the cumulative increase in retained earnings of the Company from the date of this Agreement through the end of such quarter.

          (c)    Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the Company, or any reclassification of the Common Stock, or any consolidation or merger of the Company with or into any other person, or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person, shall be effected in such a way that the holders of the holders of the Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other property (whether such stock, securities, cash or other property are issued or distributed by the Company or any other person) with respect to or in exchange for the Common Stock (each such transaction, an “Organic Change”), then, as a condition to consummation of such Organic Change, lawful, enforceable and adequate provision shall be made whereby the holders of the Warrants shall thereafter have the right to acquire and receive upon exercise of such Warrants, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such Warrants, such shares of stock, securities, cash or other property issuable or payable in the Organic Change with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon exercise of such Warrants had such Warrants been exercised immediately before such Organic Change, subject to adjustments for events subsequent to the effective date of such Organic Change as nearly equivalent as may be practicable to the adjustments provided for in this Section 14, provided that the Company shall have the right, at its sole option, to substitute cash for any such stock, securities or other property in an amount equal to the Option Value attributable thereto. The Company shall not effect any Organic Change unless prior to the consummation thereof, the successor entity (if different from the Company) resulting from such consolidation or merger or the entity purchasing or leasing such assets assumes by written instrument delivered to the Warrant Agent the obligation to deliver to each such Holder such shares of stock, securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving person, or in any contract of sale, merger, conveyance, lease, transfer or otherwise, so that the provisions set forth in this Agreement for the protection of the rights of the holders of the Warrants shall thereafter continue to be applicable. The foregoing provisions of this Section 14(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, leases or other transfers. If, at any time prior to the expiration of eighteen (18) months after the Effective Date of the Plan, a merger, reorganization, reclassification, consolidation or other similar transaction involving the Company is consummated (each a “Conversion Transaction”) whereby the Common Stock held by persons who do not control the Company immediately prior to the Conversion Transaction is converted into the right to receive cash or any other consideration which is not common equity and, as a

12

result of such Conversion Transaction, persons who control the Company immediately prior to the transaction and/or their affiliates also control the surviving entity, then the Warrants will become exercisable (such exercise to be in accordance with the terms contained herein, including, without limitation, the payment of the Exercise Price) for the greater of (i) the amount of such consideration and (ii) the sum of the Exercise Price and the Option Value on the closing date of such Conversion Transaction. If this Section 14(c) applies to any reorganization, reclassification, consolidation, merger, sale, lease or other transfer, then neither Section 14(a) nor Section 14(b) shall apply to such transaction.

     “Option Value” means, for any Warrant, or portion of a Warrant for which cash consideration is substituted for non-cash consideration at the Company’s option as provided above, the value thereof as of the most recent practicable date (without giving effect to the Organic Change in question) as determined in good faith by the board of directors of the Company immediately prior to such date (based upon the advice of an independent investment bank of national standing selected by the Company).

           (d)    Below Market Equity Issuances.

                  (i)  If at any time or from time to time the Company issues or sells, or is deemed to issue or sell,

                       (x)  prior to or at consummation of the Plan, any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than an issuance of Common Stock as a dividend or in a split of or subdivision in respect of which an adjustment provided for in paragraph (a) above applies or Rights Shares issued in the Rights Offering) for consideration per share of Common Stock less than $5.00 per share (the “Plan Price”), or

                       (y)  after consummation of the Plan, any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than (1) an issuance of Common Stock as a dividend or in a split of or subdivision in respect of which an adjustment provided for in paragraph (a) above applies, (2) the issuance of Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities in respect of which an adjustment pursuant to clause (i)(x) above applies and has previously been made, and (3) as set forth in clause (iii) below) for consideration per share of Common Stock less than (x) in the case of a public offering, the closing price on the principal exchange on which the Common Stock is quoted on the day before the pricing of such offering and (y) in all other cases, the Market Price (as determined pursuant to Section 14(b)) per share of Common Stock as of the date immediately prior to the first public announcement of such transaction (or consummation of such transaction if the Common Stock is not then publicly traded), or the record date for determination of shareholders entitled to receive (or purchase) such rights, options, warrants, or convertible securities (or options to purchase convertible securities) in the case of a distribution or issuance thereof in respect of the Company’s capital stock,

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then, and in each such case, the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be adjusted by multiplying the number of shares of Common Stock purchasable upon the exercise of each Warrant immediately prior to such issuance or sale by a fraction (not less than one),

                       (A)  the numerator of which equals the product of (1) the number of shares of Common Stock of the Company outstanding after giving effect to such sale or issuance (and assuming with respect to rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) that all in-the-money rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) had been fully exercised or converted into Common Stock, as the case may be) and (2) the Market Price (as determined pursuant to Section 14(b)) per share of Common Stock as of immediately prior to such public announcement date, consummation date or record date, as the case may be (or, in the case of clause (i)(x) above, the Plan Price); and

                       (B)  the denominator of which equals the sum of (A) the product of (1) the number of shares of Common Stock of the Company outstanding immediately before such public announcement date, consummation date or record date as the case may be (and assuming, with respect to rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) that all in-the-money rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) had been fully exercised or converted into Common Stock, as the case may be), and (2) the Market Price (as determined pursuant to Section 14(b)) per share of Common Stock as of immediately before such public announcement date, consummation date or record date, as the case may be (or, in the case of clause (i)(x) above, the Plan Price), and (B) the aggregate consideration received by the Company for the Common Stock to be so issued or sold or to be purchased or subscribed for, whether directly or issuable upon exercise of such rights, options or warrants or upon conversion or exercise of such convertible or exchangeable securities. For the purposes of such adjustments, the Common Stock which the holders of any such rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such public announcement date, consummation date or record date, as the case may be. Notwithstanding anything herein to the contrary, no adjustment to the number of shares of Common Stock purchasable upon the exercise of each such Warrant shall be made under this Section 14(d) to the extent that the Holders participate in any such distribution by way of an adjustment pursuant to Section 14(a), (b) or (c).

                  (ii)  For the purposes of any adjustment to the number of shares of Common Stock purchasable upon the exercise of each Warrant pursuant to Section 14(d)(i), the following provisions shall be applicable:

                       (A)  In the case of the issuance of Common Stock or rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) containing the right to subscribe for or purchase Common Stock for cash in a public offering or private placement, the consideration shall be

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deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

                       (B)  In the case of the issuance of Common Stock or rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) containing the right to subscribe for or purchase Common Stock for a consideration consisting, in whole or part, of property other than cash or its equivalent (including in connection with the acquisition of companies and businesses), the “consideration received by the Company” shall be the fair market value of said property (as determined in good faith by the Board of Directors, whose determination shall be conclusive for all purposes and described in a reasonably detailed statement filed with the Warrant Agent).

                       (C)  In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall be applicable:

                                (1)  The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                               (2)  The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange of any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

                               (3)  Upon any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, the number of shares of Common Stock purchasable upon the exercise of each Warrant shall forthwith be readjusted to such number as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change.

                               (4)  No further adjustment of the number of shares of Common Stock purchasable upon the exercise of each Warrant adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of

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the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

                               (5)  Upon the expiration of any rights, options, warrants or conversion privileges (the granting of which resulted in an adjustment to the number of shares of Common Stock purchasable upon exercise of each Warrant pursuant to this Section 14), if such shall not have been exercised after the date hereof, the number of shares of Common Stock purchasable upon exercise of each Warrant and the Exercise Price, to the extent the Warrant has not been exercised, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company (including for purposes hereof, any underwriting discounts or selling commissions paid by the Company) for the issuance, sale or grant of all such rights, options, warrants or conversion rights whether or not exercised.

                  (iii)  No Adjustments in Certain Cases. The adjustments in the number of Shares purchasable upon exercise of a Warrant under clause (i)(y) of this paragraph (d) shall not apply to (A) the issuance on or after the Effective Date of options awarded to employees, officers or directors or other qualified plan participants of the Company pursuant to an option plan or another option grant approved by the Board of Directors (“Management Options”), to purchase shares of Common Stock in an aggregate amount not to exceed 10% of the Common Stock, on a fully diluted basis after the distribution of the Post-Termination Securities (as defined in the Plan) (subject to adjustment for stock splits, stock subdivisions, stock combinations and similar events) (the “Common Stock Option Pool”), (B) the issuance of Common Stock upon the exercise of Management Options whose issuance was exempt from Section 14(d) pursuant to clause (A) above, up to an amount not to exceed the Common Stock Option Pool, (C) the issuance of Common Stock or other securities of the Company upon the exercise of the Warrants, the New Series B Warrants or New Series C Warrants (each as defined in the Plan), (D) any Common Stock or options for the purchase of Common Stock or any stock or other securities convertible into or exchangeable for Common Stock issued pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit or employees, consultants or directors of the Company or its subsidiaries approved by the Company’s stockholders and its Board of Directors, and any shares of Common Stock issuable upon exercise of any such options or convertible or exchangeable securities, or (E) the issuance of Common Stock pursuant to the Rights Offering (as defined in, and in accordance with, the Plan).

           (e)    Other Dilutive Events. The Board of Directors shall make such additional adjustments in application of such provisions as it deems necessary or appropriate in its sole discretion, to effectuate the essential intent and principles established in paragraphs (a) through (d) above, necessary to preserve the purchase rights represented by each Warrant.

           (f)    No De Minimis Adjustment. No adjustment in the number of Shares purchasable upon exercise of a Warrant shall be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the number of Shares purchasable upon

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the exercise of each Warrant; provided, however, that any adjustments that by reason of this Section 14(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent and to the nearest one-hundredth of a share, as the case may be.

           (g)    Exercise Price Adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of any Warrant is adjusted as herein provided (whether or not the Company then or thereafter elects to issue additional Warrants in substitution for an adjustment in the number of Shares as provided in Section 14(h)), the Exercise Price payable upon exercise of such Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Shares so purchasable immediately thereafter (calculated, in each case, assuming that the Company does not elect to issue additional Warrants in substitution for an adjustment in the number of Shares purchasable upon exercise of a Warrant under Section 14(h), whether or not the Company does in fact so elect).

           (h)    Common Stock: Other Securities. For the purpose of this Section 14, the term “shares of Common Stock” shall mean (i) the shares of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. If at any time, as a result of an adjustment made pursuant to Sections 14(a) or 14(c), the holders of Warrants shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the applicable Exercise Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to such shares contained in Section 14(a) through (g), inclusive, above, and the provisions contained in this Agreement with respect to such shares, shall apply on like terms to any such other shares.

           (i)    Issuance of Additional Warrants in Lieu of Adjustment. The Company may elect, in its sole discretion, on or after the date of any adjustment required by paragraphs (a) or (d) of this Section 14, to adjust the number of Warrants in substitution for an adjustment in the number of Shares purchasable upon the exercise of a Warrant. Each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for the same number of Shares as immediately prior to such adjustment. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest one-hundredth) obtained by dividing the applicable Exercise Price in effect prior to adjustment of such Exercise Price by the applicable Exercise Price in effect after adjustment of such Exercise Price. The Company shall notify the holders of Warrants of its election to adjust the number of Warrants in the same manner as provided in the first paragraph of Section 16, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made, and shall give prompt written notice thereof to the Warrant Agent. This record date may be the date on which the Exercise Price is adjusted or any day thereafter. Upon each adjustment of the number of Warrants pursuant to this Section 14(i) the Company shall, as promptly as practicable, cause to be distributed to holders of record of Warrants on such record date Warrant Certificates evidencing, subject to Section 15, the additional Warrants to which

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such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to be issued, executed and registered in the manner specified in Sections 4 and 5 (and which may bear, at the option of the Company, the applicable adjusted Exercise Price) and shall be registered in the names of the holders of record of Warrant Certificates on the record date specified in the notice.

           (j)    No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrants against dilution or other impairment.

           (k)    Changes to Form of Warrant Certificate. Irrespective of any adjustments in an Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate (including the rights, duties or obligations of the Warrant Agent), and any Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

     SECTION 15.   Fractional Shares. Notwithstanding any adjustment pursuant to Section 14 in the number of Shares purchasable upon the exercise of a Warrant, the Company shall not be required to issue fractions of Shares upon exercise of the Warrants, or to distribute certificates which evidence fractional Shares. If Warrant Certificates evidencing more than one Warrant shall be surrendered for exercise at one time by the same holder, the number of full Shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of Warrants so surrendered. If any fraction of a share of Common Stock would, except for the provisions of this Section 15, be issuable upon exercise of any Warrant or Warrants, the Company shall, at its election, upon the exercise of such Warrant or Warrants, either (a) purchase such fraction for an amount in cash equal to such fraction of the Market Price (as determined pursuant to Section 14(b)) of a share of Common Stock, or (b) round up the number of Shares issued upon exercise of such Warrant or Warrants to the next whole integer.

     SECTION 16.   Notices to Warrantholders. Upon any adjustment of the number of shares of Common Stock purchasable upon exercise of each Warrant, any Exercise Price or the number of Warrants outstanding including any adjustment pursuant to Section 14, the Company, within 10 calendar days thereafter, shall (i) cause to be filed with the Warrant Agent a certificate signed by the Chairman of the Board of Directors, Chief Executive Officer, the President or any Vice President of the Company setting forth the event giving rise to such adjustment, such Exercise

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Price and either the number of Shares purchasable upon exercise of each Warrant or the additional number of Warrants to be issued for each previously outstanding Warrant, as the case may be, after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such adjustment was made, and (ii) cause to be given to each of the registered holders of the Warrant Certificates at such holder’s address appearing on the Warrant Register, written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 16. Absent manifest error, the Warrant Agent shall be fully protected in relying in good faith on any such certificate and in making any adjustment described therein and shall have no duty with respect to, and shall not be deemed to have knowledge of, any adjustment unless and until it shall have received such a certificate.

     In case:

          (a)    the Company shall order, declare, make or pay any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend) to the holders of its shares of Common Stock; or

          (b)    the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of Common Stock or any right to subscribe thereto; or

          (c)    of any reclassification of the capital stock of the Company (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company, or of any other Organic Change; or

          (d)    there shall be a dissolution, liquidation or winding up of the Company;

then the Company shall cause written notice of such event to be filed with the Warrant Agent and shall cause written notice of such event to be given to each of the registered holders of the Warrant Certificates at such holder’s address appearing on the Warrant Register, by first-class mail, postage prepaid, and make prompt written notification thereof to the Warrant Agent, such giving of notice and publication to be completed at least 10 calendar days (or 20 calendar days in any case specified in clause (d) above) prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed merger, sale, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. The failure to give the notice required by this Section 16 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

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     SECTION 17.   Warrant Agent. The Warrant Agent undertakes only the duties and obligations expressly imposed by this Agreement and the Warrant Certificate, in each case upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

          (a)    The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the accuracy of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. Except as otherwise provided herein, the Warrant Agent assumes no responsibility with respect to the execution, delivery or distribution of the Warrant Certificates.

          (b)    The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company, nor shall it at any time be under any duty or responsibility to any holder of a Warrant to make or cause to be made any adjustment in any Exercise Price or in the number of Shares issuable upon exercise of any Warrant (except as instructed by the Company), or to determine whether any facts exist that may require any such adjustments, or with respect to the nature or extent of or method employed in making any such adjustments when made.

          (c)    The Warrant Agent may consult at any time with counsel satisfactory to it (who may also be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, absent gross negligence, bad faith or willful misconduct (each as determined by a final order, judgment, ruling or decree of a court of competent jurisdiction) in the selection and continued retention of such counsel and the reliance on such counsel’s advice.

          (d)    The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

          (e)    The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent under this Agreement, to reimburse the Warrant Agent upon demand for all reasonable expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the preparation, administration, delivery, execution and amendment of this Agreement and the performance of its duties under this Agreement and to indemnify the Warrant Agent and save it harmless against any and all losses, liabilities and reasonable expenses, including judgments, damages, fines, penalties, claims, demands, settlements, costs and reasonable counsel fees and expenses, for anything done or omitted by the Warrant Agent arising out of or in connection with this Agreement except as a result of its gross negligence, bad faith or willful misconduct (each as determined by a final order, judgment, ruling or decree of a court of competent jurisdiction). The reasonable costs and expenses incurred by the Warrant Agent in enforcing the right to indemnification shall be paid by the Company unless it is determined by a final order, judgment, decree or ruling of a court of competent jurisdiction that the Warrant Agent is not entitled to indemnification due to its gross negligence, bad faith or willful misconduct.

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          (f)    The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates furnishes the Warrant Agent with reasonable security and indemnity for any costs or expenses that may be incurred. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery or judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

          (g)    The Warrant Agent, and any stockholder, affiliate, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company is interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it was not the Warrant Agent under this Agreement, or a stockholder, director, officer or employee of the Warrant Agent, as the case may be. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (h)    The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except in connection with its own gross negligence, bad faith or willful misconduct (each as determined by a final order, judgment, decree or ruling of a court of competent jurisdiction). In no event will the Warrant Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the possibility of such loss or damage. Any liability of the Warrant Agent under this Agreement to the Company will be limited to the amount of fees paid by the Company to the Warrant Agent.

          (i)    The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

          (j)    The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due and validly authorized execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its due and validly authorized countersignature thereof), nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of the Shares to be issued pursuant to this Agreement or any Warrant Certificate or as to whether the Shares will when issued be validly issued, fully paid and nonassessable or as to the Exercise Price or the number of Shares issuable upon exercise of any Warrant.

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          (k)    The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or an Assistant Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall not be liable for any action taken, suffered to be taken, or omitted to be taken by it in good faith in accordance with instructions of any such officer or in good faith reliance upon any statement signed by any one of such officers of the Company with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.

          (l)    No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

          (m)    If the Warrant Agent shall receive any notice or demand (other than notice of or demand for exercise of Warrants) addressed to the Company by the holder of the Warrant Certificates pursuant to the provisions of the Warrant Certificates, the Warrant Agent shall promptly forward such notice or demand to the Company.

          (n)    The provisions of this Section 18 shall survive the termination of this Agreement, the exercise or expiration of the Warrants and the resignation or removal of the Warrant Agent.

     SECTION 18.   Change of Warrant Agent. If the Warrant Agent resigns (such resignation to become effective not earlier than 90 calendar days after the giving of written notice thereof to the Company and the registered holders of Warrant Certificates) or shall be adjudged a bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver of all or any substantial part of its property or affairs or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay or meet its debts generally as they become due, or if an order of any court shall be entered approving any petition filed by or against the Warrant Agent under the provisions of bankruptcy laws or any similar legislation, or if a receiver, trustee or other similar official of it or of all or any substantial part of its property shall be appointed, or if any public officer shall take charge or control of it or of its property or affairs, for the purpose of rehabilitation, conservation, protection, relief, winding up or liquidation, or becomes incapable of acting as Warrant Agent or if the Board of Directors of the Company by resolution removes the Warrant Agent (such removal to become effective not earlier than 30 calendar days after the filing of a certified copy of such resolution with the Warrant Agent and the giving of written notice of such removal to the registered holders of Warrant Certificates), the Company shall appoint a successor to the Warrant Agent. If the Company fails to make such appointment within a period of 30 calendar days after such removal or after it has been so notified in writing of such resignation or incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate (in the case of incapacity), then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any

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successor Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company, in good standing, incorporated under the laws of any state or of the United States of America. As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each of the registered holders of the Warrant Certificates at such holder’s address appearing on the Warrant Register. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed. The former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder and execute and deliver, at the expense of the Company, any further assurance, conveyance, act or deed necessary for these purposes. Failure to give any notice provided for in this Section 19 or any defect therein, shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

     SECTION 19.    Merger, Consolidation or Change of Name of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Warrant Agent is a party, or any person succeeding to the shareholder services business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, if such person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 19. If any of the Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Agreement, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     If at any time the name of the Warrant Agent is changed and at such time any of the Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     SECTION 20.   Miscellaneous.

           (a)    Warrantholder Not Deemed a Stockholder. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

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           (b)    Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by certified mail, return receipt requested, or by nationally recognized overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent), or by facsimile transmission with receipt confirmed, or by personal delivery as follows:

XO Communications, Inc. 11111 Sunset Hills Road Reston, Virginia 20190 Facsimile: (703) 547-2025 Attention: General Counsel

     If the Company fails to maintain such office or agency or fails to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the principal office of the Warrant Agent.

     Any notice pursuant to this Agreement to be given by the Company or by any registered holder of any Warrant Certificate to the Warrant Agent shall be sufficiently given if sent by certified mail, return receipt requested, or by nationally recognized overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), or by facsimile transmission with receipt confirmed, or by personal delivery as follows (the “Warrant Agent Office”):

American Stock Transfer & Trust Company 59 Maiden Lane New York, New York 10038 Facsimile No.: Attention:

     If the Warrant Agent shall receive any notice or demand addressed to the Company by the holder of a Warrant Certificate pursuant to the provisions of the Warrant Certificates, the Warrant Agent shall promptly forward such notice or demand to the Company.

           (c)    Payment of Taxes and Charges. The Company will from time to time promptly pay to the Warrant Agent, or make provisions satisfactory to the Warrant Agent for the payment of, all taxes and charges that may be imposed by the United States or any state upon the Company or the Warrant Agent in connection with the issuance or delivery of shares of Common Stock upon the exercise of any Warrants, but any taxes or charges in connection with the issuance of Warrant Certificates or certificates for shares of Common Stock in any name other than that of the registered holder of the Warrant Certificate surrendered shall be paid by such registered holder; and, in such case, the Company shall not be required to issue or deliver any Warrant Certificate or certificate for shares of Common Stock until such taxes or charges shall have been paid or it has been established to the Company’s satisfaction that no tax or charge is due. The Warrant Agent shall have no duty or obligation under this Section unless and until it is satisfied that all such taxes and/or charges have been paid.

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           (d)    Entire Agreement; Amendments. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented and no provision hereof may be waived, except in a writing signed by both the Company and the Warrant Agent and with the prior written consent of holders of the Warrants exercisable for a majority of the Shares then issuable upon exercise of the Warrants then outstanding; provided, however, that the Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, manifest error or other mistake in this Agreement, or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the holders of the Warrants; and provided, further, that each amendment or supplement that decreases the Warrant Agent’s rights or increases its duties and responsibilities hereunder shall also require the prior written consent of the Warrant Agent. Notwithstanding any of the foregoing, the Company may not increase the Exercise Price, shorten the duration of the Warrants, or change the securities or other property for which Warrants are exercisable without the consent of each of the holders affected thereby.

           (e)    Payments for Consent. The Company shall not directly or indirectly pay or cause to be paid any consideration, whether by way of fee or otherwise, to any holder of any Warrants for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Warrant Certificates unless such consideration is offered to be paid or agreed to be paid to all holders of the Warrants which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

          (f)     Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          (g)    Governing Law Venue and Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State, irrespective of any contrary result otherwise required by applicable conflict or choice of law rules. Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 20(b) hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on lack of jurisdiction or venue in any such court in any such action or proceeding.

25

         (h)    Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

          (i)    Holder of Warrant May Enforce Rights. Notwithstanding any other provision of this Agreement, any holder of a Warrant Certificate, without the consent of the Warrant Agent, the holder of any Shares or the holder of any other Warrant Certificate, may, in his, her or its own behalf and for his, her or its own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, his, her or its right to exercise the Warrants evidenced by his, her or its Warrant Certificate in the manner provided in the Warrant Certificate and in this Agreement.

           (j)    Obtaining of Governmental Permits. The Company will from time to time, take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities act filings under United States federal and state laws which may be or become required in connection with the issuance, sale, transfer and delivery of the Shares issued upon exercise of the Warrants, the exercise of the Warrants, the issuance, sale, transfer and delivery of the Warrants, or upon the expiration of the period during which the Warrants are exercisable.

           (k)    Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           (l)    Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

           (m)    Meaning of Terms Used in Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires: (i) a term has the meaning assigned to it by this Agreement; (ii) forms of the word “include” mean that the inclusion is not limited to the items listed; (iii) “or” is disjunctive but not exclusive; (iv) words in the singular include the plural, and in the plural include the singular; (v) provisions apply to successive events and transactions; (vi) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection; (vii) “$” means the currency of the United States; (viii) “business day” means any day, except for Saturday and Sunday, on which banks are not required or authorized by law or executive order to close in New York City; (ix) “affiliate” shall have the meaning specified in Rule 12b-2 of the Securities Exchange Act of 1934, as amended; (x) “control” shall have the meaning specified in Rule 12b-2 of the Securities Exchange Act of 1934, as amended; and (xi) “person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

26

           (n)    Severability. If any part of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory agency or body, such invalidity or unenforceability shall attach only to such part and shall not affect the validity or enforceability of the rest of this Agreement. Furthermore, in lieu of any such invalid or unenforceable provision or condition, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[The next page is the signature page]

27

     IN WITNESS WHEREOF, the parties hereto have caused this Series          Warrant Agreement to be executed and delivered as of the day and year first above written.

XO COMMUNICATIONS, INC.

By:

Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:

Name:
Title:

EXHIBIT A

[FORM OF FACE OF SERIES __ WARRANT CERTIFICATE]

VOID AFTER _____________, 200__4

     This Global Warrant Certificate is held by The Depositary Trust Company (the “Depositary”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6(i) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depositary with the prior written consent of the Company.5

     Unless this Global Warrant Certificate is presented by an authorized representative of the Depositary to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.1

     Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depositary or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Section 6 of the Warrant Agreement.1

     No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until the provisions of Section 6 of the Warrant Agreement have been complied with.

[4]	Seven years after the date of issuance.

[5]	These paragraphs are to be included only if the Warrant is in the form of a Global Warrant Certificate

CUSIP No. _____________

No. ____________	WARRANT TO PURCHASE ___________________ SHARES OF COMMON STOCK

XO COMMUNICATIONS, INC.

SERIES ___ WARRANT TO PURCHASE COMMON STOCK

     This Series _____ Warrant Certificate (“Warrant Certificate”) certifies that                 or its registered assigns, is the registered holder of a Warrant (the “Warrant”) of XO Communications, Inc., a Delaware corporation (the “Company”), to purchase the number of shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company set forth above. This Warrant expires on                 , 200__6, (such date, the “Expiration Date”) and entitles the holder to purchase from the Company the number of fully paid and nonassessable Shares set forth above at the exercise price (the “Exercise Price”) multiplied by the number of Shares set forth above (the “Exercise Amount”), payable to the Company by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or by delivery of a certified check in immediately available funds of the Exercise Amount to the Warrant Agent at its corporate office, no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date (as defined in the Warrant Agreement). The initial Exercise Price shall be $            (or, if less,      % of the Rights Offering Price (as defined in the Warrant Agreement)).

     Subject to the terms and conditions set forth herein and in the Warrant Agreement, this Warrant may be exercised by the Holder thereof, by:

           (i)  providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Warrant Agent at the address set forth in the Warrant Agreement, “Re: XO Communications, Inc. Warrant Exercise”, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be in the form of an election to purchase Shares of Common Stock of the Company substantially in the form set forth either (x) in Exhibit B-1 to the Warrant Agreement, properly completed and executed by the Holder; provided that such written notice may only be submitted by persons who hold Definitive Warrant Certificates, or (y) in Exhibit B-2 to the Warrant Agreement, properly completed and executed by the Holder; provided that such written notice may only be submitted with respect to Warrants held through the book-entry facilities of the Depositary, by or through persons that are direct participants in the Depositary;

           (ii)  delivering, either (x) no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, such Warrants to the Warrant

[6]	Seven years after the date of issuance.

Agent by book-entry transfer through the facilities of the Depositary or (y) no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, the Warrant Certificates evidencing such Warrants to the Warrant Agent if Definitive Warrant Certificates have been issued and delivered pursuant to the Warrant Agreement; and

           (iii)  paying the applicable Exercise Amount, together with any applicable taxes and governmental charges.

     The Exercise Price and the number of shares of Common Stock purchasable upon exercise of this Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

     No Warrant may be exercised prior to the Effective Date or after the Expiration Date. After the Expiration Date, the Warrants will become wholly void and of no value.

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

XO COMMUNICATIONS, INC.

By:

Name:
Title:

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY as Warrant Agent

By:

Name:
Title:

EXHIBIT A

[FORM OF REVERSE OF SERIES __ WARRANT CERTIFICATE]

XO COMMUNICATIONS, INC.

     The Warrant evidenced by this Warrant Certificate is a part of a duly authorized issue of Warrants to purchase a maximum of            shares of Common Stock issued pursuant to that certain Series       Warrant Agreement, dated as of           , 2002 (the “Warrant Agreement”), duly executed and delivered by the Company and American Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent Office and is available upon written request addressed to the Company. All capitalized terms used herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

     Warrants may be exercised to purchase Shares from the Company from the Effective Date through 5:00 p.m. New York City time on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the Holder of the Warrant evidenced by this Warrant Certificate may exercise such Warrant by:

           (i)  providing a Warrant Exercise Notice to the Warrant Agent at the address set forth in the Warrant Agreement, “Re: XO Communications, Inc. Warrant Exercise”, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be in the form of an election to purchase Shares of Common Stock of the Company substantially in the form set forth either (x) in Exhibit B-1 to the Warrant Agreement, properly completed and executed by the Holder; provided that such written notice may only be submitted by persons who hold Definitive Warrant Certificates, or (y) in Exhibit B-2 to the Warrant Agreement, properly completed and executed by the Holder; provided that such written notice may only be submitted with respect to Warrants held through the book-entry facilities of the Depositary, by or through persons that are direct participants in the Depositary;

           (ii)  delivering, either (x) no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, such Warrants to the Warrant Agent by book-entry transfer through the facilities of the Depositary or (y) no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, the Warrant Certificates evidencing such Warrants to the Warrant Agent if Definitive Warrant Certificates have been issued and delivered pursuant to Section 3; and

           (iii)  paying the applicable Exercise Amount, together with any applicable taxes and governmental charges.

The Exercise Amount shall be payable by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent

A-1-R

for such purpose or by delivery of a certified check in immediately available funds of the Exercise Amount to the Warrant Agent at its corporate office, no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date. The initial Exercise Price shall be $           (or, if less,      % of the Rights Offering Price (as defined in the Warrant Agreement)).

     In the event that upon any exercise of the Warrant evidenced hereby the number of Shares actually purchased shall be less than the total number of Shares purchasable upon exercise of the Warrant evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing a Warrant to purchase the Shares not so purchased. No adjustment shall be made for any cash dividends on any Shares issuable upon exercise of this Warrant. After the Expiration Date, unexercised Warrants shall become wholly void and of no value.

     The Company shall not be required to issue fractions of Shares or any certificates that evidence fractional Shares. If any fraction of a share of Common Stock would, except for the provisions of the preceding sentence, be issuable upon exercise of any Warrant or Warrants, the Company shall, at its election, either (i) purchase such fraction for an amount in cash equal to such fraction of the Market Price (as defined in the Warrant Agreement) of a share of Common Stock or (ii) round up the number of Shares issued upon exercise of such Warrant or Warrants to the next whole integer.

     Warrant Certificates, when surrendered at the Warrant Agent Office by the registered holder thereof in person or by a legal representative or attorney duly authorized in writing, by mail or by book-entry delivery through the facilities of the Depositary may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of Shares.

     No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws. The Company or the Warrant Agent may require that, as a condition to any sale, exchange or transfer of a Warrant that the holder deliver to the Company and the Warrant Agent an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that such sale, exchange or transfer is made in compliance with the Securities Act and all applicable state securities laws or pursuant to an exempt transaction under the Securities Act and such state securities laws. The provisions of this paragraph shall not apply to the exercise of any Warrant to the extent that the Shares issued upon such exercise (and any unexercised portion of the Warrant so exercised) shall be issued to the same registered holder that exercised such Warrant.

     The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

A-2-R

EXHIBIT B-1

[FORM OF ELECTION TO EXERCISE FOR WARRANT HOLDERS
HOLDING WARRANTS IN FORM OF DEFINITIVE WARRANT
CERTIFICATES WHEN WARRANT CERTIFICATES WILL BE
PHYSICALLY DELIVERED IN CONNECTION WITH THE
WARRANT EXERCISE]

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

     The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase          newly issued shares of Common Stock of XO Communications, Inc. (the “Company”) at the Exercise Price of $           per share. The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Warrants exercised hereby.

     The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such Shares $                  by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or by delivery of a certified check in immediately available funds of the Exercise Amount to the Warrant Agent at its corporate office, no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date:

     The undersigned requests that a certificate representing the Shares be registered and delivered as follows:

Name

Address

Delivery Address (if different)

B-1-1

     If such number of Shares is less than the aggregate number of Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the balance of such Shares shall be registered and delivered as follows:

Name

Address

Delivery Address (if different)

Social Security or Other Taxpayer Identification Number of Holder	Signature

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever. If the certificate representing the Shares or any Warrant Certificate representing Warrants not exercised is to be registered in a name other than that in which this Warrant Certificate is registered, the signature of the holder hereof must be guaranteed

SIGNATURE GUARANTEED:

B-1-2

EXHIBIT B-2

[FORM OF ELECTION TO EXERCISE WARRANT FOR
HOLDERS HOLDING WARRANTS THROUGH BOOK-ENTRY
FACILITIES OF THE DEPOSITORY TRUST COMPANY
WHEN EXERCISE OF WARRANT WILL OCCUR THROUGH
SUCH FACILITIES]

[TO BE COMPLETED BY DIRECT PARTICIPANT
IN THE DEPOSITORY TRUST COMPANY]

XO Communications, Inc.

Warrants to Purchase _____ Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

     The undersigned hereby irrevocably elects to exercise the right, represented by           Warrants held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depositary”), to purchase            newly issued shares of Common Stock of XO Communications, Inc. (the “Company”) at the Exercise Price of $                per share.

     The undersigned represents, warrants and promises that (1) it has delivered or will deliver no later than 5:00 p.m., New York time, on two business days after the date on which this Warrant Exercise Notice is delivered the number of Warrants specified below to the Warrant Agent’s account at the Depositary by book-entry transfer; (2) it has the full power and authority to exercise and deliver the Warrants exercised hereby; and (3) it has delivered the exercise price of U.S. $     for each Warrant exercised hereby, by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or by delivery of a certified check in immediately available funds of the Exercise Amount to the Warrant Agent at its corporate office, no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date.

     The undersigned requests that the principal amount of Warrants exercised hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below; provided, that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depositary or its nominee.

B-2-1

Dated: ___________________

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITARY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITARY:

(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH WARRANTS ARE BEING DELIVERED:

DEPOSITARY ACCOUNT NO.

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “XO COMMUNICATIONS, INC. WARRANT EXERCISE”

WARRANT HOLDER DELIVERING WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE

NAME:

(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

 FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITARY ACCOUNT NO.

B-2-2

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:

(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF WARRANTS BEING EXERCISED:

(ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

SIGNATURE:

NAME:

CAPACITY IN WHICH SIGNED:

SIGNATURE GUARANTEED:

B-2-3

EXHIBIT C

[FORM OF ASSIGNMENT]

(TO BE EXECUTED BY THE REGISTERED HOLDER IF SUCH
HOLDER DESIRES TO TRANSFER THE WARRANT CERTIFICATE)

     FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

this Warrant Certificate, together with all right, title and interest therein, and does irrevocably constitute and appoint                  attorney, to transfer the within Warrant Certificate to purchase             shares of Common Stock to which the Warrant Certificate relates on the books of the Warrant Agent, with full power of substitution.

Dated	Signature
Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever
Social Security or Other Taxpayer Identification Number of Assignee
SIGNATURE GUARANTEED:

C-1

IV. AMENDED AND RESTATED BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

XO COMMUNICATIONS, INC.

     These Bylaws are intended to conform to the mandatory requirements of the General Corporation Law of Delaware (the “Act”). Any ambiguity arising between these Bylaws and the discretionary provisions of the Act shall be resolved in favor of the application of the Act.

ARTICLE I.

STOCKHOLDERS

     Section 1. Place.

     Stockholders meetings shall be held at the registered office of the Corporation unless a different place shall be designated by the Board of Directors.

     Section 2. Annual Meeting.

     The annual meeting of the Stockholders shall be held on the date and time designated by the Board of Directors. The meeting shall be held for the purpose of electing Directors and for the transaction of such other business as may come before the meeting, whether stated in the notice of meeting or not, except as otherwise expressly stated in the Certificate of Incorporation. If the election of Directors shall not be held on the day designated herein, the Board of Directors shall cause the election to be held at a special meeting of the Stockholders on the next convenient day.

     Section 3. Special Meetings.

     Special meetings of the Stockholders may be called by the President or the Board of Directors for any purpose at any time, and shall be called by the President at the request of the holders of shares entitled to cast at least 10% of votes eligible to be cast. Special meetings shall be held at such place or places within or without the state of Delaware as shall be designated by the Board of Directors and stated in the notice of such meeting. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

     Section 4. Notice.

     Written or printed notice stating the place, hour and day of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting to each Stockholder of record entitled to vote at such meeting, or for such other notice period as may be required by the Act. Such notice and the effective date thereof shall be determined as provided in the Act.

     Section 5. Notice of Stockholder Business at Annual Meeting.

     (a)  At an annual meeting of the Stockholders, only such business shall be conducted as shall have been brought before the meeting (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of a majority of the members of the Board of Directors, or (iii) by any Stockholder of the Corporation who is a Stockholder of record at the time of giving of notice provided for in paragraph (b) of this Section 5, who shall be entitled to vote at such meeting, and who complies with the notice procedures set forth in paragraph (b) of this Section 5.

     (b)  For business to be properly brought before an annual meeting by a Stockholder, including, without limitation, the nomination of a person or persons for election to the Board of Directors, pursuant to clause (iii) of paragraph (a) of this Section 5, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the Corporation’s principal place of business. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than thirty (30) days from such anniversary date, notice by the Stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. A Stockholder’s notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting, (2) with respect to each such Stockholder, that Stockholder’s name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number, and the number of shares of each class of capital stock of the Corporation beneficially owned by that Stockholder, (3) any material interest of the Stockholder in the proposed business, (4) a description of all arrangements or understandings between such Stockholder and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder and (5) a representation that such Stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     In addition to the information required above to be given by a Stockholder who intends to submit business to a meeting of stockholders, if the business to be submitted is the nomination of a person or persons for election to the Board of Directors then such Stockholder’s notice must also set forth, as to each person whom the Stockholder proposes to nominate for election as a director, (i) the name, age, business address and, if known, residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of equity securities of the Corporation which are beneficially owned by such

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person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and (v) the written consent of such person to be named in the proxy statement as a nominee

     (c)  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 5. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Nothing in this Section 5 shall relieve a Stockholder who proposes to conduct business at an annual meeting from complying with all applicable requirements, if any, of the Securities Exchange Act of 1934, and the rules and regulations thereunder.

     Section 6. Quorum.

     A majority of votes entitled to be cast by the shares issued, outstanding and entitled to vote upon the subject matter at the time of the meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Stockholders.

     Section 7. Adjourned Meetings.

     If there is no quorum present at any annual or special meeting the Stockholders present may adjourn to such time and place as may be decided upon by the holders of the majority of the shares present, in person or by proxy, and notice of such adjournment shall be given in accordance with Section 4 of this Article, but if a quorum is present, adjournment may be taken from day to day or to such time and place as may be decided and announced by a majority of the Stockholders present, and subject to the requirements of the Act, no notice of such adjournment need be given. At any such adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

     Section 8. Voting.

     Each Stockholder entitled to vote on the subject matter shall be entitled to that number of votes provided in the Certificate of Incorporation for each share of stock standing in the name of the Stockholder on the books of the Corporation at the time of the closing of the Transfer Books for said meeting, whether represented and present in person or by proxy. The affirmative vote of the holders of a majority of the shares of each class represented at the meeting and entitled to vote on the subject matter shall be the act of the Stockholders. The Stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

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     The secretary shall prepare and make, at least ten days before every election of directors, a complete list of the Stockholders entitled to vote, arranged in alphabetical order and showing the address of each Stockholder and the number of shares of each Stockholder. Such list shall be open at the offices of the Corporation for said ten days, to the examination of any Stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any Stockholder who may be present.

     Section 9. Proxies.

     At all meetings of Stockholders, a Stockholder may vote in person or by proxy executed in writing by the Stockholder or by his duly authorized attorney in fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

     Section 10. Record Date.

     The Board of Directors is authorized to fix in advance a date not exceeding sixty days nor less than ten days preceding the date of any meeting of the Stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent Stockholders for any purposes, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such Stockholders and only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed pursuant to this Section.

     Section 11. Conduct of Meetings.

     The Chairman of the Board of Directors or, in his absence the Chief Executive Officer, President, or the Vice-President designated by the Chairman of the Board, shall preside at all regular or special meetings of Stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to Stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE II.

DIRECTORS

     Section 1. In General.

     The business and affairs of the Corporation shall be managed by a Board of Directors initially consisting of seven (7) directors designated in accordance with the Third

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Amended Plan of Reorganization of the Corporation, dated July 22, 2002, and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board of Directors. The members of the first Board of Directors shall hold office, subject to removal as hereinafter provided, until the first annual meeting of the Stockholders and until their successor(s) shall have been elected and qualified. Thereafter, the term of the Directors shall begin upon each Director’s election by the Stockholders as provided in Article I, Section 7 above, and shall continue until his successor shall have been elected and qualified.

     Section 2. Powers.

     The corporate powers, business, property and interests of the Corporation shall be exercised, conducted and controlled by the Board of Directors, which shall have all power necessary to conduct, manage and control its affairs, and to make such rules and regulations as it may deem necessary as provided by the Act; to appoint and remove all officers, agents and employees; to prescribe their duties and fix their compensation; to call special meetings of Stockholders whenever it is deemed necessary by the Board, to incur indebtedness and to give securities, notes and mortgages for same. It shall be the duty of the Board to cause a complete record to be kept of all the minutes, acts, and proceedings of its meetings.

     Section 3. Vacancies.

     Vacancies in the Board of Directors, whether as a result of resignation or removal of a director, as hereinafter provided, or as a result of an increase in the number of Directors may be filled by the affirmative vote of a majority of the remaining Directors even though less than a quorum of the Board of Directors or by the Stockholders Any person elected to fill a vacancy shall hold office, subject to removal as hereinafter provided, until the next annual election until his successor is elected and qualifies.

     Section 4. Annual Meeting.

     There shall be an annual meeting of the Board of Directors which shall be held immediately after the annual meeting of the Stockholders and at such place as determined by the Board of Directors.

     Section 5. Special Meeting.

     Special meetings may be called from time to time by the President or any one of the Directors. Any business may be transacted at any special meeting.

     Section 6. Quorum.

     A majority of the Directors shall constitute a quorum. The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If less than a quorum is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present. Interested Directors may be counted for quorum purposes.

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     Section 7. Notice and Place of Meetings.

     Notice of all Directors’ meetings shall be given in accordance with the Act. No notice need be given of any annual meeting of the Board of Directors. One day prior notice shall be given for all special meetings of the Board, but the purpose of special meetings need not be stated in the notice.

     Meetings of the Board of Directors may be held at the principal office of the corporation, or at such other place as shall be stated in the notice of such meeting. Members of the Board of Directors, or any committee designated by the board of directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, have the power to participate in a meeting of the board of Director, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at this meeting.

     Section 8. Compensation.

     By resolution of the Board of Directors, each Director may either be reimbursed for his expenses, if any, for attending each meeting of the Board of Directors or may be paid a fixed fee for attending each meeting of the Board of Directors, or both. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

     Section 9. Removal or Resignation of Directors.

     Any Director may resign by delivering written notice of the resignation to the Board of Directors or an officer of the Corporation. All or any number of the Directors may be removed, with or without cause, at a meeting expressly called for that purpose by a vote of the holders of the majority of the shares then entitled to vote at an election of Directors.

     Section 10. Presumption of Assent.

     A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless his dissent shall be manifested in the manner required by the Act. Such right to dissent shall not apply to a Director who voted in favor of such action.

ARTICLE III.

COMMITTEES.

     Section 1. Executive Committee:

     The Board of Directors may, by resolution passed by a majority of the whole Board, designate two or more of their number to constitute an Executive Committee to hold office at the pleasure of the Board, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors

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in the management of the business and affairs of the Corporation, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by the Act, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it.

     Any member of the Executive Committee may be removed at any time, with or without cause, by a resolution of a majority of the whole Board of Directors.

     Any person ceasing to be a director shall ipso facto cease to be a member of the Executive Committee.

     Any vacancy in the Executive Committee occurring from any cause whatsoever may be filled from among the directors by a resolution of a majority of the whole Board of Directors.

     Section 2. Other Committees:

     Other committees of two or more Directors may be appointed by the Board of Directors or the Executive Committee, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the Executive Committee.

     Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors or the Executive Committee. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors or the Executive Committee.

     Section 3. Resignation:

     Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

     Section 4. Quorum:

     A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

     Section 5. Record of Proceedings, etc.:

     Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

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     Section 6. Organization, Meetings, Notices, etc.:

     A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agreed upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Board of Directors or the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone at least twenty-four (24) hours before the time at which the meeting is to be held.

     Section 7. Compensation:

     The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE IV.

OFFICERS AND AGENTS — GENERAL PROVISIONS

     Section 1. Number, Election and Term.

     Officers of the Corporation shall be a President, Secretary, and Treasurer. Officers shall be elected by the Board of Directors at its first meeting, and at each regular annual meeting of the Board of Directors thereafter. Each officer shall hold office until the next succeeding annual meeting of the Directors and until his successor shall be elected and qualified. Any one person may hold more than one office if it is deemed advisable by the Board of Directors.

     Section 2. Additional Officers and Agents.

     The Board of Directors may appoint and create such other officers and agents as may be deemed advisable and prescribe their duties.

     Section 3. Resignation or Removal.

     Any officer or agent of the Corporation may resign from such position by delivering written notice of the resignation to the Board of Directors, but such resignation shall be without prejudice to the contract rights, if any, of the Corporation. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

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     Section 4. Vacancies.

     Vacancies in any office caused by any reason shall be filled by the Board of Directors at any meeting by selecting a suitable and qualified person to act during the unexpired term.

     Section 5. Salaries.

     The salaries of all the officers, agents and other employees of the Corporation shall be fixed by the Board of Directors and may be changed from time to time by the Board, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation. All Directors, including interested Directors, are specifically authorized to participate in the voting of such compensation irrespective of their interest.

ARTICLE V.

DUTIES OF THE OFFICERS

     Section 1. Chairman of the Board.

     The Chairman of the Board, if any, shall be a member of the Board of Directors and, subject to Sections 2 and 3 of this Article V, shall preside at all meetings of the Stockholders and Directors; perform all duties required by the Bylaws of the Corporation, and as may be assigned from time to time by the Board of Directors; and shall make such reports to the Board of Directors and Stockholders as may be required.

     Section 2. Chief Executive Officer.

     The Chief Executive Officer, if any, shall have general charge and control of the affairs of the Corporation subject to the direction of the Board of Directors; sign as President all Certificates of Stock of the Corporation; perform all duties required by the Bylaws of the Corporation, and as may be assigned from time to time by the Board of Directors; and shall make such reports to the Board of Directors and Stockholders as may be required. In addition, if no Chairman of the Board is elected by the Board or if the Chairman is unavailable, the Chief Executive Officer shall perform all the duties required of such officer by these Bylaws.

     Section 3. President.

     The President shall, if no Chief Executive Officer shall have been appointed or if the Chief Executive Officer is unavailable, perform all of the duties of the Chief Executive Officer. If a Chief Executive Officer shall have been appointed, the President shall perform such duties as shall be assigned by the Board of Directors, and in the case of absence, death or disability of the Chief Executive Officer, shall perform and be vested with all of the duties and powers of the Chief Executive Officer, until the Chief Executive Officer shall have resumed such duties or the Chief Executive Officer’s successor shall have been appointed.

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     Section 4. Vice President.

     The Vice President, or any of them, shall perform such duties as shall be assigned by the Board of Directors, and in the case of absence, disability or death of the President, the Vice President shall perform and be vested with all the duties and powers of the President, until the President shall have resumed such duties or the President’s successor is elected. In the event there is more than one Vice President, the Board of Directors may designate one or more of the Vice Presidents as Executive Vice Presidents, who, in the event of the absence, disability or death of the President shall perform such duties as shall be assigned by the Board of Directors.

     Section 5. Secretary.

     The Secretary shall keep a record of the proceedings at the meetings of the Stockholders and the Board of Directors and shall give notice as required in these Bylaws of all such meetings; have custody of all the books, records and papers of the Corporation, except such as shall be in charge of the Treasurer or some other person authorized to have custody or possession thereof by the Board of Directors; sign all Certificates of Stock of the Corporation; from time to time make such reports to the officers, Board of Directors and Stockholders as may be required and shall perform such other duties as the Board of Directors may from time to time delegate. In addition, if no Treasurer is elected by the Board, the Secretary shall perform all the duties required of the office of Treasurer by the Act and these Bylaws.

     Section 6. Treasurer.

     The Treasurer shall keep accounts of all monies of the Corporation received or disbursed; from time to time make such reports to the officers, Board of Directors and Stockholders as may be required, perform such other duties as the Board of Directors may from time to time delegate.

     Section 7. Assistant Secretary.

     The Assistant Secretary, if any, shall assist the Secretary in all duties of the office of Secretary. In the case of absence, disability or death of the Secretary, the Assistant Secretary shall perform and be vested with all the duties and powers of the Secretary, until the Secretary shall have resumed such duties or the Secretary’s successor is elected.

     Section 8. Assistant Treasurer.

     The Assistant Treasurer, if any, shall assist the Treasurer in all duties of the office of Treasurer. In the case of absence, disability or death of the Treasurer, the Assistant Treasurer shall perform and be vested with all the duties and powers of the Secretary, until the Treasurer shall have resumed such duties or the Treasurer’s successor is elected.

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ARTICLE VI.

STOCK

     Section 1. Certificates.

     The shares of stock of the Corporation shall be evidenced by an entry in stock transfer records of the Corporation, and may be represented by stock certificates in a form adopted by the Board of Directors and every person who shall become a Stockholder shall be entitled, upon request, to a certificate of stock. All certificates shall be consecutively numbered by class. Certificates, if any, shall be signed by the Chairman of the Board of Directors, the President or one of the Vice Presidents, and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any such officer may be facsimile. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the Act, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each Stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     Section 2. Transfer of Certificates.

     Any certificates of stock transferred by endorsement shall be surrendered, canceled and new certificates issued to the purchaser or assignee.

     Section 3. Transfer of Shares.

     Shares of stock shall be transferred only on the books of the Corporation by the holder thereof, in person or by his attorney, and no transfers of certificates of stock shall be binding upon the Corporation until this Section and, with respect to certificated shares, Section 2 of this Article are met to the satisfaction of the Secretary of the Corporation.

     The Board of Directors may make other and further rules and regulations concerning the transfer and registration of shares of the Corporation, and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

     The stock ledgers of the Corporation, containing the names and addresses of the Stockholders and the number of shares held by them respectively, shall be kept at the principal offices of the Corporation or at the offices of the transfer agent of the Corporation.

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     Section 4. Lost Certificates.

     In the case of loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

     Section 5. Dividends.

     The Board of Directors may from time to time declare, and the Corporation may then pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the Act and in its Certificate of Incorporation.

     Section 6. Working Capital.

     Before the payment of any dividends or the making of any distributions of the net profits, the Board of Directors may set aside out of the net profits of the Corporation such sum or sums as in their discretion they think proper, as a working capital or as a reserve fund to meet contingencies. The Board of Directors may increase, diminish or vary the capital of such reserve fund in their discretion.

ARTICLE VII.

SEAL

     There shall be no corporate seal.

ARTICLE VIII.

WAIVER OF NOTICE

     Whenever any notice is required to be given to any Stockholder or Director of the Corporation, a waiver signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE IX.

ACTION BY STOCKHOLDERS OR DIRECTORS
WITHOUT A MEETING

     Any action required to be taken at a meeting of the Stockholders of the Corporation, or any other action which may be taken at a meeting of the Stockholders, may be taken without a meeting, if a consent in writing setting forth the actions so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof. Such consent shall have the same effect and force as a vote of said Stockholders.

     Any action required to be taken at a meeting of the Board of Directors of the Corporation, or any other action which may be taken at a meeting of the Board of Directors, or

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any committee thereof, may be taken without a meeting if a consent in writing setting forth the actions so taken shall be signed by all of the members of the Board of Directors or committee, as the case may be. Such consent shall have the same effect and force as a unanimous vote of said Directors or committee.

ARTICLE X.

MISCELLANEOUS

     Section 1. Fiscal Year.

     The fiscal year of the Corporation shall be fixed, and may be changed, by resolution of the Board of Directors.

     Section 2. Notices.

     Except as otherwise expressly provided, any notice required by these Bylaws to be given shall be sufficient if given as provided in the General Corporation Law of Delaware.

     Section 3. Waiver of Notice.

     Any Stockholder or director may at any time, by writing or by fax, waive any notice required to be given under these Bylaws, and if any Stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice.

     Section 4. Voting Stock of Other Corporations.

     Except as otherwise ordered by the Board of Directors, the Chairman of the Board, Chief Executive Officer, President, Secretary or Treasurer, or any Vice President, Assistant Secretary or Assistant Treasurer, shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the Stockholders of any corporation of which the Corporation is a Stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting such person shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present.

ARTICLE XI.

AMENDMENTS

     The Board of Directors shall have the power to make, rescind, alter, amend and repeal these Bylaws, provided, however, that the Stockholders shall have power to rescind, alter, amend or repeal any bylaws and enact bylaws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors.

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V. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
XO COMMUNICATIONS, INC.

Pursuant to Sections 103 and 303
of the
Delaware General Corporation Law

*************

     XO COMMUNICATIONS, INC., a Delaware corporation, hereby certifies as follows:

     The original Certificate of Incorporation of NM Acquisition Corp. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on December 30, 1999 (the “Original Certificate of Incorporation”).

     The Original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on June 8, 2000 (the “First Amended and Restated Certificate of Incorporation”).

     The First Amended and Restated Certificate of Incorporation was further amended pursuant to the Certificate of Merger of NEXTLINK Communications, Inc. with and into the Corporation, pursuant to which the Corporation changed its name to “NEXTLINK Communications, Inc.,” which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of CONCENTRIC Network Corporation with and into NEXTLINK Communications, Inc., which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Correction, which was filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Designation relating to the Corporation’s Series G Cumulative Convertible Participating Preferred Stock, par value $.01 per share, and a Certificate of Designation relating to the Corporation’s Series H Convertible Participating Preferred Stock, par value $.01 per share, which were filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, pursuant to which the Corporation changed its name to “XO Communications, Inc.,” which was filed with the

Secretary of State of the State of Delaware on October 20, 2000 to be effective as of October 25, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on June 5, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of Internex Information Services, Inc., Delta Internet Services, Inc. and Anaserve, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of XO Technology Services, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001 (the First Amended and Restated Certificate of Incorporation, as so amended to date, the “Current Certificate of Incorporation”).

     The Current Certificate of Incorporation is hereby amended and restated pursuant to the order of the United States Bankruptcy Court, Southern District of New York in In re XO Communications, Inc., No. 02-12947, and the Plan of Reorganization confirmed therein in connection with the reorganization of the Corporation under Title 11 of the United States Code and in accordance with Sections 103 and 303 of the Delaware General Corporation Law.

     This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Current Certificate of Incorporation. The text of the Current Certificate of Incorporation is hereby amended and restated in its entirety as follows:

     1.     Name. The name of the corporation is:

XO COMMUNICATIONS, INC.

     XO Communications, Inc. is referred to as the “Corporation” hereafter in this Certificate of Incorporation.

     2.     Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     3.     Shares. The total number of shares of stock which the Corporation shall have authority to issue is One Billion and Two Hundred Million (1,200,000,000) shares which shall consist of: (i) One Billion (1,000,000,000) shares of Common Stock of the par value of one cent ($0.01) per share (the “Common Stock”) and (ii) Two Hundred

Million (200,000,000) shares consisting of undesignated Preferred Stock of the par value of one cent ($0.01) per share (the “Undesignated Preferred Stock”).

          (a) Common Stock

     The Common Stock is entitled to vote on all matters which come before the Stockholders. Each share of Common Stock shall have one (1) vote on all matters on which holders of Common Stock are entitled to vote.

     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.

          (b) Preferred Stock

     The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, the Undesignated Preferred Stock, are as follows:

     Undesignated Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Undesignated Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this paragraph 3, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

     (i)  the designation of the series and the number of shares to constitute each series;

     (ii)  the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

     (iii)  whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation;

     (iv)  the terms and amount of any sinking, retirement or purchase fund;

     (v)  the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

     (vi)  the voting rights (other than any voting rights that the Undesignated Preferred Stock may have as a matter of law);

     (vii)  any restrictions on the issue or reissue or sale of additional Undesignated Preferred Stock;

     (viii)  the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock);

     (ix)  the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

     (x)  such other special rights and privileges, if any, for the benefit of the holders of the Undesignated Preferred Stock, as shall not be inconsistent with provisions of this Certificate of Incorporation.

     All shares of Undesignated Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Undesignated Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (ix) inclusive above.

(c) Restrictions on Non-Voting Equity Securities

     Except with respect to securities issued pursuant to a plan of reorganization under Title 11 of the United States Code, the Corporation shall not issue non-voting equity securities until six months have elapsed from the date hereof and the Corporation has been advised by its counsel that it is no longer prohibited by Section 1123 from issuing non-voting equity securities.

     4.     Bylaws. In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the Stockholders or by a majority of the entire Board of Directors.

     5.     Registered Agent and Office. The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

Name	Address

Corporation Service Company	2711 Centerville Road
Wilmington, DE 19808

     6.     Directors. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

     7.     Indemnification.

     To the fullest extent permitted under federal law of the United States and the laws of the State of Delaware:

     (a)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (b)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 7.

     (c)  The indemnification and other rights set forth in this paragraph 7 shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

     (d)  Neither the amendment nor repeal of this paragraph 7, subparagraph (a), (b) or (c), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 7, subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph 7, subparagraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 7, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     8.     Limitation of Director Liability. A director shall have no liability to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the Corporation or its Stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 174 of the General Corporation Law of Delaware or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

     9.     Section 203 of the Delaware General Corporation Law. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its ______________this ___ day of ________ , 200__.

____________________________

VI. SUMMARY OF RETENTION BONUS PLAN

SUMMARY OF
XO COMMUNICATIONS, INC.
EMPLOYEE RETENTION AND INCENTIVE PLAN

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of XO Communications, Inc. (the “Company”) has established the Employee Retention and Incentive Plan (the “Plan”). The Plan will become effective upon the date (the “Effective Date”) that the Plan is filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); provided, however, that the effectiveness of the Plan shall be subject to the confirmation of the Company’s Plan of Reorganization by the Bankruptcy Court.

The primary purpose of the Plan is to is to encourage certain key employees of the Company to continue their employment with the Company during the period of the Company’s restructuring and to incentivise these employees to achieve certain corporate performance goals by establishing retention bonuses that may be paid to these employees upon completion of certain service requirements and the accomplishment of certain corporate performance objectives including the successful reorganization of the Company and achieving certain earnings objectives.

In adopting the Plan, it is the objective of the Board to enable the Company to maximize any federal tax deductions in connection with bonus payments to the Company’s most highly compensated executive officers taking into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Plan is designed to comply with the performance-based compensation exemption from Section 162(m), which denies federal tax deductions for annual compensation in excess of $1,000,000 paid by the Company to the Chief Executive Officer and any of the four other most highly compensated executive officers, unless such compensation is performance-based. In order to comply with the shareholder approval requirement of Section 162(m) and because the Company, in the reorganized form in which it will emerge from bankruptcy as a separate legal entity, does not currently have shareholders and will not have shareholders until after emergence, the Company has submitted the Plan and this Summary to the Bankruptcy Court for approval, which under Delaware law has the same effect as shareholder approval. The following description of the Plan is qualified in its entirety by the text of the Plan, filed herewith.

The Plan will be administered by the Compensation Committee (the “Plan Administrator”). The Plan Administrator will select Plan participants from among employees it determines to be key management employees or other employees who are determined to be important to the successful reorganization of the Company. Participants will be eligible to earn retention bonuses under the Plan (each, a “Retention Bonus”). There are approximately 821 employees of the Company that will be eligible for participation in the Plan.

The Plan provides that as soon as practicable following the Effective Date, the Plan Administrator shall designate the Plan participants, determine the potential maximum amount of each participant’s Retention Bonus (the “Maximum Bonus”) and notify such participants of their participation and their potential Retention Bonus amounts. Except as set forth below for Messrs. Akerson and Begeman and certain individuals who began employment with the Company or a subsidiary after April 1, 2002, Retention Bonuses will be earned and paid in three installments upon the accomplishment of the Company’s successful emergence from bankruptcy and the achievement of certain earnings targets after such emergence as follows:

•	Twenty-five percent (25%) of each participant’s Maximum Bonus (the “Emergence Bonus”) will be paid concurrent with the consummation of the plan of reorganization by the Bankruptcy Court and the Company’s emergence from Chapter 11 proceedings (the “Consummation Date”);

•	Up to thirty-seven and one half percent (37.5%) (the “Maximum First Bonus”) of each participant’s Maximum Bonus will be paid as soon as practical following the First Target Date (as defined below) (the “First Bonus”); and

•	Up to an additional thirty-seven and one half percent (37.5%) (the “Maximum Second Bonus”) of each participant’s Maximum Bonus will be paid as soon as practical following the Second Target Date (as defined below) (the “Second Bonus”).

The Retention Bonuses for Messrs. Akerson and Begeman shall be payable as follows. Mr. Akerson’s Emergence Bonus shall be equal to $750,000 and his Maximum First Bonus and Maximum Second Bonus shall be equal to zero. Mr. Begeman’s Emergence Bonus shall be equal to $250,000, his Maximum First Bonus shall be equal to zero and his Maximum Second Bonus shall be equal to $62,500. Certain participants who began employment with the Company or a subsidiary after April 1, 2002 may not be eligible for an Emergence Bonus but would be eligible to earn a First Bonus or Second Bonus on the First and Second Target Date.

The amount of a Participant’s First Bonus and Second Bonus will be calculated by the Plan Administrator, in its sole discretion, and will be based on the Company’s EBITDA (as defined below) reported for the two fiscal quarters immediately preceding the First Target Date and Second Target Date, as applicable, as follows:

•	If the sum of the Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date, as applicable, is less than 75% of the Target EBITDA (as defined below) for the First Target Date or the Second Target Date, as applicable, then the amount of the First Bonus and/or Second Bonus, as applicable, shall be zero and no Retention Bonus shall be paid with respect to such date(s).

•	If the sum of Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date, as applicable, is 75% to 100% of the Target EBITDA for the First Target Date or the Second Target Date, as applicable, then the amount of the First Bonus and/or Second Bonus, as applicable, shall be 75% of the Maximum First Bonus or Maximum Second Bonus, as applicable.

•	If the sum of Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date is greater than 100% of the Target EBITDA for the First Target Date or the Second Target Date, as

applicable, then the Maximum First Bonus and/or Maximum Second Bonus, as applicable, shall be paid with respect to such date(s).

Participants must be employed by the Company or a subsidiary on the Consummation Date, First Target Date and/or Second Target Date in order to receive an Emergence Bonus, First Bonus and/or Second Bonus, as applicable. Notwithstanding the foregoing, (1) if a participant is on an unpaid leave of absence on the date that the Emergence Bonus, First Bonus or Second Bonus is scheduled to be paid, then such participant will not be entitled to receive the applicable bonus until he or she has returned to active employment status, and (2) to the degree that a participant is on an unpaid leave of absence at any time from the Effective Date through the Second Target Date, the amount of any Retention Bonus for which they are eligible will be prorated for the number of days that such participant was actually on active employment status from the Effective Date through the Consummation Date, First Target Date and Second Target Date, as applicable. Participants who fail to return to active employment status within 180 days of the commencement date of their unpaid leave of absence will be deemed to have voluntarily terminated employment and will forfeit rights to any unpaid Retention Bonus.

“First Target Date” means (i) if the Consummation Date is on or before December 31, 2002, the date of the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the fiscal quarter ending March 31, 2003 or (ii) if the Consummation Date is after December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the second fiscal quarter ending after the Consummation Date.

“Second Target Date” means (i) if the Consummation Date is on or before December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the fiscal quarter ending September 30, 2003 or (ii) if the Consummation Date is after December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly or Annual Report on Form 10-Q or 10-K, as applicable (containing quarterly financial statements) for the fourth fiscal quarter ending after the Consummation Date.

“EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes, (d) total depreciation expense, (e) total amortization expense, (f) total restructuring-related fees and expenses and loss arising from fresh-start accounting, in each case determined in accordance with GAAP (an estimate of all of which is set forth in a Schedule hereto), and expenses related to the Employee Retention and Incentive Plan, and (g) other non-cash items reducing Consolidated Net Income (including, without limitation, management ownership allocation charge and non-cash deferred compensation) minus (ii) the sum of the amounts for such period of (a) gain arising from fresh-start accounting and the cancellation of indebtedness, in each case, determined in accordance with GAAP (an estimate of which gain is set forth in a Schedule hereto), and (b) other non-cash items increasing Consolidated Net Income, provided that the items described in clauses (i)(b), (i)(c), (i)(d), (i)(e), (i)(f), (i)(g), (ii)(a) and (ii)(b) shall be added or subtracted, as the case may be, only to the extent included in computing Consolidated Net Income. The terms Consolidated Net Income and Consolidated Interest Expense shall have the meanings assigned in the Amended and Restated Credit and Guaranty Agreement of the Company effective in conjunction with the completion of the Restructuring Transaction.

     “Target EBITDA” means the sum of the targets for the two fiscal quarters immediately preceding the First Target Date or Second Target Date, as applicable, as set forth in Exhibit A hereto.

The Consummation Date, First Target Date and Second Target Date are hereafter referred to collectively or individually as “Target Dates”.

The maximum amount available under the Plan for all Retention Bonuses is $25,000,000.

The Plan Administrator is authorized to reduce on a pro-rata basis or eliminate a Retention Bonus for any participant whose employment with the Company or a subsidiary is terminated (including on account of death or disability or voluntarily or termination with or without cause by the Company) prior to the applicable Target Dates. Following each Target Date, the Plan Administrator will certify in writing the degree to which performance targets were attained and the Retention Bonuses were earned and are payable to participants.

The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a participant is obtained, no such amendment or termination shall adversely affect any existing rights of such participant.

NEW PLAN BENEFITS

The table below sets forth the maximum amounts that may be earned under the Plan by the following individuals or groups, as applicable.

Name and Position	Dollar Value

Daniel F. Akerson	$750,000
Chairman and Chief
Executive Officer

Nathaniel A. Davis	$565,500	(1)
President and Chief
Operating Officer

R. Gerard Salemme	$325,000	(1)
Senior Vice President,
Regulatory and Legislative
Affairs

Michael S. Ruley	$343,750	(1)
Executive Vice President,
Market Sales Operations

Nancy Gofus	$343,750	(1)
Executive Vice President,
Marketing and Customer
Care

Executive Group	$3,966,900	(1)

Non-Executive Director Group	N/A

Non-Executive Officer	$21,007,732	(1)
Employee Group

(1)	Because the Plan Administrator has not yet fully determined the participation levels under the Plan for anyone other than Mr. Akerson, the amounts for the other individuals and the Non-Executive Officer Group listed in the New Plan Benefits Table are estimates made in good faith as of the date hereof.

EXHIBIT A

TARGETS

Fourth Quarter 2002 $5,561,000

First Quarter 2003 $6,958,000

Second Quarter 2003 $7,327,000

Third Quarter 2003 $11,923,000

Fourth Quarter 2003 $15,141,000

First Quarter 2004 $20,442,000

VII. RETENTION BONUS PLAN

XO COMMUNICATIONS, INC.
EMPLOYEE RETENTION AND INCENTIVE PLAN

1. PURPOSE

     The purpose of this XO Communications, Inc. Employee Retention and Incentive Plan (the “Plan”) is to encourage eligible employees of XO Communications, Inc. (the “Company”) to continue their employment with the Company during the period of the Company’s restructuring and to incentivise these employees to achieve certain corporate performance goals by establishing retention bonuses that may be paid to these employees upon completion of certain service requirements and the accomplishment of certain corporate performance objectives including the successful reorganization of the Company and achieving certain earnings objectives. Up to $25 million in the aggregate shall be available for the payment of retention bonuses under the Plan (each such bonus is hereafter referred to as a “Retention Bonus”). Exhibit A, attached hereto, sets forth the projected grade levels of employee participants, percentage of base salary used to determine each Participant’s Maximum Bonus (as such terms are defined below) (except for those Participants employed after April 1, 2002), number of employees in each grade level and aggregate bonus amount for each grade level.

2. EFFECTIVE DATE

     The Plan shall become effective upon the date (the “Effective Date”) that such Plan is filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), such court having jurisdiction over Chapter 11 cases currently pending with respect to the Company, as supplemental material to the Company’s plan of reorganization (the “Plan of Reorganization”); provided, however, that such Effective Date shall be subject to the subsequent effectiveness of an order by the Bankruptcy Court confirming the Plan of Reorganization.

3. ELIGIBILITY

     (a)  Only those employees of the Company who have received written notice from the Plan Administrator (as defined below) that they have been selected for participation in the Plan (each such employee a “Participant”) shall become eligible to earn a Retention Bonus under the Plan.

     (b)  Each Participant shall receive written notification of participation in the Plan following the Effective Date, which shall set forth the amount of the Retention Bonus that, subject to Sections 4 and 5 herein, the Participant may be eligible to receive.

4. AMOUNT AND PAYMENT OF RETENTION BONUSES

     (a)  As soon as practicable following the Effective Date, the Plan Administrator shall, in accordance with the parameters of Exhibit A hereto, designate the

Participants, determine the potential maximum amount of each Participant’s Retention Bonus (the “Maximum Bonus”), notify such Participants of their participation and their potential Retention Bonus amounts and shall set forth such amounts across from each Participant’s name on Exhibit B hereto; provided, however, that the Maximum Bonus for Participants employed by the Company or a subsidiary after April 1, 2002 may be based on a lesser percentage of base salary than set forth on Exhibit A. Except as specified on Exhibit B, each Retention Bonus, will be earned and paid in three installments as follows:

•	Twenty-five percent (25%) of each Participant’s Maximum Bonus (the “Emergence Bonus”) shall be paid concurrent with the consummation of the Plan of Reorganization by the Bankruptcy Court and the Company’s emergence from Chapter 11 proceedings (the “Consummation Date”);

•	Up to thirty-seven and one half percent (37.5%) (the “Maximum First Bonus”) of each Participant’s Maximum Bonus, as determined pursuant to Section 4(b) below, shall be paid as soon as practical following the First Target Date (as defined below) (the “First Bonus”); and

•	Up to an additional thirty-seven and one half percent (37.5%) (the “Maximum Second Bonus”) of each Participant’s Maximum Bonus, as determined pursuant to Section 4(b) below, shall be paid as soon as practical following the Second Target Date (as defined below) (the “Second Bonus”).

     The Plan Administrator must certify in writing as to the Company’s successful reorganization and emergence from Chapter 11 proceedings following the Consummation Date prior to the payment of any Emergence Bonus.

     (b)  The amount of a Participant’s First Bonus and Second Bonus will be calculated by the Plan Administrator, in its sole discretion, and will be based on the Company’s EBITDA (as defined below) reported for the two fiscal quarters immediately preceding the First Target Date and Second Target Date, as applicable, as follows:

•	If the sum of the Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date, as applicable, is less than 75% of the Target EBITDA (as defined below) for the First Target Date or the Second Target Date, as applicable, then the amount of the First Bonus and/or Second Bonus, as applicable, shall be zero and no Retention Bonus shall be paid with respect to such date(s).

•	If the sum of Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date, as applicable, is 75% to 100% of the Target EBITDA for the First Target Date or the Second Target Date, as applicable, then the amount of the First Bonus and/or Second Bonus, as applicable, shall be 75% of the Maximum First Bonus or Maximum Second Bonus, as applicable.

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•	If the sum of Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date is greater than 100% of the Target EBITDA for the First Target Date or the Second Target Date, as applicable, then the Maximum First Bonus and/or Maximum Second Bonus, as applicable, shall be paid with respect to such date(s).

The Plan Administrator must certify in writing as to the attainment of the EBITDA targets and the amounts of the Retention Bonuses for each Participant prior to payment. For example, if the Company attains 70% of its Target EBITDA with respect to the First Target Date and 110% of its Target EBITDA with respect to the Second Target Date, then each eligible Participant shall be paid 0% of the Maximum First Bonus and 100% of the Maximum Second Bonus.

     (c)  Notwithstanding the foregoing, (1) if a Participant is on an unpaid leave of absence on the date that the Emergence Bonus, First Bonus or Second Bonus is scheduled to be paid, then such Participant shall not be entitled to receive payment of the applicable bonus until he or she has returned to active employment status, and (2) if a Participant was on an unpaid leave of absence at any time during the period of the Effective Date through the Consummation Date, First Target Date or Second Target Date, then the amount of Emergence Bonus, First Bonus or Second Bonus to which such Participant shall be eligible shall be prorated for (A) the number of days that such Participant was on active employment status service from the Effective Date through the Consummation Date, First Target Date or Second Target Date, as the case may be, over (B) the number of days from the Effective Date through the Consummation Date, First Target Date or Second Target Date, as the case may be; provided, however, that, if such Participant does not return to active employment status within 180 days of the commencement date of his or her unpaid leave of absence, then such Participant will be deemed to have voluntarily terminated his or her employment effective as of the date that he or she commenced the leave of absence and shall forfeit rights to any unpaid Retention Bonus as of such date pursuant to Section 5(a).

     (d)  Notwithstanding anything herein to the contrary, no Participant shall earn or receive his or her applicable Emergence Bonus, First Bonus or Second Bonus unless such Participant is employed by the Company or a subsidiary on the Consummation Date, First Target Date or Second Target Date, as applicable, and has not suffered an unapproved lapse in employment from the Approval Date through the Consummation Date, First Target Date or Second Target Date, as applicable.

     (e)  Notwithstanding anything contained herein to the contrary and except as provided in Section 5, payments to a Participant of any kind whatsoever under any other plan or agreement of the Company or one of its subsidiaries or affiliates, including, without limitation, any benefits payable under any employment agreement between the Company and the Participant, that are specifically identified as or intended to be a retention bonus or retention payment for service to the Company prior to or following the confirmation of the Plan of Reorganization shall offset and reduce the value of any Retention Bonus payable hereunder to such Participant; provided, however, that payments to a Participant under and pursuant to either the Company’s Severance Pay Plan, or an employment agreement between the Company and a Participant existing, or approved by the Compensation Committee, as of the Effective Date, shall not be deemed to have been specifically identified as or intended to be a retention bonus or

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retention payment for service to the Company prior to or following the confirmation of the Plan of Reorganization and thus shall not reduce the value of any Retention Bonus payable hereunder.

     (f)  Definitions

     “First Target Date” means (i) if the Consummation Date is on or before December 31, 2002, the date of the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the fiscal quarter ending March 31, 2003 or (ii) if the Consummation Date is after December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the second fiscal quarter ending after the Consummation Date.

     “Second Target Date” means (i) if the Consummation Date is on or before December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the fiscal quarter ending September 30, 2003 or (ii) if the Consummation Date is after December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly or Annual Report on Form 10-Q or 10-K, as applicable (containing quarterly financial statements) for the fourth fiscal quarter ending after the Consummation Date.

     “EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes, (d) total depreciation expense, (e) total amortization expense, (f) total restructuring-related fees and expenses and loss arising from fresh-start accounting, in each case determined in accordance with GAAP (an estimate of all of which is set forth in a Schedule hereto), and expenses related to the Employee Retention and Incentive Plan, and (g) other non-cash items reducing Consolidated Net Income (including, without limitation, management ownership allocation charge and non-cash deferred compensation) minus (ii) the sum of the amounts for such period of (a) gain arising from fresh-start accounting and the cancellation of indebtedness, in each case determined in accordance with GAAP (an estimate of which gain is set forth in a Schedule hereto), and (b) other non-cash items increasing Consolidated Net Income, provided that the items described in clauses (i)(b), (i)(c), (i)(d), (i)(e), (i)(f), (i)(g), (ii)(a) and (ii)(b) shall be added or subtracted, as the case may be, only to the extent included in computing Consolidated Net Income. The terms Consolidated Net Income and Consolidated Interest Expense shall have the meanings assigned in the Amended and Restated Credit and Guaranty Agreement of the Company effective in conjunction with the completion of the Restructuring Transaction.

     “Target EBITDA” means the sum of the targets for the two fiscal quarters immediately preceding the First Target Date or Second Target Date, as applicable, as set forth in Exhibit C hereto.

5. TERMINATION OF EMPLOYMENT

     (a)  In the event a Participant’s employment with the Company and all subsidiaries is terminated by the Company or a subsidiary for Cause (as defined below) or by the

4

Participant for any reason prior to the Consummation Date, First Target Date or Second Target Date, as applicable, then such Participant shall be ineligible to receive and shall forfeit any portion of the Retention Bonus payable in respect of such dates which has not yet been paid as of such termination date. In the event a Participant’s employment with the Company and all subsidiaries is terminated by the Company or a subsidiary without Cause or if the Participant dies prior to the Consummation Date, First Target Date or Second Target Date, as applicable, then the Participant’s Emergence Bonus, First Bonus or Second Bonus, taking into account the Company’s achievement of reorganization and EBITDA, as applicable, shall be prorated for service from the Effective Date through the date of termination of employment with the Company (or death) over the number of days from the Effective Date through the Consummation Date, First Target Date or Second Target Date, as the case may be, and paid at the same time as such bonuses are paid to other Participants; provided, however that prorated Retention Bonuses shall only be paid with respect to the Emergence Bonus, First Bonus or Second Bonus that is due to be paid immediately after such termination and not with respect to any future bonus. For example, if a Participant dies after payment of the Emergence Bonus but prior to the First Target Date then a prorated First Bonus shall be paid, but no Second Bonus shall be paid to that Participant.

     (b)  “Cause” means a Participant’s (i) conviction of a felony involving an intentional act of fraud, embezzlement or theft in connection with his/her employment with the Company; (ii) intentional wrongful damage to property, contractual interests or business relationships of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company in violation of any agreement with or policy of the Company; or (iv) conduct contrary to the Company’s announced policies or practices (including those contained in the Company’s Employee Handbook) where either (x) the nature and/or severity of the conduct or its consequences typically would have resulted in immediate termination based on the Company’s established employee termination or disciplinary practices in place at the time or (y) the Participant has been provided with written notice detailing the relevant policy or practice and the nature of the objectionable conduct or other violation and within 20 business days of the receipt of such notice the Participant has not remedied the violation or ceased to engage in the objectionable conduct.

6. GENERAL PROVISIONS

     (a)  Payments under this Plan shall not constitute wages, and shall be paid by the Company from the general assets of the Company. No director, officer, agent or employee of the Company shall be personally liable in the event the Company fails to make any payments under this Plan. Notwithstanding anything in this Plan to the contrary, any payments to be made hereunder shall only be made as and to the extent the Company has adequate funding therefor.

     (b)  Payments under this Plan are subject to Federal, state and local income tax withholding and all other applicable federal, state and local taxes. The Company shall withhold, or cause to be withheld, from any payments made hereunder all applicable Federal, state and local withholding taxes and may require the employee to file any certificate or other form in connection therewith.

5

     (c) Nothing contained herein shall give any employee the right to be retained in the employment of the Company or any successor, or affect the Company’s right to dismiss any employee at will.

     (d)  This Plan is not a term or condition of any individual’s employment and no employee shall have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of this Plan as set forth herein.

     (e)  Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company.

     (f)  No person having a benefit under this Plan may assign, transfer or in any other way alienate the benefit, nor shall any benefit under this Plan be subject to garnishment, attachment, execution or levy of any kind. Any payments to be made hereunder in respect of a deceased Participant shall be paid to the Participant’s estate.

7. ADMINISTRATION

     (a)  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) unless the Board appoints another committee to administer the Plan (in either case, the “Plan Administrator”). The Plan Administrator must consist solely of two or more members of the Board appointed by the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan Administrator may delegate its authority under the Plan to any executive officer of the Company with respect to Participants who are not deemed to be “covered employees” of the Company within the meaning of Section 162(m) of the Code as of the Effective Date.

     (b)  Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Plan Administrator shall be final, binding and conclusive as to all persons. Subject to the limitations set forth in Sections 1, 3 and 4 hereof, the Plan Administrator may designate the individuals to be covered under the Plan.

     (c)  Neither the Plan Administrator nor any employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

6

8. APPLICABLE LAW

     This Plan and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of Delaware and applicable federal law.

9. AMENDMENT OR TERMINATION

     The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment or termination shall adversely affect any existing rights of such Participant.

[signature page follows]

7

As adopted by the Board and approved by the Plan Administrator on October      , 2002.

By:

Name:
Title:
(a member of the Plan Administrator)

By:

Name:
Title:
(a member of the Plan Administrator)

8

EXHIBIT A

	Projected
Projected Grade	Percentage of Base	Projected Employee	Projected Aggregate
Level	Salary	Count	Bonus Amount

E5	7.5%	418	$2,493,002

E6	10.0%	199	$1,850,631

E7	50.0%	111	$5,988,800

E8	50.0%	18	$1,154,800

S9	35.0%	3	$164,200

EX1	100.0%	51	$7,448,500

EX1S	100.0%	6	$1,059,800

EX1A	100.0%	5	$1,004,300

EX2,	125.0%	6	$1,810,600

EX3	125.0%	2	$687,500

EX4	150.0%	2	$1,312,500

Total:		821	$24,974,632

9

EXHIBIT B

Participant Name	Maximum Bonus

Notwithstanding anything set forth in Section 4(a) or (b) of the Plan to the contrary, for purposes of this Plan, (i) the following definitions shall apply to payments for which Daniel F. Akerson, the Company’s Chairman and Chief Executive Officer, shall be eligible: Emergence Bonus shall equal $750,000 (150% of Mr. Akerson’s annual base salary on the Effective Date); Maximum First Bonus shall equal zero; and Maximum Second Bonus shall equal zero, and (ii) the following definitions shall apply to payments for which Gary D. Begeman, the Company’s Senior Vice President, General Counsel and Secretary, shall be eligible: Emergence Bonus shall equal $250,000 (100% of Mr. Begeman’s annual base salary on the Effective Date); Maximum First Bonus shall equal zero; and Maximum Second Bonus shall equal $62,500 (25% of Mr. Begeman’s annual base salary on the Effective Date).

10

EXHIBIT C

TARGETS

Fourth Quarter 2002 $5,561,000

First Quarter 2003 $6,958,000

Second Quarter 2003 $7,327,000

Third Quarter 2003 $11,923,000

Fourth Quarter 2003 $15,141,000

First Quarter 2004 $20,442,000

11

VIII. SUMMARY MANAGEMENT INCENTIVE PROGRAM

SUMMARY OF
XO COMMUNICATIONS, INC.
2002 STOCK INCENTIVE PLAN

     In connection with the consummation of the Chapter 11 proceedings for XO Communications, Inc. (the “Company”). The Company will adopt an equity compensation plan for officers, directors and independent contractors of The Company in the form of the 2002 Stock Incentive Plan (the “Plan”), attached herewith.

Purpose

     The purpose of the Plan is to promote The Company’s success by providing a performance incentive for certain officers, employees, and individuals who provide services to The Company, and to enable these individuals to acquire or increase proprietary interest in our success through the grant of equity-based compensation awards, including stock options and restricted stock.

Administration and Terms of the Stock Option Plan

     The Compensation Committee of the Board of Directors (the “Board”) of The Company will administer the Plan (the “Plan Administrator”). The Board may remove members from, or add members to, the Compensation Committee or select another committee of the Board to administer the Plan at any time. The Compensation Committee (or such other committee) when acting in its capacity as administrator of the Plan is referred to herein as the Plan Administrator. The Board will fill all vacancies on the Plan Administrator, however caused.

     Within the parameters established by the Plan, the Plan Administrator has the sole discretion to determine all terms and conditions of stock option and restricted stock awards under the Plan. These determinations include:

•	selection of each individual receiving an award,

•	whether each award will be a grant of a stock option or restricted stock,

•	the number of shares available under each award,

•	the time or times at which, or the other performance criteria under which, each stock option grant may be exercised and each restricted stock award will no longer be subject to forfeiture, and

•	in the case of each stock option grant, the exercise price; provided, however, that the exercise price of the nonqualified stock options to be granted on or following the Company’s reorganization under chapter 11 of the Bankruptcy Code presided over by the United States Bankruptcy Court for the Southern District of New York (the “Plan of Reorganization”) covering [_____] shares of Common Stock [seven percent (7%) of the post-emergence outstanding on a fully diluted basis] (the “Bankruptcy Options”) (but not options covering shares forfeited under any Bankruptcy Option) shall have an exercise price no less than that allowed under the Plan of Reorganization, based upon the post-rights offering equity value ($475 million plus the amount subscribed to in the rights offering) of the Company assumed in connection with the Plan of Reorganization.

     Separate stock option and restricted stock awards under the Plan need not be identical in any respect, even when made simultaneously. The Plan Administrator will provide each award recipient with an agreement that describes the relevant terms of the award. Approximately 5,300 persons will be eligible to receive awards under the Plan.

     The Plan Administrator will act as the manager of the Plan, and possesses discretionary authority to determine all matters relating to stock option and restricted stock awards. The Plan Administrator will have the sole authority to interpret the provisions of the Plan, any award issued under the Plan, and any rule or regulation applicable to the Plan. The Plan Administrator’s interpretation will be conclusive and binding on all interested parties, so long as the interpretation and construction with respect to incentive stock options corresponds to the requirements of the Internal Revenue Code of 1986 and related Internal Revenue Service regulations.

     The Plan Administrator may modify or amend outstanding stock options and restricted stock awarded under the Plan. A modification or amendment, however, may not impair or diminish any of the rights of any award recipient or any of The Company’s obligations without the consent of the award recipient. Except as otherwise provided in the Plan, no outstanding award shall be terminated without the consent of the award recipient. In the case of an incentive stock option award, unless the award recipient agrees otherwise, any change or adjustment to an outstanding incentive stock option shall be made so as not to cause the option to cease qualifying as an incentive stock option.

     Unless terminated earlier, the Plan will terminate on the date that is ten years from the date of adoption by the Board, and no stock options or restricted stock may be awarded under the Plan on or after such date.

     The Board has reserved the right to terminate, modify, or amend the Plan. The Board, however, must obtain stockholder approval for any amendment that:

•	increases the number of shares of class A common stock available under the Plan,

•	changes the determination of who is eligible to receive stock option or restricted stock awards, or

•	requires stockholder approval under applicable law.

     The stock available for issuance under the Plan will be shares of authorized but unissued Common Stock of The Company. A total of [____] shares may be issued under the Plan [ten percent (10%) of the post-emergence outstanding on a fully diluted basis]. The maximum number of shares with respect to which awards may be made to any one individual in any calendar year may not exceed the total number of shares authorized for issuance under the Plan. When a stock option or restricted stock award expires, is forfeited or otherwise terminates for any reason, such number of expired or forfeited shares may again become available for award under the Plan.

     For tax purposes, The Company is required to withhold from an award recipient’s compensation or collect from such individual an amount for federal, state and local taxes resulting from the recipient’s compensation income, if any, at the time that a stock option is exercised or restricted stock ceases to be subject to forfeiture. The Company may require a recipient who receives shares of stock to reimburse it for any such taxes required to be withheld and may withhold any distribution in whole or in part until such reimbursement. In lieu of such withholding or reimbursement, The Company has the right to withhold from any other cash amounts due or to become due from The Company to the optionee an amount equal to such taxes or to retain and withhold a number of shares that have a market value not less than the amount of such taxes required to be withheld as reimbursement for any such taxes and cancel any such shares so withheld.

     In recognition that the possibility of a change of control exists and the desire to secure both the present and future continuity of management, the Plan provides that in certain circumstances after the reorganization and following the emergence of the Company unvested awards granted under the Plan will vest in full in connection with a change of control of the Company. Under the Plan:

•	awards granted to non-affiliated directors will vest in full immediately upon a change of control,

•	awards granted to employees whose employment is terminated without cause within one year of the change of control will vest in full, and

•	awards granted to certain officers (including our executive officers) whose employment is terminated without cause or by the officer for good reason (as defined in the Plan) within one year of the change of control will vest in full.

     For purposes of the Plan, a change of control generally includes certain mergers, consolidations, reorganizations, the sale of substantially all of The Company’s assets or acquisitions of 50% or more of the Company’s voting securities, other than as a result of the reorganization or transactions consummated in connection with the reorganization.

     The issuance of the additional shares of Common Stock upon the exercise of stock options or in connection with restricted stock awards is subject to registration with the Securities and Exchange Commission of such shares.

Stock Options

     The Plan authorizes the grant two types of stock options: incentive stock options and nonqualified stock options. Incentive stock options may be granted only to employees of the Company, including Board members who also are employees. Nonqualified options may be granted to employees and non-employee consultants, including non-employee Board members. Certain limitations apply to 10% stockholders.

     The purchase price per share of the Common Stock under each incentive stock option shall be not less than the fair market value of the Common Stock on the date the option is granted, except where the option is a substituted or assumed option from another Plan, and the exercise price relates to the original exercise price, in accordance with applicable provisions of the Internal Revenue Code. Certain additional limitations apply to 10% stockholders. The purchase price per share of a non-qualified stock option may be less than the fair market value of our Common Stock on the date the option is granted.

     The aggregate shares of Common Stock available to an optionee through incentive stock options that are exercisable for the first time during a calendar year may not exceed $100,000 in value. For purposes of this limit, the Common Stock must be valued at its fair market value as of the option grant date. To the extent an incentive stock option exceeds this limitation, it shall be considered a nonqualified stock option.

     An option holder desiring to exercise an option must notify the Company in writing of his or her intention to exercise an option for the number of shares specified in the notice and pay to the Company the full purchase price provided in the option. Payment of the purchase price may be by any method provided for in an optionee’s individual option agreement, which may provide that payments may be made in cash, by check, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price, or under the cashless exercise procedures set forth in the Plan.

     An optionee must exercise his or her option, if at all, before it expires. Each individual option agreement will specify a term after which such option expires. Such term may not exceed ten years (five years in the case of incentive stock options granted to a 10% stockholder). Notwithstanding an individual option agreement’s stated term, in most cases, an option will expire three months after termination of the employment of the individual to whom the option was granted (unless the termination is for cause, as defined in the Plan, in which case the option shall expire immediately). Special rules apply in the event of an optionee’s death or disability. An optionee’s right to exercise an option will vests over a period of continuous employment with Reorganized, as determined by the Plan Administrator.

     Options granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise), other than by will or applicable laws of descent and distribution. Nonqualified stock options, however, may be transferred for certain estate planning purposes. Options shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any option under the Plan, or any rights or privileges conferred by the Plan, contrary to the provisions of the Plan, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred by the Plan, such option will thereupon terminate and become void. No person may create a lien on any funds, securities, or other property held under the Plan.

Restricted Stock

     The Plan Administrator may award shares of restricted stock to eligible persons and may establish terms, conditions and restrictions applicable thereto. Subject to the restrictions on restricted stock, award recipients generally will have all the rights and privileges of a stockholder, including the right to vote such restricted stock.

     Each award of restricted stock will provide that the holder may not transfer the stock until certain conditions have been met. These conditions may require the award recipient to remain continuously employed with the Company for a certain period of time, much like the vesting provisions of a stock option. Conditions may also require satisfaction of specified individual or company-wide performance goals within a specified period of time. Shares of restricted stock generally will be subject to forfeiture to the extent that any conditions are not met. In the event of forfeiture, the restricted stock and any certificates that evidence the restricted stock will be canceled, and all rights of the award recipient to such shares and as a stockholder will terminate. In the case of performance goals, the Plan Administrator in its sole discretion will determine whether such goals have been achieved and when and if the transfer restrictions associated with any restricted stock awards may be removed.

     In the event that an award recipient resigns or is discharged from employment or service with the Company, the non-vested portion of the award will be forfeited completely.

     Upon the expiration of the restricted period with respect to any shares of restricted stock, a stock certificate that evidences the shares of Common Stock will be delivered without charge to the participant, or his or her beneficiary, free of all restrictions under the Plan.

Federal Income Tax Consequences Relating to the Plan

     The federal income tax consequences of an employee’s participation in the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to stock options granted under the Plan. The application of state and local income taxes and other federal taxes is not discussed. For individuals resident outside the United States, the tax consequences to the individual and to the Company are determined by the applicable tax laws of the foreign jurisdiction.

     Incentive Stock Options

     If an option granted under the Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes upon such a grant or exercise. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

     If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date of grant of such option or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be treated as a gain from the sale of stock and taxed at capital gain rates. The capital gain rates are subject to change.

     If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the purchase price, or (ii) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as gain from the sale of stock and taxed at capital gain rates if the optionee has held the shares for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

     In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

     The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in an optionee’s alternative minimum taxable income, even though it is not included in taxable income for purposes of determining the optionee’s regular tax liability. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

     Nonqualified Stock Options

     Nonqualified stock options granted under the Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

     The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a gain or loss from the sale of stock and taxed at the short or long-term capital gain or loss rates depending on how long the optionee has held the shares following the exercise of the option.

     In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

NEW PLAN BENEFITS

     Because the grant of awards under the Plan is completely within the discretion of the Plan Administrator, the Company cannot forecast the benefits or amounts that will be granted in the future nor the degree to which benefits and amounts would have been granted by the Plan Administrator in the last fiscal year had the Plan been in place at such time.

IX. MANAGEMENT INCENTIVE PROGRAM

XO COMMUNICATIONS, INC.
2002 STOCK INCENTIVE PLAN

     SECTION 1. Purpose. The purpose of this 2002 Stock Incentive Plan (this “Plan”) is to provide a means whereby XO Communications, Inc. (the “Company”) or any parent or subsidiary of the Company, as defined in Subsection 5.8 (the “related entities”), may continue to attract, motivate and retain selected employees, officers and independent contractors who can materially contribute to the Company’s growth and success, and to encourage stock ownership in the Company through the grant of (i) incentive stock options, (ii) nonqualified stock options and (iii) shares of restricted stock (or any combination thereof) (each, an “award”) with respect to the Common Stock of the Company (as defined in Section 3), so that such key employees and other persons and entities will more closely identify their interests with those of the Company and its stockholders.

     SECTION 2. Administration. This Plan shall be administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), unless (a) the Board shall resolve to administer this Plan itself or shall not have appointed, or revoked the appointment of, the Compensation Committee, in which case the Board shall administer the Plan or (b) the Board shall appoint or authorize another committee of the Board to administer this Plan, in which case such committee shall administer the Plan. The administrator of this Plan shall hereinafter be referred to as the “Plan Administrator.”

           2.1. Procedures. The Board may designate one of the members of the Plan Administrator as chairperson. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

           2.2. Responsibilities. Except for the terms and conditions explicitly required in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the awards to be granted under this Plan, including selection of the individuals to be granted awards, the number of shares to be subject to each award, the exercise price, and all other terms and conditions of the awards. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any award issued under this Plan, or of any rule or regulation promulgated in connection with this Plan, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options correspond to the requirements of Section 422 of the Internal Revenue Code (the “Code”), as amended, and the regulations thereunder.

Page 1 - STOCK OPTION PLAN

           2.3. Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan, and awards granted under this Plan, comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Section, the provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning other Plan participants.

     SECTION 3. Stock Subject to This Plan. The stock subject to this Plan shall be the Company’s Common Stock (the “Common Stock”), authorized but unissued or held or subsequently acquired by the Company as treasury shares. Subject to adjustment as provided in Section 7 of this Plan, the aggregate amount of Common Stock to be delivered pursuant to all awards granted under this Plan shall not exceed [     ] [ten percent (10%) of the post-emergence outstanding on a fully diluted basis] shares of Common Stock (the “Plan Maximum”). If any award granted under this Plan expires or is surrendered, canceled, terminated or exchanged for another award for any reason without having vested or having been exercised in full, as applicable, the undistributed shares subject to such expired, surrendered, canceled, terminated or exchanged award shall again be available for purposes of this Plan, including use as replacement awards that may be granted in exchange for such surrendered, canceled or terminated awards.

     SECTION 4. Eligibility. An incentive stock option may be granted only to an individual who, at the time the option is granted, is an employee of the Company (or a corporate related entity, as described in Section 5.8) and who the Plan Administrator may from time to time select for participation in this Plan. Members of the Board shall not be eligible for grants of incentive stock options unless they are also employees of the Company. At the discretion of the Plan Administrator, employees and independent contractors of the Company (including nonemployee directors) or any related entity may receive awards of nonqualified stock options and restricted stock. Notwithstanding anything to the contrary herein, the maximum number of shares of Common Stock with respect to which options may be granted to any individual in any calendar year shall not exceed the Plan Maximum, as such number may change from time to time. Any party to whom an option is granted under this Plan shall be referred to in this Plan as an “Optionee.” Any party to whom an award of restricted stock is granted under this Plan shall be referred to in this Plan as a “Holder”.

Page 2 - STOCK OPTION PLAN

     SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements that contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

           5.1. Number of Shares. The maximum number of shares that may be purchased pursuant to the exercise of each option shall be as established by the Plan Administrator.

           5.2. Price of Shares. The price per share at which each option is exercisable (the “exercise price”) shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price as follows:

                 5.2.1. Incentive Stock Options and Nonqualified Stock Options. With respect to incentive stock options intended to qualify under Section 422 of the Code, and subject to Subsection 5.2.2 below, the per share exercise price shall be not less than the fair market value of one share of the Common Stock at the time the option is granted, except with respect to the substitution of a new option for an old option, or an assumption of an old option, in accordance with Code Section 424(a). With respect to nonqualified stock options, the exercise price shall be the amount set by the Plan Administrator; provided, however, that the exercise price of the nonqualified stock options to be granted on or following the Company’s reorganization under chapter 11 of the Bankruptcy Code presided over by the United States Bankruptcy Court for the Southern District of New York (the “Plan of Reorganization”) covering [     ] shares of Common Stock [seven percent (7%) of the post-emergence outstanding on a fully diluted basis] (the “Bankruptcy Options”) shall have an exercise price no less than that allowed under the Plan of Reorganization, based upon the post-rights offering equity value ($475 million plus the amount subscribed to in the rights offering) of the Company assumed in connection with the Plan of Reorganization. Notwithstanding the foregoing, to the degree that any of the Bankruptcy Options are forfeited, such that the underlying shares are again available for issuance pursuant to awards under the Plan, the exercise price for any future nonqualified stock options relating to such forfeited shares shall be the amount set by the Plan Administrator without the price limitation set forth in the immediately preceding sentence.

                 5.2.2. Incentive Stock Options to Greater than 10% Shareholders. With respect to incentive stock options granted to greater than 10% shareholders of the Company, the exercise price shall be as required by Section 6.

                 5.2.3. Fair Market Value. The fair market value per share of the Common Stock for the purpose of determining the exercise price under this Section 5.2 shall be determined as follows:

                 (a) if the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the

Page 3 - STOCK OPTION PLAN

fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such system or exchange for the last market trading date prior to the time of determination as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable;

                 (b) if the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the high and low asked prices for the Common Stock on the last market trading date prior to the day of determination, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

                 (c) In the absence of an established market for the Common Stock, fair market value shall be determined by the Plan Administrator in good faith at the time the option is granted.

           5.3. Term, Maturity and Exercisability. Subject to the restrictions contained in Section 6 with respect to granting incentive stock options to greater than 10% shareholders of the Company, the term of each stock option shall be 10 years from the date it is granted unless a shorter period of time is established by the Plan Administrator, but in no event shall the term of any incentive stock option exceed 10 years. Options shall have such vesting and exercisability conditions as shall be determined by the Plan Administrator, in its sole discretion, and set forth in the written agreement evidencing such subsequent grant.

           5.4. Exercise. Subject to the vesting schedule as determined by the Plan Administrator, if any, and to any additional holding period required by applicable law, each option may be exercised in whole or in part; provided, however, that only whole shares will be issued pursuant to the exercise of any option. During an Optionee’s lifetime, any stock options granted under this Plan are personal to him or her and are exercisable solely by such Optionee, except as provided in Section 5.7. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

           5.5. Payment of Exercise Price. Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier’s check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

           The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted, including installment payments on such terms and over such period as the Plan Administrator may determine in its discretion. To the extent permitted by the Plan Administrator in its sole discretion, and if permitted by applicable laws and

Page 4 - STOCK OPTION PLAN

regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by:

           (a) delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

           (b) delivery of a full-recourse promissory note executed by the Optionee, provided that (i) such note delivered in connection with an incentive stock option shall, and such note delivered in connection with a nonqualified stock option may, in the sole discretion of the Plan Administrator, bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes; (ii) the Plan Administrator in its sole discretion shall specify the term and other provisions of such note at the time an incentive stock option is granted or at any time prior to exercise of a nonqualified stock option; (iii) the Plan Administrator may require that the Optionee pledge the Optionee’s shares to the Company for the purpose of securing the payment of such note and may require that the certificate representing such shares be held in escrow in order to perfect the Company’s security interest; (iv) the note provides that 90 days following the Optionee’s termination of employment with the Company or a related entity, the entire outstanding balance under the note shall become due and payable, if not previously due and payable; and (v) the Plan Administrator in its sole discretion may at any time restrict or rescind this right upon notification to the Optionee; or

           (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise; provided, that the Plan Administrator, in its sole discretion, may at any time determine that this Subparagraph (c), to the extent the instructions to the broker call for an immediate sale of the shares, shall not be applicable to any Optionee who is subject to Section 16(b) of the Exchange Act if such transaction would result in a violation of Section 16(b), or is not an employee at the time of exercise.

           5.6. Withholding Tax Requirement. The Company or any related entity shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company or a related entity for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company, or related entity, is so reimbursed. In lieu of such withholding or reimbursement, the Company (or related entity) shall have the right to withhold from any other cash amounts due or to become due from the Company (or related entity) to the Optionee an amount equal to such taxes or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld as reimbursement for any such taxes and cancel or

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sell (in whole or in part) any such shares so withheld on Optionee’s behalf. Alternatively, the Committee may, pursuant to certain procedures that it may establish from time to time, allow the Optionee to elect to have a number of shares, having a market value not less than the amount of such taxes required to be withheld, withheld and delivered to a broker to be sold into the market on the Optionee’s behalf with the proceeds being returned to the Company to reimburse the Company for payment of such taxes.

           5.7. Nontransferability of Option. Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution; provided, with respect to a non-qualified stock option, an Optionee may transfer the option to a revocable trust created by the Optionee for the benefit of his or her descendants, to an immediate family member or to a partnership in which only immediate family members or such trusts are partners. Options under this Plan shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred by this Plan, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred by this Plan shall be null and void. Notwithstanding the foregoing, an Optionee may during the Optionee’s lifetime, designate a person who may exercise the option after the Optionee’s death by giving written notice of such designation to the Plan Administrator. Such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

           5.8. Termination of Relationship. If the Optionee’s employment relationship with the Company or any related entity ceases for any reason other than termination for cause, death or permanent and total disability, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a period of three months after such cessation, that portion of the Optionee’s option which is exercisable at the time of such cessation. The Optionee’s option, however, shall terminate at the end of the three month period following such cessation as to all shares of Common Stock that have not been exercised, unless such provision is waived in the agreement evidencing the option or by resolution adopted by the Plan Administrator. If, in the case of an incentive stock option, an Optionee’s relationship with the Company or related entity changes (i.e., from employee to nonemployee, such as a consultant), such change shall constitute a termination of an Optionee’s employment with the Company or related entity and the Optionee’s incentive stock option shall terminate in accordance with this subsection. Upon the expiration of the three month period following cessation of employment, the Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period following such cessation beyond that specified above. If, however, in the case of an incentive stock option, the Optionee does not exercise the Optionee’s option within three months after cessation of employment, the option will no longer qualify as an incentive stock option under the Code.

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           Upon an Optionee’s termination of employment for cause, all of the optionee’s outstanding (i.e., unexercised) options issued under this Plan shall immediately expire and no longer be available for exercise. For purposes of this Section 5.8, “cause” means the Company or a related entity having cause to terminate an Optionee’s employment or service under any existing employment, consulting or any other agreement between the Optionee and the Company or related entity. In the absence of any such an employment, consulting or other agreement “cause” shall have the same meaning as set forth in subsection 8.1.4 herein.

           If an Optionee’s relationship with the Company or any related entity ceases because of a permanent and total disability, the Optionee’s option shall not terminate upon such Optionee’s cessation of employment but rather shall expire at the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). In the event of such permanent and total disability any incentive stock option held by the Optionee shall continue to be treated as an incentive stock option until its expiration. As used in this Plan, the term “permanent and total disability” has the same meaning provided in Code Section 22(e)(3).

           For purposes of this subsection 5.8, a transfer of relationship between or among the Company and/or any related entity shall not be deemed to constitute a cessation of relationship with the Company or any of its related entities. For purposes of this subsection 5.8, with respect to incentive stock options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee’s reemployment rights are guaranteed by statute or by contract.

           As used in this Plan, the term “related entity,” when referring to a subsidiary, shall mean any business entity (other than the Company) which, at the time of the granting of the option, is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain. When referring to a parent entity, the term “related entity” shall mean any entity in an unbroken chain of entities ending with the Company if, at the time of the granting of the option, each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain. In addition, with respect to an incentive stock option, the definition of “related entity” as used in this Plan shall apply by only considering entities that are corporations.

           5.9. Death of Optionee. If an Optionee dies while he or she has a relationship with the Company or any related entity or dies within the three month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal

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representative of his or her estate or by the person or persons to whom the Optionee’s rights under the option shall pass by will or by the applicable laws of descent and distribution.

           5.10. Status of Shareholder. Neither the Optionee nor any party to which the Optionee’s rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

           5.11. Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding incentive stock options granted under this Plan shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

           5.12. Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related entity or a predecessor corporation) exceeds $100,000, those options (or the portion of an option) beyond the $100,000 threshold shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service publicly rules, issues a private ruling to the Company, any Optionee, or any legatee, personal representative or distributee of an Optionee or issues regulations changing or eliminating such annual limit.

     SECTION 6. Greater Than 10% Shareholders.

           6.1. Exercise Price and Term of Incentive Stock Options. If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related entity, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document.

           6.2. Attribution Rule. For purposes of subsection 6.1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or

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indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

     SECTION 7. Restricted Stock Awards.

           7.1. Award of Restricted Stock.

                 7.1.1. The Plan Administrator shall have the authority (1) to grant awards of restricted stock to eligible individuals hereunder, (2) to issue or transfer restricted stock to such individual, and (3) to establish terms, conditions and restrictions applicable to such restricted stock, including the restricted period, which may differ with respect to each Holder, the time or times at which restricted stock shall be granted or become vested and the number of shares to be covered by each grant.

                 7.1.2. The Holder of a restricted stock award shall execute and deliver to the Company an award agreement with respect to the restricted stock setting forth the restrictions applicable to such restricted stock. If the Plan Administrator determines that the restricted stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (i) an escrow agreement satisfactory to the Plan Administrator, and (ii) the appropriate blank stock powers with respect to the restricted stock covered by such agreements. If a Holder shall fail to execute a restricted stock agreement and, if applicable, an escrow agreement and stock powers, the award shall be null and void. Unless otherwise determined by the Plan Administrator and subject to the restrictions set forth in Section 7.2, the Holder shall generally have the rights and privileges of a stockholder as to such restricted stock, including the right to vote such restricted stock. At the discretion of the Plan Administrator, cash dividends and stock dividends, if any, with respect to the restricted stock may be either currently paid to the Holder or withheld by the Company for the Holder’s account. Unless otherwise determined by the Plan Administrator, no interest will accrue or be paid on the amount of any cash dividends withheld. Unless otherwise determined by the Plan Administrator, cash dividends or stock dividends so withheld by the Plan Administrator shall be subject to forfeiture to the same degree as the shares of restricted stock to which they relate.

                 7.1.3. Upon the award of restricted stock, the Plan Administrator shall cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Plan Administrator. If an escrow arrangement is used, the Plan Administrator shall cause the escrow agent to issue to the Holder a receipt evidencing any stock certificate held by it registered in the name of the Holder.

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           7.2. Restrictions.

                 7.2.1. Restricted stock awarded to a Participant shall be subject to the following restrictions until vested at the expiration of the restricted period, and to such other terms and conditions as may be set forth in the applicable award agreement: (1) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (2) the shares shall be subject to the restrictions on transferability set forth in the award agreement; (3) the shares shall be subject to forfeiture to the extent provided in Section 7.4 and the award agreement and, to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

                 7.2.2. The Plan Administrator shall have the authority to remove any or all of the restrictions on the restricted stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the restricted stock award, such action is appropriate.

           7.3. Restricted Period. The restricted period for the restricted stock, after which the restricted stock shall be vested, fully transferable and no longer subject to forfeiture, shall commence on the date of grant and shall expire from time to time as to that part of the restricted stock indicated in a schedule established by the Plan Administrator and set forth in a written award agreement.

           7.4. Forfeiture Provisions. Except to the extent determined by the Plan Administrator and reflected in the underlying award agreement, in the event a Holder terminates employment with the Company and all related entities during a restricted period, that portion of the award with respect to which restrictions have not expired (“Non-Vested Portion”) shall be immediately forfeited to the Company.

           7.5. Delivery of Restricted Stock. Subject to Section 7.7 below, upon the expiration of the restricted period with respect to any shares of Common Stock covered by a restricted stock award, the restrictions set forth in Section 7.2 and the award agreement and the forfeiture provisions set forth in Section 7.4 shall be of no further force or effect with respect to shares of restricted stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the shares of restricted stock which have not then been forfeited and with respect to which the restricted period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder’s account with respect to such restricted stock and the interest thereon, if any.

           7.6. Stock Restrictions. Each certificate representing restricted stock awarded under the Plan shall bear the following legend until the end of the restricted period with respect to such stock:

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“Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of , between XO Communications, Inc. and . A copy of such Agreement is on file at the offices of XO Communications, Inc.”

Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

           7.7. Withholding Tax Requirement. The Company or any related entity shall have the right to retain and withhold from any distribution of Common Stock under this Plan, and sell, the number of shares having an equal value to the amount of taxes required by any government to be withheld or otherwise deducted and paid by the Company with respect to such distribution and cancel (in whole or in part) any such shares so withheld on Holder’s behalf. At its discretion, the Company may require a Holder receiving shares of Common Stock to reimburse the Company or a related entity for any such taxes required to be paid and may suspend any distribution in whole or in part until the Company, or related entity, is so reimbursed. In lieu of such withholding or reimbursement, the Company (or related entity) shall have the right to withhold from any other cash amounts due or to become due from the Company (or related entity) to the Holder an amount equal to such taxes. Moreover, the Company, in its sole discretion, may cancel and cause the complete forfeiture of any award hereunder with respect to which the recipient does not reimburse the Company, within a reasonable period of time (as determined by the Company), for any taxes required to be paid by the Company to any such government. To the extent the Company chooses to cancel any award for the failure to timely reimburse the Company for any taxes required to be paid by the Company, such award and any dividends or other attributes associated therewith shall be fully forfeited to the Company and the recipient shall have no further rights or interest in such award. Alternatively, the Committee may, pursuant to certain procedures that it may establish from time to time, allow the Holder to elect to have a number of shares, having a market value not less than the amount of such taxes required to be withheld, withheld and delivered to a broker to be sold into the market on the Holder’s behalf with the proceeds being returned to the Company to reimburse the Company for payment of such taxes.

     SECTION 8. Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which awards may be granted under this Plan, the number and class of shares covered by each outstanding award and the exercise price per share thereof (but not the total price), and each such award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

           8.1. Effect of Liquidation, Reorganization or Change in Control.

                 8.1.1. Cash, Stock or Other Property for Stock. Except as provided in subsection 8.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of

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Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option and any Non-Vested Portion of a restricted stock award granted under this Plan shall terminate. Notwithstanding the foregoing, the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such option in whole or in part, to the extent the vesting requirements set forth in this Plan have been satisfied, unless stated otherwise in the Optionee’s individual option agreement.

                 8.1.2. Conversion of Options on Stock for Stock Exchange. If the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted under this Plan shall be converted into options to purchase shares of Exchange Stock and any Non-Vested Portion of any restricted stock award will be converted into the right to acquire similarly restricted shares of Exchange Stock upon the surrender of such restricted stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options or restricted stock granted under this Plan shall not be converted into options to purchase or rights to acquire shares of Exchange Stock, but instead shall terminate in accordance with the provisions of subsection 8.1.1. The amount and price of converted options and the number of shares of restricted stock subject to an award shall be determined by adjusting the amount and price of the options granted under this Plan in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option and restricted stock agreements and the restrictions and forfeiture provisions shall continue to apply for the Exchange Stock.

                 8.1.3. Change in Control.

(a) In the event of an “Acceleration Change in Control”, as defined in Section 8.1.4 below, of the Company, except as provided in Section 8.1.3(b) or unless otherwise determined by the Board prior to the occurrence of such a Acceleration Change in Control, any shares of restricted stock and options or portions of such options outstanding as of the date such an Acceleration Change in Control is determined to have occurred that are not yet fully vested shall NOT become fully vested merely by the occurrence of an Acceleration Change in Control.

(b) Each option and share of restricted stock granted under the Plan shall

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provide that, unless otherwise expressly determined in a resolution duly adopted by the Board on the date of grant or such later date on which the Board may ratify such grant, such option and each such share of restricted stock shall (1) if the Optionee or Holder is a Nonaffiliate Director, immediately become fully vested and exercisable and no longer subject to any applicable restrictions or forfeiture provisions, as applicable, upon the occurrence of an Acceleration Change of Control of the Company or (2) if the Optionee or Holder is recognized by the Company or any of the related entities as a regular full time employee who is subject to U.S. income tax withholding or similar tax law of a foreign country, immediately become fully vested and exercisable and no longer subject to any applicable restrictions or forfeiture provisions, as applicable, upon the termination of the Optionee’s or Holder’s employment by the Company or any of the related entities without Cause during the Accelerated Vesting Period or, in the case of an Optionee or Holder who is an Executive, upon the termination of the Optionee’s or Holder’s employment by the Optionee or Holder for Good Reason during the Accelerated Vesting Period.

                 8.1.4. Definitions. For purposes of Section 8.1.3, the following defined terms shall have the following meanings:

           “Acceleration Change of Control” shall mean the occurrence of any of the following events:

(A)	The Company is merged or consolidated or reorganized into or with another company or other legal entity and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such company or person immediately after such transaction is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such sale or transfer, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights;

(B)	The Company sells or otherwise transfers all or substantially all of its assets to any other company or other legal entity, and as a result of such sale or other transfer of assets, less than a majority of the combined voting power of the then-outstanding securities of such company or person immediately after such sale or transfer is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such sale or transfer, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights;

(C)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than a Permitted

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Holder (as that term is defined below), has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the voting securities of the Company, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights;

(D)	The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(E)	Notwithstanding the foregoing provisions of subparagraphs (C) and (D) hereof, an “Acceleration Change of Control” shall not be deemed to have occurred solely because (x) the Company, (y) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (z) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of voting securities, whether in excess of 50% or otherwise, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership;

           “Accelerated Vesting Period” means the period beginning on the effective date of an Acceleration Change of Control and ending on the first anniversary of such effective date.

           “Cause” means (i) the conviction of a felony involving an intentional act of fraud, embezzlement or theft in connection with one’s duties or otherwise in the course of one’s employment with an Employer, (ii) the intentional and wrongful damaging of property, contractual interests or business relationships of an Employer, (iii) the intentional and wrongful disclosure of secret processes or confidential information of an Employer in violation of an agreement with or a policy of an Employer, or (iv) intentional conduct contrary to an Employer’s announced policies or practices (including those contained in the Corporation’s Employee Handbook) where either:

(A)	the nature and/or severity of the conduct or its consequences typically would have resulted in immediate termination based on the Corporation’s established employee termination or disciplinary practices in place on the Reference Date; or

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(B)	the employee has been provided with written notice detailing the relevant policy or practice and the nature of the objectionable conduct or other violation, and within 20 business days of the receipt of such notice the employee has not remedied the violation or ceased to engage in the objectionable conduct.

           “Executive” means any individual employed by the Company or any of the related entities in a position having a salary grade of EX3, EX2, EX1A or EX1B (adjusted as appropriate for any changes to the Company’s system of classifying its employees by salary grades implemented subsequent to the effective date of the Plan).

           “Good Reason” means that an Executive shall have made a good faith determination that one or more of the following has occurred:

(i)	any significant and adverse change in the Executive’s duties, responsibilities and authority, as compared in each case to the corresponding circumstances in place on the Reference Date;

(ii)	a relocation of the Executive’s principal work location as established on the Reference Date to a location that is more than 30 miles away from such location;

(iii)	a reduction in the Executive’s salary or target bonus percentage attributable to the Executive’s grade level within the Company or such other target bonus percentage as specified in any relevant employment or bonus agreement between the Company and the Executive that is not in either case agreed to by the Executive, or any other significant adverse financial consequences associated with the Executive’s employment as compared to the corresponding circumstances in place on the Reference Date; or

(iv)	a breach by any Employer of its obligations under any agreement to which the Employer and the Executive are parties that is not cured within 20 business days following the Employer’s receipt of a written notice from the Executive specifying the particulars of such breach in reasonable detail.

           “Icahn Family” means and includes: (i) Carl C. Icahn, his spouse, and his children; (ii) the current and former spouses of any person described in clause (i) of this definition; and (iii) the ancestors, siblings and descendants, whether by blood, marriage or adoption, of any person described in clause (i) or (ii) of this definition.

           “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

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           “Nonaffiliate Director” means a person who (i) is serving (or who has been elected or appointed and has agreed to serve) as a member of the Board, (ii) is not an officer or employee of the Company or any of the related entities or a beneficial owner of 10 percent or more of the outstanding common stock of the Company and (iii) was not elected or appointed as a member of the Board pursuant to or in connection with any contractual or other commitment on the part of the Company to cause such person to be elected or appointed, or to nominate or otherwise advance such person for election or appointment, as a member of the Board.

           “Permitted Holder” means and includes: (i) any member of the Icahn Family; (ii) any conservatorship, custodianship, or decedent’s estate of any member of the Icahn Family, (iii) any trust established for the benefit of any Person described in clause (i) or (ii) of this definition; and (iv) any corporation, limited liability company, partnership, or other entity, the controlling equity interests in which are held by or for the benefit of any one or more persons described in clause (i), (ii), or (iii) of this definition; and (v) any foundation or charitable organization established by a member of the Icahn Family, and having at least one director, trustee, or member who is a member of the Icahn Family.

           “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities

           “Reference Date” means the day before the effective date of any Acceleration Change of Control of the Company.

           8.2. Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

           8.3. Determination of Board to Be Final. All Section 8 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent of such adjustments, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause his or her incentive stock option issued under this Plan to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

           8.4. Adjustment/Acceleration not Applicable to Chapter 11 Reorganization. The adjustments, vesting acceleration and any other rights or requirements under this Section 8 shall not apply to the Company’s reorganization under chapter 11 of the Bankruptcy Code presided over by the United States Bankruptcy Court for the Southern District of New York or the Company’s successful emergence from chapter 11 or any other transaction consummated in connection with such reorganization or emergence.

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     SECTION 9. Securities Regulation. Shares shall not be issued with respect to an award granted under this Plan unless the exercise of such award and the issuance and delivery of such shares pursuant to such award shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares under this Plan or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

           As a condition to the distribution of shares of Common Stock pursuant to an award, the Company may require the recipient to represent and warrant at the time of any such distribution that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionees or Holders as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

           Should any of the Company’s capital stock of the same class as the stock subject to options or restricted stock granted under this Plan be listed on a national securities exchange, all stock issued under this Plan if not previously listed on such exchange shall be authorized by that exchange for listing on such exchange prior to the issuance of such stock.

     SECTION 10. Amendment and Termination.

           10.1. Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 8, the approval of the Company’s stockholders is necessary within 12 months before or after the adoption by the Board of any amendment which will:

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                 (a) increase the number of shares which are to be reserved for the issuance of options under this Plan;

                 (b) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

                 (c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act.

           Any amendment to this Plan that would constitute a “modification” to incentive stock options outstanding on the date of such amendment shall not be applicable to outstanding incentive stock options, but shall have prospective effect only, unless individual Optionees agree otherwise.

           10.2. Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the earlier of (a) the date on which this Plan is adopted by the Board or (b) the date on which this Plan is approved by the stockholders of the Company. No award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the award holder, alter or impair any rights or obligations under any award previously granted under this Plan.

     SECTION 11. Continuation of Employment. Nothing in this Plan or in any award granted pursuant to this Plan shall confer upon any Optionee or Holder any right to continue in the employ of the Company or of a related entity, or to interfere in any way with the right of the Company or of any related entity to terminate his or her employment or other relationship with the Company or a related entity at any time

     SECTION 12. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company’s stockholders any time within 12 months before or after the adoption of this Plan.

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X. SCHEDULE 8.1

[Intentionally Omitted—See Exhibit 2.1 of this Current Report on Form 8-K/A]